Exhibit 2.2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

VISTA OUTDOOR OPERATIONS LLC,

a Delaware limited liability company, as Acquiror

WAWGD, INC., (DBA FORESIGHT SPORTS, INC.),

a California corporation, as the Company

SCOTT WERBELOW, SCOTT WILSON, JON WATTERS, JOHN W. HOFFEE AND CHRIS KIRALY,

as the Seller Guarantors

THE PERSONS SET FORTH ON EXHIBIT 1 ATTACHED HERETO,

as the Sellers

WAWGD NEWCO, INC.,

a California corporation, as NewCo

and

FORTIS ADVISORS LLC

as the Seller Representative

Dated as of September 9, 2021

- i -

ARTICLE 4 Representations and Warranties of the Seller Guarantors, the Sellers and NewCo		51

4.1	Power, Authorization and Validity	51
4.2	Title	52
4.3	No Conflict	52
4.4	Litigation	53
4.5	Brokers	53

ARTICLE 5 Representations and Warranties of Acquiror		53

5.1	Organization and Good Standing	53
5.2	Power, Authorization and Validity	53
5.3	No Conflict	54
5.4	Litigation	54
5.5	Financing	54
5.6	Representations	54

ARTICLE 6 Company and Sellers Covenants		54

6.1	Exclusive Dealing	54
6.2	Advice of Changes	55
6.3	Maintenance of Business	56
6.4	Conduct of Business	56
6.5	Necessary Consents	58
6.6	Litigation	59
6.7	Access to Information	59
6.8	Satisfaction of Conditions Precedent	59
6.9	Company Disclosure Letter	59
6.10	R&W Insurance Policy	59
6.11	Release	60
6.12	Confidentiality	61
6.13	Non-Competition; Non-Solicitation	62
6.14	Bank Accounts	63
6.15	Affiliate Agreements	63
6.16	Tail Policy	63
6.17	Debt Financing	63
6.18	Restructuring	64

ARTICLE 7 Acquiror Covenants		64

7.1	Advice of Changes	64
7.2	Satisfaction of Conditions Precedent	64
7.3	Employee Benefit Matters	64
7.4	Indemnification of Company Directors and Officers	66
7.5	R&W Insurance Policy	66
7.6	Retention Bonus Payments	67
ARTICLE 8 Other Agreements		67
8.1	Tax Matters	67
8.2	Regulatory and Other Authorizations; Notices and Consents	70
8.3	Further Assurances	71

- ii -

ARTICLE 9 Conditions to Obligations of the Company, NewCo and the Sellers		72

9.1	Accuracy of Representations and Warranties	72
9.2	Covenants	72
9.3	Compliance with Law; No Legal Restraints	72
9.4	Government Consents	72
9.5	Closing Deliverables	72

ARTICLE 10 Conditions to Obligations of Acquiror		73

10.1	Accuracy of Representations and Warranties.	73
10.2	Covenants	73
10.3	No Material Adverse Effect	73
10.4	Compliance with Law; No Legal Restraints	73
10.5	Government Consents	74
10.6	Closing Deliverables	74
10.7	Employment Agreements	74
10.8	Restructuring	74
10.9	R&W Insurance Policy	74

ARTICLE 11 Termination of Agreement		74

11.1	Termination by Mutual Consent	74
11.2	Unilateral Termination.	74
11.3	Effect of Termination	75

ARTICLE 12 Non-Survival of Representations; Indemnification and Remedies		75

12.1	Survival	75
12.2	Agreement to Indemnify	76
12.3	Limitations	76
12.4	Notice of Claim	77
12.5	Resolution of Notice of Claim	77
12.6	Third Party Claims	78
12.7	Treatment of Indemnification Payments	79

ARTICLE 13 Miscellaneous		79

13.1	Governing Law	79
13.2	Assignment; Binding Upon Successors and Assigns	80
13.3	Severability	80
13.4	Counterparts	80
13.5	Other Remedies	80
13.6	Amendments and Waivers	80
13.7	Expenses	81
13.8	Attorneys’ Fees	81
13.9	Notices	81
13.10	Interpretation; Rules of Construction	82
13.11	No Additional Representations	83
13.12	No Joint Venture	83
13.13	Third Party Beneficiary Rights	83
13.14	Public Announcement	83
13.15	Entire Agreement	84

- iii -

13.16	WAIVER OF JURY TRIAL	84
13.17	Waiver of Conflicts; Attorney-Client Privilege	84
13.18	Seller Representative	85
13.19	Limited Guarantee	86

EXHIBITS

Exhibit 1	Sellers; Seller Guarantors
Exhibit 2	Restructuring Steps
Exhibit 3	Agreed Principles and Illustrative Working Capital Calculation
Exhibit 4	Form of Escrow Agreement
Exhibit 5	Form of Restrictive Covenant Agreement

- iv -

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 9, 2021 (the “Agreement Date”) by and among Vista Outdoor Operations LLC, a Delaware limited liability company (“Acquiror”), Scott Werbelow, Scott Wilson, Jon Watters, John W. Hoffee and Chris Kiraly (individually, a “Seller Guarantor”, and collectively the “Seller Guarantors”), the Persons set forth on Exhibit 1 attached hereto (each, a “Seller” and, collectively, the “Sellers”), WAWGD, Inc., (dba Foresight Sports, Inc.), a California corporation (the “Company”), WAWGD NEWCO, Inc., a California corporation (“NewCo”) and Fortis Advisors LLC, a Delaware limited liability company (the “Seller Representative”).

RECITALS

A. As of the Agreement Date, the Sellers own all of the issued and outstanding shares of Company Stock and all of the issued and outstanding Equity Interests of NewCo (the “NewCo Interests”).

B. Subject to the Rev. Proc. 2004-35 Filing, the Company has made a valid election under Section 1362(a) of the Code (and applicable provisions of state and local Law) to be treated as an S corporation within the meaning of Section 1361 of the Code.

C. Prior to the Closing Date, the Sellers, NewCo and the Company shall cause the transactions set forth on Exhibit 2 attached hereto to be effected in the manner set forth on Exhibit 2 (collectively, such transactions, the “Restructuring”).

D. As a result of the Restructuring and immediately prior to the Closing Date, NewCo will own all of the issued and outstanding Company Stock.

E. For U.S. federal and applicable state income Tax purposes, (i) the Contribution and the QSub Election are intended to be treated as an integrated transaction qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, consistent with Revenue Ruling 2008-18, 2008-113 C.B. 674, and as a result thereof, NewCo will be treated as the continuation of the Company and succeeding to the Company’s election pursuant to Section 1362 of the Code to be treated as an S Corporation within the meaning of Section 1361 of the Code, and (ii) the Conversion is intended to be a non-event.

F. Acquiror desires to purchase from NewCo and the Seller Guarantors and the Sellers desire to cause NewCo to sell to Acquiror, all of the issued and outstanding Company Stock, all upon the terms and conditions set forth in this Agreement (the “Stock Purchase”).

G. The applicable governing body of Acquiror, the Board of Directors of NewCo and the Board of Directors of the Company have determined that the Stock Purchase is in the best interests of their respective companies and shareholders and have approved and declared advisable this Agreement and the Stock Purchase.

H. Each of Seller Guarantors is the beneficiary of the respective Seller set forth opposite such Seller Guarantor’s name on Exhibit 1 attached hereto and will therefore derive substantial benefit from the consummation of the Stock Purchase and the Seller Ancillary Agreements, and each of the Seller Guarantors desire to enter into this Agreement in order to induce Acquiror to enter into this Agreement and the Acquiror Ancillary Agreements and to consummate the transactions contemplated hereby and thereby

I. Acquiror, NewCo, the Sellers, the Seller Guarantors and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase and to prescribe various conditions to the Stock Purchase.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“ACA” has the meaning set forth in Section 3.17(j).

“Accrued Bonuses” has the meaning set forth in definition of “Debt”.

“Acquiror” has the meaning set forth in the introductory paragraph of this Agreement.

“Acquiror Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Acquiror by an officer or officers of Acquiror at the Closing and each agreement or document (other than this Agreement) that Acquiror is to enter into as a party thereto pursuant to this Agreement.

“Acquiror Indemnified Person” and “Acquiror Indemnified Persons” has the meaning set forth in Section 12.2.

“Acquiror Plan” has the meaning set forth in Section 7.3(b).

“Acquiror Welfare Plans” has the meaning set forth in Section 7.3(c).

“Acquisition Proposal” means with respect to the Company, any Contract, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquiror), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company, Seller Guarantor or any Seller, by any Person or Group of any sale of the Company Stock or any other Equity Interests of the Company, or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business) or disposition of the assets of the Company in any single transaction or series of related transactions (other than sales of assets in the ordinary course of business); (C) any liquidation or dissolution of the Company, or any extraordinary dividend or distribution, whether of cash or other property; or (D) any other transaction that does or would reasonably be expected to impede or otherwise delay the Stock Purchase.

“Action” means any action, suit, litigation, arbitration, mediation, proceeding, prosecution, investigation, hearing, audit, examination or subpoena commenced, brought, conducted or heard by or before any court, arbitrator, mediator or other Governmental Authority or tribunal.

“Actual Adjustment” means (i) the Total Stock Purchase Consideration as finally determined pursuant to Section 2.4, minus (ii) the Estimated Total Stock Purchase Consideration.

“Adjustment Escrow Amount” means $300,000.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person, including a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary or another Subsidiary of a Person of which the first Person is also a Subsidiary; “control” (including the term

“controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.21.

“Agreed Principles” means the Agreed Principles listed on Exhibit 3.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Agreement Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws applicable to Acquiror, any Seller, any Seller Guarantor, the Company or any of the Company Subsidiaries that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Balance Sheet Date” means July 31, 2021.

“Bank Accounts” has the meaning set forth in Section 3.29.

“Base Amount” means an amount equal to $474,000,000.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in San Diego, California or New York, New York are authorized or obligated by Law or executive order to close.

“Calculation Time” means 12:01 a.m. (Pacific Time) on the Closing Date.

“CARES Act” has the meaning set forth in Section 3.28(a).

“Cause” means, with respect to any Earn-Out Recipient, the occurrence of one or more of the following: (A) the conviction or entry of a plea of nolo contendere with respect to a felony, or a misdemeanor involving moral turpitude that resulted in, or reasonably may be expected to result in, material economic or reputational harm to the Company or any of its Affiliates, (B) reporting to work at the Company’s or any of its Affiliates’ offices while materially impaired by the use of alcohol or drugs, (C) breach of fiduciary duty, gross negligence or willful misconduct with respect to the performance of such Earn-Out Recipient’s duties for Company, (D) any other material breach by such Earn-Out Recipient of this Agreement or any material breach of any other material written agreement with the Company or any of its Affiliates or any Company policy or (E) commission of theft, fraud, embezzlement, or misappropriation with regard to the Company or any of its Affiliates; provided, however, that no event described in clause (B), (C), (D) or (E) would constitute Cause unless (i) the Company has given such Earn-Out Recipient written notice of the termination, setting forth the conduct of such Earn-Out Recipient that is alleged to constitute Cause within thirty (30) days after the Company becomes aware of the occurrence of such conduct, (ii) the Company has provided such Earn-Out Recipient with thirty (30) days following the date on which such notice is provided to cure such conduct and (iii) such Earn-Out Recipient has failed to do so.“CERCLIS” has the meaning set forth in Section 3.19(c).

“Charter Documents” means, with respect to any limited liability company, the certificate or articles of formation and limited liability company agreement or operating agreement of such company; with respect to any corporation, the certificate or articles of incorporation and the bylaws of such corporation; and with respect to any other entity, the equivalent governing documents.

“Claim” has the meaning set forth in Section 12.4(a).

“Closing” means the closing of the transactions to consummate the Stock Purchase.

“Closing Cash” means, as of the Calculation Time, the aggregate cash and cash equivalents of the Company net of any Trapped Cash, calculated in accordance with the Agreed Principles.

“Closing Date” means the third (3rd) Business Day (or such other date as the parties hereto may agree in writing) following the satisfaction or waiver by the party entitled to waive the same of the conditions set forth in Article 9 and Article 10 (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions).

“Closing Debt” means, as of the Calculation Time, the Debt of the Company, calculated in accordance with the Agreed Principles.

“Closing Net Working Capital” means, as of the Calculation Time, the Company Net Working Capital, calculated in accordance with the Agreed Principles.

“Closing Net Working Capital Shortfall” means the amount by which the Estimated Net Working Capital exceeds the Closing Net Working Capital.

“Closing Net Working Capital Surplus” means the amount by which the Closing Net Working Capital exceeds the Estimated Net Working Capital.

“Closing Transaction Expenses” means, as of the Calculation Time, the Transaction Expenses, calculated in accordance with the Agreed Principles.

“COBRA” has the meaning set forth in Section 3.17(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company at the Closing and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Benefit Arrangement” has the meaning set forth in Section 3.17(a).

“Company Business” means the design, development, manufacture, distribution or sale of sports performance analysis and game enhancement technologies, including launch monitors, simulators, performance/entertainment software, and smart mobility solutions.

“Company Charter Documents” has the meaning set forth in Section 3.1.

“Company Data and Data Sets” has the meaning set forth in Section 3.14(g).

“Company Disclosure Letter” has the meaning set forth in Section 6.9.

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Financial Statements” means (A) the Company’s unaudited balance sheet, statement of operations, statement of stockholder’s equity and statement of cash flows for each of the fiscal years ended 2018, 2019 and 2020 and (B) the Company Balance Sheet and the Company’s unaudited statement of operations, statement of stockholder’s equity and statement of cash flows for the seven (7) months ended on the Balance Sheet Date, and any notes to the foregoing financial statements.

“Company Indemnification Provisions” has the meaning set forth in Section 7.4(a).

“Company Indemnified Parties” has the meaning set forth in Section 7.4(a).

“Company Material Contract” has the meaning set forth in Section 3.12.

“Company Net Working Capital” means, at any time, without duplication, (A) the current assets of the Company (not including (i) Closing Cash or (ii) assets related to Taxes and deferred Tax assets), less (B) the current liabilities of the Company (including customer pre-paid deposits and reimbursement obligations relating to credit cards, provided that credit cards are used solely for business purposes, and not including (i) Debt, (ii) Transaction Expenses or (iii) Liabilities related to income Taxes and deferred Tax Liabilities), in each case, based on the Agreed Principles and the same current asset and current liability line items as referenced on the illustrative working capital calculation attached hereto as Exhibit 3.

“Company Net Working Capital Target” means $2,917,000.

“Company Sensitive Information” has the meaning set forth in Section 3.14(c).

“Company Shareholder” means a holder of any Company Stock.

“Company Software” has the meaning set forth in Section 3.14(f).

“Company Stock” means, as of any time, the Company’s issued and outstanding Equity Interests.

“Company Subsidiary” means a Subsidiary of the Company.

“Confidential Information” has the meaning set forth in Section 6.12.

“Contested Claim” has the meaning set forth in Section 12.5(b).

“Continuing Employee” has the meaning set forth in Section 7.3(a).

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, permit, mortgage, guarantee, purchase order, insurance policy, benefit plan or commitment or undertaking of any nature, in each case as amended, supplemented or otherwise modified.

“Contribution” has the meaning set forth on Exhibit 2.

“Conversion” has the meaning set forth on Exhibit 2.

“Copyleft Software” means any software code that is distributed under Open License Terms that: (A) require, as a condition of use, modification, and/or distribution, that other software code incorporated into, derived from or distributed with such software code also be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making modifications or derivative works, or (iii) redistributable at no charge; or (B) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Acquiror to use or modify the Company’s products or services or distribute the Company’s products or services under terms chosen by Acquiror.

“COVID Related Deferrals” means any Tax Liabilities or other amounts for or allocable to a Pre-Closing Tax Period, or portion of a Straddle Period ending on the Closing Date, the payment of which is deferred, to a taxable period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act or any other Law or executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19.

“COVID-19” means the novel coronavirus (SARS CoV-2019) known as COVID-19 or any evolution thereof.

“COVID-19 Order” means any mandate of a Governmental Authority, order or Law issued, adopted or in force regarding COVID-19, including, any “shelter in place,” “stay home” or other restrictions on the freedom of activities of individuals or businesses.

“Damages” means any and all damages, Liabilities, losses, costs, penalties, expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs and other out-of-pocket expenses (including such fees and costs incurred in connection with enforcing the provisions of this Agreement)), demands, claims, suits, actions, Taxes, judgments, deficiencies, interest, awards, fines, notices of violation or noncompliance, causes of action, proceedings and assessments, except for punitive damages (unless specifically awarded pursuant to a final judgment by an arbitrator or Governmental Authority to a third party and paid to such third party by an Acquiror Indemnified Person).

“Debt” means, with respect to any Person, the aggregate of the following: (A) any Liability of such Person (1) for borrowed money (including the current portion thereof and amounts outstanding under any overdraft facilities), (2) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility (excluding credit card obligations, provided that credit cards are used solely for business purposes), (3) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (4) for off balance sheet Liabilities, (5) for the deferred purchase price of property, services, goods or securities (including seller notes, earn-out payments, contingent bonuses or similar obligations), (6) under any capitalized, synthetic or financial leases, (7) under any financial hedging, swap, future derivative, put, call, forward purchase or sale transaction, fixed price contract or similar arrangements that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities, (8) for the amount by which any employee defined benefit pension plan, employee pension benefit plans, nonqualified deferred pension plans and similar pension obligations is underfunded; (9) for amounts owed under the Company’s education assistance plan; (10) for amounts classified as noncurrent liabilities in accordance with U.S. GAAP, other than those items set forth on Schedule 1.1(a); (11) all COVID Related Deferrals; and (12) all accrued but unpaid bonuses for the 2020 and 2021 calendar year owed to any individual (the “Accrued Bonuses”) that remain unpaid as of the Closing and the employer portion of any payroll, social security, unemployment and similar Taxes related to the amounts payable to such individuals; (B) any Liability described in clause (A) of other Persons to the extent guaranteed by such first Person, or recourse to such first Person or any of its assets, or that is otherwise the legal liability of such first Person. Debt includes (without duplication) (i) any and all accrued interest, Liabilities, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment, retirement or termination of any Debt for borrowed money and (ii) any and all amounts of the nature described in clauses (A)(1)-(3) owed by such Person to any of its Affiliates including any of its stockholders; and (C) all accrued and unpaid income Taxes of the Company for any Pre-Closing Tax Period or portion of any Straddle Period ending on or before the Closing Date, in each case, calculated in accordance with U.S. GAAP and on the assumption that any Straddle Period ends on the Closing Date. For clarity, with respect to the Company, Debt excludes (x) any Liabilities included as a current liability in Closing Net Working Capital and (y) any Liabilities included as a Transaction Expense (and any portion of the Liabilities described in the Transaction Expenses definition which the Acquiror shall bear consistent therewith).

“Debt Financing” has the meaning set forth in Section 6.17.

“Deficiency” has the meaning set forth in Section 2.4(c)(ii).

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“Earn-Out Net Sales” means (A) gross sales of the Company minus (B) applicable sales returns, allowances and discounts, calculated in a consistent manner with past practice and, except as set forth on Schedule 1.1(b), compliant with U.S. GAAP. For the avoidance of doubt, sales by the Company to Acquiror post-Closing will be treated as external sales consistent with prior practice for the purposes of calculating Earn-Out Net Sales and will not be eliminated.

“Earn-Out Payment” has the meaning set forth in Section 2.5(a).

“Earn-Out Period” has the meaning set forth in Section 2.5(a).

“Earn-Out Recipient” has the meaning set forth in Section 2.5(a).

“Earn-Out Statement” has the meaning set forth in Section 2.5(c).

“Earn-Out Target” has the meaning set forth in Section 2.5(b)(ii).

“Earn-Out Threshold” has the meaning set forth in Section 2.5(b)(i).

“Electronic Data Room” means the electronic data room established by the Sellers and the Seller Guarantors in connection with the transactions contemplated hereby located at https://secure.caplinked.com/workspaces/foresight-sports-workspace/files.

“Employment Agreements” means the Employment Agreements entered into by and between Acquiror and each Key Employee, which have been executed as of the Agreement Date and shall become effective upon the Closing.

“Encumbrance” means any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, title retention device, collateral assignment, option, right of first refusal, preemptive right, community property interest or other similar encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, proprietorship or company (including any company limited by shares, limited liability company or joint stock company).

“Environmental Claims” means any claims, notices of noncompliance or violation or Actions by any Governmental Authority or Person alleging any liability arising under any Environmental Law or demanding payment, contribution, indemnification, remedial action, removal action, financial assurance or any other action or inaction with respect to any actual or alleged environmental damage, condition or event or injury to persons, property or natural resources.

“Environmental Law” means any applicable Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Environmental Permits” has the meaning set forth in Section 3.19(a).

“Environmental Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Equitable Exceptions” has the meaning set forth in Section 3.3(c).

“Equity Interests” means: (A) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (B) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests, phantom interests, and beneficial interests; and (C) any warrants, stock appreciation rights, options, units, or any other equity or equity-based compensation, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Entity which is a member of: (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Escrow Agent” means Delaware Trust Company, a division of CSC.

“Escrow Agreement” means the Escrow Agreement entered into on the Closing Date among Acquiror, the Escrow Agent and NewCo, the form of which is attached hereto as Exhibit 4.

“Estimated Closing Cash” means the Company’s good faith estimate of the Closing Cash, as set forth on the Estimated Closing Statement.

“Estimated Closing Debt” means the Company’s good faith estimate of the Closing Debt, as set forth on the Estimated Closing Statement.

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a)(i).

“Estimated Net Working Capital” means the Company’s good faith estimate of the Closing Net Working Capital, as set forth on the Estimated Closing Statement.

“Estimated Net Working Capital Shortfall” means the amount, if any, by which the Estimated Net Working Capital, as set forth in the Estimated Closing Statement, is less than the Company Net Working Capital Target.

“Estimated Net Working Capital Surplus” means the amount, if any, by which the Estimated Net Working Capital, as set forth in the Estimated Closing Statement, exceeds the Company Net Working Capital Target.

“Estimated Total Stock Purchase Consideration” means an amount equal to (A) the Base Amount plus (B) the Estimated Net Working Capital Surplus (if any), minus (C) the Estimated Net Working Capital Shortfall (if any) minus (D) the Estimated Transaction Expenses plus (E) the Estimated Closing Cash minus (F) the Estimated Closing Debt.

“Estimated Transaction Expenses” means the Company’s good faith estimate of the Closing Transaction Expenses, as set forth on the Estimated Closing Statement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” means the Liabilities set forth on Schedule 1.1(c).

“Existing Employment Agreements” has the meaning set forth in Section 3.12(h).

“Export Control and Sanctions Laws” has the meaning set forth in Section 3.15(e).

“Final Closing Cash” means the Closing Cash, as finally agreed or determined in accordance with Section 2.4(b).

“Final Closing Debt” means the Closing Debt, as finally agreed or determined in accordance with Section 2.4(b).

“Final Net Working Capital” means the Closing Net Working Capital as finally agreed or determined in accordance with Section 2.4(b).

“Final Transaction Expenses” means the Closing Transaction Expenses, as finally agreed or determined in accordance with Section 2.4(b).

“FLSA” has the meaning set forth in Section 3.16(a).

“Fraud” means common law fraud (with scienter), as determined under Delaware Law.

“Fundamental Representations of the Company” means the representations and warranties of the Company set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Company Subsidiaries), Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization of the Company), Section 3.5(a) (No Conflicts With Charter Documents) and Section 3.18 (No Brokers).

“Fundamental Representations of the Sellers” means the representations and warranties of the Sellers and the Seller Guarantors set forth in Section 4.1 (Power, Authorization and Validity), Section 4.2 (Title) and Section 4.5 (Brokers).

“Good Reason” means, with respect to any Earn-Out Recipient, the occurrence of one or more of the following without such Earn-Out Recipient’s consent: (A) the Company reduces the amount of such Earn-Out Recipient’s base salary, unless the reduction is in the same proportion required of all corporate officers including Acquiror’s named executive officers; (B) the Company changes such Earn-Out Recipient’s primary place of work to a location that is more than thirty (30) miles from such Earn-Out Recipient’s present primary place of work, (C) the Company changes such Earn-Out Recipient’s title or otherwise reduces such Earn-Out Recipient’s responsibilities in a manner that is materially inconsistent with the positions such Earn-Out Recipient holds, or (D) the Company materially breaches any written agreement between the Company or any of its Affiliates and such Earn-Out Recipient; provided, however, that no event described in clause (A), (B), (C), or (D) would constitute Good Reason unless (i) such Earn-Out Recipient has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days after the occurrence of such conduct, (ii) such Earn-Out Recipient has provided the Company with thirty (30) days following the date on which such notice is provided to cure such conduct, and (iii) the Company has failed to do so.

“Governmental Authority” means any: (A) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign or other government; (C) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (D) Entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities, in each case with legally-binding jurisdiction and authority over the applicable Person.

“Governmental Permits” has the meaning set forth in Section 3.15(b).

“Group” means the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Illegal Business Practice Laws” means, collectively, all anti-bribery, anti-corruption, anti-fraud and anti-money laundering Laws to which the Company is subject, including Chapter 11 of Title 18 of the United States Code, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, all U.S. foreign Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and any other Laws, including those of any state, province or municipality, that prohibit the (A) corrupt payment, transfer, or offer, promise, or authorization of, or acquiescence in, directly or indirectly, the payment, transfer or provision, of anything of value (including gifts or entertainment) to, or for the benefit or at the behest of, any representative of a Governmental Authority or commercial entity or (B) any other illegal payment or provision, or any illegal offer, promise or authorization of, or acquiescence in, anything of value or any other payment in connection with any business activity of the Company, including any pay-for-play practices; in each case, whether to obtain or maintain any business opportunity or advantage, prevent or limit any business disadvantage or detriment or otherwise.

“Indemnifiable Matters” has the meaning set forth in Section 12.2.

“Information Privacy and Security Laws” means all applicable Laws relating to privacy, data privacy, data protection, data security, anti-spam, and consumer protection, and all regulations promulgated by any Governmental Authority thereunder, including, GDPR, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security Laws, state social security number protection Laws, state data breach notification Laws, and Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing) and all equivalent applicable Laws of any other jurisdiction.

“Insurance Policies” has the meaning set forth in Section 3.23(a).

“Indemnifying Persons” has the meaning set forth in Section 12.6(a).

“Intellectual Property” means intellectual property and other similar intangible rights in all of the following in any jurisdiction throughout the world: (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (B) all trademarks, service marks and trade names, all applications, registrations, and renewals in connection therewith, and including all goodwill associated with any of the foregoing; (C) all copyrights, and all applications, registrations, and renewals in connection therewith; (D) all mask works and all applications, registrations, and renewals in connection therewith; (E) all trade secrets and confidential business information, know-how, and any other information that derives independent economic value (actual or potential) from not being generally known to and not being readily ascertainable by proper means by a person able to obtain economic value from its use or disclosure; (F) Software; (G) data, datasets and databases; (H) hardware;; and (I) all other intellectual and related proprietary rights, whether protected, created, or arising by operation of law, in each case whether (i) granted under common law or by statute; (ii) registered or unregistered; (iii) published or unpublished; and (iv) including (1) all registrations, recordings, applications, rights to obtain renewals, derivations, continuations, reissues, extensions thereof; and (2) all rights to sue for past, present or future misuses, misappropriations, or infringements thereof.

“IP Inbound Licenses” has the meaning set forth in Section 3.14(a)(iii).

“IP Licenses” has the meaning set forth in Section 3.14(a)(iii).

“IP Outbound Licenses” has the meaning set forth in Section 3.14(a)(ii).

“IT Systems” means the information and communications technologies used by the Company, including hardware, Software and networks.

“Key Employees” means each of the following individuals: Jon Watters, Scott Werbelow, Chris Kiraly and Paulo Merloti.

“Knowledge” means the actual knowledge of the executive officers of an Entity of a particular fact, circumstance, event or other matter in question, and the knowledge such individuals would have after having inquired with, and asking for known information of, the direct reports of such individual who have primary responsibility for the fact or matter in question; provided, that, solely for purposes of the representation and warranties of the Company set forth in Section 3.14, an individual’s knowledge of a particular fact, circumstance, event or other matter in question shall not be deemed to include such knowledge an individual would have after having conducted or obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means, collectively, all foreign, federal, state, local or municipal laws, common law, statutes, ordinances, regulations, constitutions, treaties, and rules, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.22(b).

“Leases” has the meaning set forth in Section 3.22(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including any Liability for Taxes.

“Lookback Date” means January 1, 2017.

“Material Adverse Effect” means, when used in connection with an Entity, any Occurrence that, individually or in the aggregate, taking into account all other Occurrences, is, or is reasonably likely to be, materially adverse (A) in relation to the financial condition, assets (including intangible assets), liabilities, business, operations or results of operations of such Entity, taken as a whole, or (B) on the ability of such Entity to consummate the Stock Purchase or the other transactions contemplated by this Agreement, except, in each case, to the extent that any such Occurrence directly or indirectly results from, arises out of, is attributable to or related to any one or more of the following: (1) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (2) conditions (or changes in such conditions) in the industries in which such Entity conducts business; (3) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (4) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, disease outbreaks, epidemics and pandemics (including COVID-19) or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (5) changes in any applicable Law (or the interpretation thereof) or changes in U.S. GAAP or other accounting standards (or the interpretation thereof); (6) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (7) any actions taken or failure to take action, in each case, which Acquiror has approved, consented to or requested in writing, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; (8) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; or (9) any failure of the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance metrics (but not, in each case, the underlying cause of such failure, unless such failure would otherwise be excepted from this definition); provided, however, that any Occurrence referred to in clauses (1) through (5) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such Occurrence has a disproportionate effect on such Entity compared to other participants in the industries in which such Entity conducts business; provided, further, that any Occurrence referred to in clauses (3) and (4) above shall only take into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur the extent to which such Occurrence has a disproportionate effect on such Entity compared to other participants in the same geographic regions in which such Entity conducts business.

“Material Customers” has the meaning set forth in Section 3.26.

“Material IP Inbound Licenses” has the meaning set forth in Section 3.14(a)(iii).

“Material IP Licenses” has the meaning set forth in Section 3.14(a)(iii).

“Material IP Outbound Licenses” has the meaning set forth in Section 3.14(a)(ii).

“Material Suppliers” has the meaning set forth in Section 3.26.

“Materials of Environmental Concern” means (A) chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law, or that is listed, classified or regulated as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning or effect under any Environmental Law, (B) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (C) any explosives or any radioactive materials, (D) asbestos in any form, (E) polychlorinated biphenyls, (F) per- and polyfluoroalkyl substances (PFAS), (G) toxic mold and (H) infectious waste. For clarity, any office and cleaning supplies which are used in the ordinary course of business and safely maintained, lawfully used and stored for their intended purposes will not constitute Materials of Environmental Concern hereunder.

“NDA” has the meaning set forth in Section 6.7.

“NewCo” has the meaning set forth in the introductory paragraph of this Agreement.

“NewCo Ancillary Agreements” means, collectively, each agreement or document (other than this Agreement) that NewCo is to enter into as a party thereto pursuant to this Agreement.

“NewCo Interests” has the meaning set forth in the Recitals.

“Notice of Claim” has the meaning set forth in Section 12.4(a).

“Obligations” has the meaning set forth in Section 13.19

“Occurrences” means any individual or set of changes, events, developments, occurrences, circumstances or effects.

“Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification, and/or distribution of the Work (or any portion thereof) or of any other software, libraries, or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with a Work (collectively, “Related Software”), any of the following: (A) the making available of source code or any information regarding the Work or any Related Software; (B) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (C) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property rights (including patents) regarding the Work alone, any Related Software alone, or the Work or Related Software in combination with other hardware or software; (D) the imposition of any restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights through any means; (E) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (F) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only, Open License Terms includes any versions of the following agreements, licenses, or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL);

(v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkley Software Distribution (BSD); (xi) the Mozilla Public License (MPL); or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the opensource.org website.

“Open Source Software” means any software, libraries, or other code that is licensed under, or is otherwise subject to, Open License Terms.

“Order” means any order, writ, injunction, judgment, decision, ruling, decree, award, determination or stipulation issued, promulgated or entered by, or any settlement or other agreement under the jurisdiction of, any court, arbitrator, mediator or other Governmental Authority or tribunal.

“Owned Intellectual Property” has the meaning set forth in Section 3.14(a)(i).

“Payment Schedule” has the meaning set forth in Section 2.4(a)(i).

“Payoff Letters” means the payoff letters from each holder of Closing Debt for borrowed money identified on Schedule 3.9(c) to be paid at Closing, indicating the amount required to discharge such Closing Debt and that, upon payment of such amount, such Closing Debt owed or owing to such holder of Closing Debt shall be fully paid and discharged, with no further obligations or Liabilities of the Company in respect thereof.

“Permitted Encumbrances” means: (A) (i) statutory Encumbrances for current Taxes that are not yet delinquent, and (ii) Encumbrances for Taxes or that are being contested in good faith through appropriate proceedings and that are set forth on Schedule 1.1(d); (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens for amounts not yet due and payable, which are not materially, individually or in the aggregate; (E) any restriction or limitation imposed by this Agreement; (F) any non-exclusive license of Intellectual Property or other covenants, restrictions or conditions related to the use of Intellectual Property that are granted by or licensed to a party in the ordinary course of business; and (G) such imperfections of title, easements, covenants, conditions, restrictions and other similar matters of record, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means, collectively, any information or data that can be used, directly or indirectly, alone or in combination with other information possessed or controlled by the Company, to identify an individual including the following to the extent each can be used in such manner: name, address, telephone number, email address, credit or payment card information, bank account number, financial data or account information, password combinations, customer account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, photograph and mental or physical health or medical information or that is otherwise governed, regulated or protected by one or more applicable Information Privacy and Security Laws.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pre-Closing Tax Period” means any taxable period that begins and ends on or before the Closing Date.

“Pro Rata Percentage” means the portion of the Total Stock Purchase Consideration (expressed as a percentage) attributable to each Seller, as set forth opposite such holder’s name on the Payment Schedule.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b)(i).

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.4(b)(ii).

“QSub Election” has the meaning set forth on Exhibit 2.

“R&W Insurance Policy” means that certain representations and warranties insurance policy issued by Ethos Specialty Insurance Services LLC to Acquiror in connection with the transactions contemplated hereby, in form and substance reasonably acceptable to Acquiror.

“Registered Company IP” has the meaning set forth in Section 3.14(a)(i).

“Related Party” means (A) any officer, director, shareholder or Affiliate of the Company, NewCo, any Seller Guarantor or any Seller or (B) any immediate family member of any such Person in the preceding clause (A).

“Related Software” has the meaning set forth in the definition of “Open License Terms”.

“Releasees” has the meaning set forth in Section 6.11(a).

“Releasing Parties” has the meaning set forth in Section 6.11(a).

“Relevant Service Provider” means each current or former Company Employee, director, officer and other individual service provider to the Company.

“Representatives” means, with respect to any Person, any director, officer, agent, employee, general partner, member, stockholder, equityholder, advisor, manager, consultant, counsel, accountant or other representative of such Person.

“Restricted Period” has the meaning set forth in Section 6.13(a).

“Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement, to be entered into by the Company and Paulo Merloti, substantially in the form attached hereto as Exhibit 5.

“Restructuring” has the meaning set forth in the Recitals.

“Rev. Proc. 2004-35 Filing” means request for relief filed pursuant to IRS Revenue Procedure 2004-35, 2004-23 IRB 1029, in respect of the Company in connection with late shareholder consents for an S Corporation in a community property state.

“S Corporation Tax Proceeding” has the meaning set forth in Section 8.1(d).

“S Corporation Tax Returns” has the meaning set forth in Section 8.1(c).

“Section 1542” has the meaning set forth in Section 6.11(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Guarantor” and “Seller Guarantors” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Ancillary Agreements” means, collectively, each certificate to be delivered by each Seller and each Seller Guarantor at the Closing and each agreement or document (other than this Agreement) that each Seller and each Seller Guarantor is to enter into as a party thereto pursuant to this Agreement.

“Seller Representative” has the meaning set forth in the introductory paragraph of this Agreement.

“Sensitive Data” means all confidential information, proprietary information, Personal Information, Company Data and Data Sets, trade secrets and any other information protected by Law or contract that is collected, created, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the Company.

“Shortfall” has the meaning set forth in Section 2.4(c)(ii).

“Software” means computer software, programs, data, and databases in any form, including internet web sites, and all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all content and documentation related thereto.

“Spousal Consent” means that certain consent of the spouse of each Seller Guarantor to enter into this Agreement and the Seller Ancillary Agreements, in form and substance reasonably satisfactory to Acquiror.

“Standard IP Agreements” means Contracts to which the Company is a party that (A) license to the Company generally commercially available, off-the-shelf software programs and software services licensed pursuant to standard terms for internal use and not used for purposes developing, providing, hosting, or supporting any Company Software and is not otherwise material to the conduct of the Company’s business, (B) are standard employee agreements and standard consulting or advisor agreement agreements, including proprietary information and inventions agreements entered into by Relevant Service Providers, pursuant to which such Relevant Service Provider has assigned Intellectual Property to the Company or received a non-exclusive license to use Owned Intellectual Property on behalf of the Company or granted a “background license” to the Company related to its work for the Company; (C) are nondisclosure and confidentiality agreements entered into in the ordinary course of business; (D) are feedback, trademark and other similar licenses that are incidental to any license to Intellectual Property, or (E) grant non-exclusive licenses by the Company for its products and services in the ordinary course of business.

“Stock Purchase” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means any corporation or other business Entity: (A) in which a Person owns (directly or indirectly, beneficially or of record) at least a 50% equity, beneficial or financial interest; (B) in which a Person owns (directly or indirectly, beneficially or of record) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (C) that is otherwise, directly or indirectly, controlled by a Person.

“Tail Policy” has the meaning set forth in Section 6.16.

“Tax” (and, with correlative meaning, “Taxes”) means any (A) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Tax Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), (B) interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with (i) any item described in clause (A) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (C) liability in respect of any items described in clause (A) and/or (B) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, bulk sales or similar liability, operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Allocation Statement” has the meaning set forth in Section 8.1(h)(i).

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, and/or collection of any tax.

“Tax Return” means any return, statement, report, election, declaration, claim for refund, information return, or form (including estimated tax returns and reports, withholding tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with any Tax Authority with respect to Taxes.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document) other than commercial agreements entered into with third parties in the ordinary course of business not primarily related to Taxes.

“Termination Agreement” means that certain Company Retention Bonus Plan Termination Agreement, to be entered into by the Company and Paulo Merloti, in form and substance reasonably acceptable to the parties hereto.

“Termination Date” has the meaning set forth in Section 11.2(b).

“Third Party Claim” has the meaning set forth in Section 12.6.

“Total Stock Purchase Consideration” means an amount equal to (A) the Base Amount plus (B) the Closing Net Working Capital Surplus (if any), minus (C) the Closing Net Working Capital Shortfall (if any) minus (D) the Final Transaction Expenses plus (E) the Final Closing Cash minus (F) the Final Closing Debt.

“Transaction Bonus” has the meaning set forth in the definition of “Transaction Expenses”.

“Transaction Expenses” means, to the extent not paid by the Company, the Seller Guarantors or the Sellers prior to the Closing, (A) all third party fees and expenses of the Company incurred in connection with the Stock Purchase and this Agreement, the Company Ancillary Agreements and the transactions contemplated hereby and thereby (including any fees and expenses of legal counsel, accountants and tax advisors, investment bankers and brokers), (B) fifty percent (50%) of all fees, premiums, and other costs and expenses with respect to the purchase of the R&W Insurance Policy, (C) any commission, severance, bonus, change in control, or retention payment, or other similar payment, payable by the Company to any Relevant Service Provider or any other Person that is accelerated or payable (in whole or in part, whether by single-trigger, double-trigger or multiple-trigger conditions) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including all payments due or that will become due under the 2017 Employee Retention Bonus Plan, effective as of September 29, 2017, (D) the bonuses payable to the individuals set forth on Schedule 1.1(e) (each, a “Transaction Bonus” and collectively, the “Transaction Bonuses”), (E) the employer portion of any payroll, social security, unemployment and similar Taxes related to amounts payable to the Persons identified in clause (C) and (D), (F) fifty percent (50%) of the filing fee required under applicable Antitrust Laws, (G) fifty percent (50%) of the fees and expenses of the Escrow Agent incurred under the Escrow Agreement, (H) fifty percent (50%) of the fees and expenses incurred by the Company in connection with the purchase of the Tail Policy prior to the Closing, and (I) the Transfer Taxes required to be paid by the Sellers pursuant to Section 8.1(f). For clarity, the Acquiror shall bear the other 50% of the amounts specified in the preceding clauses (B), (F), (G), (H) and (I).

“Transfer Taxes” has the meaning set forth in Section 8.1(f).

“Trapped Cash” means cash or cash equivalents (A) of the Company which may not be freely useable or available because it is subject to restrictions or limitations on use under Contract or applicable Laws by the Company or in order to service Debt, (B) in the form of deposits in transit and outstanding checks issued by the Company (and excluding any uncleared wires sent to and checks received, but not yet deposited in the accounts of the Company at such time), or (C) that are insurance or other recovery proceeds in respect of any condemnation, casualty, loss or other material damage to any of the assets of the Company prior to the Closing Date and which such asset has not been repaired prior to the Closing Date.

“Treasury Regulations” mean the Treasury regulations promulgated under the Code.

“U.S. GAAP” means United States generally accepted accounting principles, as applied on a consistent basis by the Person in question.

“Valuation Firm” means any nationally recognized, independent valuation firm reasonably acceptable to Acquiror and NewCo in writing.

“WARN Act” has the meaning set forth in Section 3.16(e).

“Work” has the meaning set forth in the definition of “Open License Terms”.

ARTICLE 2

THE STOCK PURCHASE

2.1 The Closing. Subject to termination of this Agreement as provided in Article 11, the Closing shall take place remotely via electronic exchange of signature pages and documents on the Closing Date.

2.2 Purchase and Sale of Company Stock. At the Closing, upon the terms and subject to the conditions contained herein and provisions of applicable Law, the Sellers will cause NewCo to sell, convey, transfer, assign and deliver to Acquiror, and Acquiror will purchase and acquire from NewCo, all of NewCo’s right, title and interest in and to all of the issued and outstanding Company Stock held by NewCo, free and clear of all Encumbrances (other than restrictions on transfers arising under the Securities Act and applicable state securities Laws), in exchange for the Total Stock Purchase Consideration.

2.3 Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the parties to this Agreement:

(a) Seller Representative, NewCo and/or the Company, as applicable shall deliver or cause to be delivered to Acquiror:

(i) a certificate from the (1) California Secretary of State and (2) Franchise Tax Board of the State of California, in each case, certifying that the Company is in good standing and dated no earlier than ten (10) Business Days prior to the Closing Date;

(ii) the Payoff Letters, duly executed by the applicable holders of Closing Debt to be paid at Closing, and any other applicable releases, termination statements or other similar documentation (to the extent not included in the Payoff Letters), in form and substance reasonably satisfactory to Acquiror, releasing and terminating any and all Encumbrances (other than Permitted Encumbrances) relating to Debt of the Company for borrowed money promptly following the payment of the amount set forth in such Payoff Letter;

(iii) a final invoice from each payee of any portion of the Estimated Transaction Expense to be paid by Acquiror at Closing;

(iv) a certificate, dated as of the Closing Date, of the Secretary or executive officer of the Company, in form and substance reasonably satisfactory to Acquiror, certifying that the conditions set forth in Sections 10.1(a), 10.2(a) and 10.3 have been satisfied;

(v) a certificate, dated as of the Closing Date, from each Seller, each Seller Guarantor and NewCo, in form and substance reasonably satisfactory to Acquiror, certifying that the conditions set forth in Sections 10.1(b) and 10.2(b) have been satisfied, as applicable;

(vi) evidence, in form and substance reasonably satisfactory to Acquiror, of the resignations or removal of the members of the Board of Directors of the Company and the officers of the Company requested by Acquiror no later than two (2) Business Days prior to the Closing, such resignations or removal to be effective concurrently with the Closing;

(vii) a duly executed certificate of non-foreign status, in form and substance reasonably satisfactory to Acquiror, from NewCo in a form and manner that complies with Section 1445(b)(2) of the Code and the Treasury Regulations thereunder, together with a duly executed IRS Form W-9 from NewCo;

(viii) a written consent, in form and substance reasonably acceptable to Acquiror, from each of the third parties set forth on Schedule 2.3(a)(viii);

(ix) a Spousal Consent from each Seller Guarantor duly executed by the spouse of such Seller Guarantor;

(x) the Escrow Agreement, duly executed by NewCo and the Escrow Agent;

(xi) the Restrictive Covenant Agreement, duly executed by the Company and Paulo Merloti; and

(xii) the Termination Agreement, duly executed by the Company and Paulo Merloti.

(b) Acquiror shall pay or deliver or cause to be paid or delivered (as applicable):

(i) the following payments:

(A) to NewCo, the Estimated Total Stock Purchase Consideration (less the (1) Adjustment Escrow Amount and (2) the aggregate amount payable pursuant to Schedule 7.6), paid by wire transfer of immediately available funds to the bank account or accounts designated in writing by NewCo on the Payment Schedule delivered pursuant to Section 2.4(a)(i)(B) in the amounts set forth therein;

(B) to the holders of Debt for borrowed money identified on Schedule 3.9(c) of the Company Disclosure Letter, the respective amounts set forth in each Payoff Letter, paid by wire transfer of immediately available funds to the bank account or accounts designated on the Payment Schedule;

(C) to the payees of the Estimated Transaction Expenses (other than the Transaction Bonuses), the amount set forth in the applicable final invoice delivered pursuant to Section 2.3(a)(iii), paid by wire transfer of immediately available funds to the bank account or accounts designated on the Payment Schedule; provided, that, any amounts treated as wages or compensation to a current or former employee of the Company shall be paid to the Company, which shall pay the respective payee such amount, less applicable withholding Taxes, through the Company’s payroll system;

(D) to the Company, the aggregate amount of the Transaction Bonuses as set forth on the Estimated Closing Statement (and the amount of the employer portion of any payroll, social security, unemployment and similar Taxes related to the Transaction Bonuses), paid by wire transfer of immediately available funds to the bank account or accounts designated on the Payment Schedule; provided, that promptly following the Closing, the Company shall make payments to each Person in the amount of the Transaction Bonus set forth opposite such Person’s name on the Schedule 1.1(f) (less any applicable Taxes required to be deducted or withheld) utilizing the payroll system of the Company; and

(E) to the Escrow Agent, the Adjustment Escrow Amount, by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement;

(ii) to NewCo, the Escrow Agreement, duly executed by Acquiror;

(iii) to NewCo, an executed copy of the resolutions authorizing Acquiror’s execution, delivery and performance of this Agreement and the Acquiror Ancillary Agreements and the consummation of the transactions contemplated hereunder and thereunder; and

(iv) to NewCo, a certificate from an officer of Acquiror, in form and substance reasonably satisfactory to NewCo, certifying that the conditions set forth in Sections 9.1 and 9.2 have been satisfied, as applicable.

2.4 Purchase Price Adjustment.

(a) Estimated Closing Statement.

(i) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror (A) a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimates of (1) the Estimated Net Working Capital (as well as the resulting Estimated Net Working Capital Surplus (if any) or Estimated Net Working Capital Shortfall (if any)), (2) the Estimated Transaction Expenses, (3) the Estimated Closing Cash and (4) the Estimated Closing Debt, and (B) a schedule which shall include (1) the Estimated Total Stock Purchase Consideration, (2) wire instructions for the payments to be made to NewCo at the Closing pursuant to Section 2.3(b), (3) each Seller’s Pro Rata Percentage and the portion of the Estimated Total Stock Purchase Consideration attributable to each Seller; and (4) wire instructions for the payments of Debt, and the Estimated Transaction Expenses, including, for the avoidance of doubt, the Transaction Bonuses, to be made to the applicable payees thereof pursuant to Section 2.3(b) (such schedule delivered pursuant to this clause (B), the “Payment Schedule”). The Estimated Closing Statement shall be prepared by the Company in accordance with the Agreed Principles.

(ii) The Company shall consider in good faith any reasonable comments or objections to any amounts set forth on the Estimated Closing Statement notified to it by Acquiror prior to the Closing and if, prior to the Closing, the Company and Acquiror agree to make any modification to the Estimated Closing Statement, then the Estimated Closing Statement as so modified shall be deemed to be the Estimated Closing Statement; provided, that the failure of the Company and Acquiror to reach such mutual agreement will not give any party the right to terminate this Agreement or otherwise delay or fail to close the Stock Purchase or the other transactions contemplated hereunder.

(iii) Acquiror shall be entitled to rely on the accuracy of the Estimated Closing Statement and the Payment Schedule in all respects in making any payments pursuant to this Agreement, and all obligations to make such payments shall be deemed fulfilled to the extent such payments are made in accordance with this Agreement, the Payment Schedule, and the Estimated Closing Statement, including the Earn-Out Payment. None of Acquiror or any of its Affiliates (including, after the Closing, the Company) or the Seller Representative shall have any liability or obligation to any Person, including the Sellers and the Seller Guarantors, for any Damages arising from or relating to any errors, omissions or inaccuracies in the calculations of the portion of any amounts payable to any Seller or any other Person or any other errors, omissions or inaccuracy in the information set forth on the Estimated Closing Statement or the Payment Schedule.

(b) Determination of the Total Stock Purchase Consideration.

(i) As soon as practicable, but no later than ninety (90) days after the Closing Date, Acquiror shall prepare and deliver to Seller Representative, Acquiror’s good faith proposed calculation of each of (A) the Closing Net Working Capital (as well as the resulting Closing Net Working Capital Surplus (if any) or Closing Net Working Capital Shortfall (if any), as the case may be), (B) the Closing Transaction Expenses, (C) the Closing Cash and (D) the Closing Debt, and, in each case, including (x) reasonably detailed calculations of the components thereof and in a manner consistent with the definitions thereof and (y) a description in reasonable detail of Acquiror’s differences with the Company’s Estimated Closing Statement. The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”. Acquiror agrees to prepare the Proposed Closing Date Calculations in a manner consistent with the Agreed Principles and the other terms and definitions in this Agreement.

(ii) If Seller Representative does not give written notice of any dispute with the Proposed Closing Date Calculations or the Earn-Out Statement (each, a “Purchase Price Dispute Notice”) to Acquiror within thirty (30) days of receipt thereof, as applicable, the parties hereto agree that the Proposed Closing Date Calculations, including the calculations of the Final Net Working Capital, the Final Transaction Expenses, the Final Closing Cash, and the Final Closing Debt set forth therein, shall be deemed final and biding, in each case, for all purposes hereunder (including the determination of the Actual Adjustment) and that the Earn-Out Statement, including the Earn-Out Payment set forth therein, shall be deemed to be final and biding for all purposes hereunder. A Purchase Price Dispute Notice must set forth, in reasonable detail, the Seller Representative’s objections to the Proposed Closing Date Calculations or the Earn-Out Statement, as applicable, indicating the items and amounts in dispute and the good faith alternative calculations for such disputed items, and all other items and amounts not so disputed shall be deemed final and binding on the parties for all purposes herein and may not thereafter be disputed. If the Seller Representative gives a Purchase Price Dispute Notice to Acquiror within such thirty (30)-day period, Acquiror and the Seller Representative shall use commercially reasonable efforts to resolve such disputed items during the thirty (30)-day period commencing on the date Acquiror receives the applicable Purchase Price Dispute Notice from the Seller Representative and all such discussions related thereto shall (unless otherwise agreed by Acquiror and the Seller Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If the Seller Representative and Acquiror do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then such remaining items in dispute shall be submitted promptly to the Valuation Firm. Each of Acquiror and the Seller Representative shall, concurrently with the delivery of any work papers, documents, information or material to the Valuation Firm, deliver a copy of such items to the other party. The Valuation Firm shall be required to render a determination of each disputed item that Acquiror and the Seller Representative were unable to resolve within forty-five (45) days after referral of such disputed items to the Valuation Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The determination made by the Valuation Firm with respect to the disputed items shall not exceed or be less than the amounts proposed by the Seller Representative and Acquiror, as the case may be, and shall be based on the Agreed Principles and the terms and conditions of this Agreement, and not by independent review. The Valuation Firm is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Proposed Closing Date Calculations, the Earn-Out Statement or the Purchase Price Dispute Notice, as applicable, other than those matters that were properly submitted for resolution to the Valuation Firm in the Purchase Price Dispute Notice, (B) any determination as to whether the Company Financial Statements were prepared in accordance with the Agreed Principles, (C) any determination as to the accuracy of the representations and warranties set forth in this Agreement, or (D) any determination as to compliance by any party with any of their respective covenants in this Agreement (other than those set forth in this Section 2.4(b)(ii)). The parties hereto acknowledge that processes in this Section 2.4 are not intended to permit the introduction of different judgments, accounting policies, principles, practices, techniques, categorizations, evaluation rules and procedures, methods and bases for the purpose of preparing the Proposed Closing Date Calculations or determining Closing Cash, Closing Transaction Expenses, Company Net Working Capital or the Closing Debt other than those reflected in the Agreed Principles, and the Valuation Firm shall make its determinations accordingly. The scope of the disputes to be resolved by the Valuation Firm shall be limited to (x) fixing mathematical errors, (y) determining whether the items in dispute were determined in accordance with the Agreed Principles and the terms of this Agreement and (z) determining whether the parties hereto have complied with their obligations under this Section 2.4, and no other matters. The terms of appointment and engagement of the Valuation Firm shall be as agreed upon between the Seller Representative and Acquiror, and any associated engagement fees shall be borne pro rata as between the Sellers, on the one hand, and Acquiror, on the other hand, in proportion to the final allocation made by the Valuation Firm of the disputed items weighted in relation to the claims made by the Sellers and Acquiror, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. The determination of the Valuation Firm shall be conclusive and binding for all purposes of this Agreement, absent manifest error or fraud. Acquiror shall revise the Proposed Closing Date Calculations and/or the Earn-Out Statement as appropriate to reflect the resolution of any disputed items thereto pursuant to this Section 2.4(b), and, as revised, such Proposed Closing Date Calculations and/or the Earn-Out Statement, as applicable, shall be deemed to be final for all purposes hereunder. The Seller Representative shall promptly revise the Payment Schedule to reflect the final determination of such amounts.

(iii) The Sellers, the Seller Guarantors and Acquiror shall, and Acquiror shall cause the Company to, upon reasonable advance notice, make its respective financial records and personnel involved in the preparation thereof available to the Sellers, the Seller Guarantors, Acquiror, the Seller Representative or the Valuation Firm, as applicable, and their respective Representatives as reasonably requested and at normal business hours during the review by the Sellers, the Seller Guarantors, Acquiror, the Seller Representative or the Valuation Firm, as applicable, of, and the resolution of any disputed items with respect to, the Proposed Closing Date Calculations and/or the Earn-Out Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of the Sellers, the Seller Guarantors, Acquiror or the Company.

(iv) The parties hereto agree that the procedures set forth in this Section 2.4(b) for resolving disputes with respect to the Proposed Closing Date Calculations and the Earn-Out Statement shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit Acquiror or the Seller Representative from instituting litigation to enforce any final determination of the Total Stock Purchase Consideration or the Earn-Out Payment by the Valuation Firm pursuant to Section 2.4(b)(ii), or to compel any party to this Agreement to submit any dispute arising in connection with this Section 2.4 to the Valuation Firm pursuant to and in accordance with the terms and conditions of this Section 2.4, in any court or other tribunal of competent jurisdiction in accordance with Section 13.1. The substance of the Valuation Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the parties hereto to have any final determination of the Total Stock Purchase Consideration or the Earn-Out Payment by the Valuation Firm proceed in an expeditious manner; provided, however, any deadline or time period contained herein may be extended or modified by the written agreement of Acquiror and the Seller Representative and the parties hereto agree that the failure of the Valuation Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Valuation Firm which otherwise conforms to the terms of this Section 2.4(b). The process described in this Section 2.4(b) (and in Section 2.5 with respect to the Earn-Out Payment) shall be the exclusive remedy of Acquiror, the Company, and the Seller Representative for disputes related to the Payment Schedule, the Proposed Closing Date Calculations, the Earn-Out Statement and any Purchase Price Dispute Notice.

(c) Adjustment to Estimated Purchase Consideration. Within five (5) Business Days after the final determination pursuant to Section 2.4(b) of the Final Closing Cash, the Final Closing Debt, the Final Transaction Expenses, the Final Net Working Capital, and the resulting Total Stock Purchase Consideration, the following payments shall be made, as applicable:

(i) If the Actual Adjustment is a positive amount, Acquiror shall pay, or cause to be paid, to NewCo, an amount equal to the Actual Adjustment, by wire transfer or delivery of immediately available funds. If the Actual Adjustment is zero or a positive amount, then Acquiror and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the entire Adjustment Escrow Amount to NewCo.

(ii) If the Actual Adjustment is a negative amount, then Acquiror and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to concurrently deliver, by wire transfer or delivery of immediately available funds, (x) to Acquiror or its designee(s) the absolute value of the Actual Adjustment (the “Shortfall”) and (y) to NewCo any amounts then remaining from the Adjustment Escrow Amount after payment of the Shortfall to Acquiror or its designee(s). To the extent the amount of the Shortfall exceeds the Adjustment Escrow Amount (the “Deficiency”), such Deficiency shall be paid directly to Acquiror or its designee(s) from NewCo.

(iii) To the extent permitted by applicable Law, all payments made pursuant to this Section 2.4(c) shall be treated by all parties hereto for Tax purposes as adjustments to the Total Stock Purchase Consideration.

2.5 Earn-Out Payment.

(a) Earn-Out Period. If, during the period starting on September 1, 2021 and ending on December 31, 2023 (the “Earn-Out Period”), Earn-Out Net Sales are equal to or greater than the Earn-Out Threshold, then Acquiror shall pay, or cause to be paid, to the individuals set forth on Schedule 2.5(a) (each a “Earn-Out Recipient” and collectively, the “Earn-Out Recipients”), in accordance with and in the respective amounts set forth on Schedule 2.5(a), an amount for the Earn-Out Period calculated in accordance with Section 2.5(b) (the “Earn-Out Payment”). The Earn-Out Payment shall be payable in accordance with Section 2.5(c) and in no event shall exceed $25,000,000.

(b) Earn-Out Payment.

(i) If Earn-Out Net Sales during the Earn-Out Period are less than $319,700,000 (the “Earn-Out Threshold”), then the Earn-Out Payment shall be zero dollars ($0);

(ii) If Earn-Out Net Sales during the Earn-Out Period are equal to or greater than the Earn-Out Threshold but less than $426,300,000 (the “Earn-Out Target”), then the Earn-Out Payment shall be an amount equal to the product of: (1) $25,000,000 multiplied by (2) a fraction (x) the numerator of which shall be an amount equal to (i) Earn-Out Net Sales during the Earn-Out Period minus (ii) the Earn-Out Threshold and (y) the denominator of which shall be an amount equal to (1) the Earn-Out Target minus (2) the Earn-Out Threshold; and

(iii) If Earn-Out Net Sales during the Earn-Out Period are equal to or greater than the Earn-Out Target, then the Earn-Out Payment shall be $25,000,000.

(c) Determination of Earn-Out Payment. Acquiror shall prepare and deliver (or cause to be prepared and delivered) to the Seller Representative, not later than sixty (60) days following the end of the Earn-Out Period, a statement setting forth Acquiror’s good faith determination as to whether Earn-Out Net Sales during the Earn-Out Period are equal to or greater than the Earn-Out Threshold, and the amount of the Earn-Out Payment payable hereunder, including if the amount of such payment is zero dollars ($0), together with all supporting calculations and reasonable detail related thereto (the “Earn-Out Statement”). The Seller Representative may deliver a Purchase Price Dispute Notice, including with respect to the Earn-Out Payment set forth therein, to Acquiror within thirty (30) days of receipt of the Earn-Out Statement thereof in accordance with Section 2.4(b), and the dispute resolutions provided in Section 2.4(b) shall apply until the amount of the Earn-Out Payment is finally determined as provided therein. The Earn-Out Payment shall be made by Acquiror to the Company, for payment to the Earn-Out Recipients for payment through the Company payroll (subject to Section 2.6), in accordance with Schedule 2.5(a) and in the respective amounts set forth in writing by the Seller Representative, with such calculations by the Seller Representative to be provided to Acquiror on the date that is the earlier of (i) thirty (30) calendar days following the final determination of the amount of the Earn-Out Payment in accordance with Section 2.4(b) and (ii) June 7, 2024. Such payment shall be made by Acquiror as soon as reasonably practicable following the Seller Representative’s delivery of the final determination of the amount of the Earn-Out Payments, which such payment shall be made no later than June 15, 2024.

(d) Business Discretion. Acquiror shall have sole discretion with regard to operation of the business of the Company from and after the Closing; provided, however, that following the Closing and during the Earn-Out Period, Acquiror hereby covenants and agrees (i) to not take (or omit to take), and to cause its applicable Affiliates (including the Company) not to take (or omit to take), any action with the primary intent of frustrating the achievement of the Earn-Out Target or the Earn-Out Threshold and (ii) to work in good faith business judgment to support and use commercially reasonable efforts to assist the Company and its management to achieve the both the Earn-Out Target and the Earn-Out Threshold.

(e) Tax Treatment. The parties shall treat each Earn-Out Payment as compensation payable through the Company’s payroll system and subject to applicable withholding Taxes.

(f) Termination of Earn-Out Payment. If, during the Earn-Out Period, any of the following occurs: (i) any Earn-Out Recipient leaves the Company without Good Reason; or (ii) any Earn-Out Recipient is terminated by Acquiror or the Company for Cause, then the portion of the Earn-Out Payment payable to such Earn-Out Recipient pursuant to Schedule 2.5(a) shall be reallocated to the Earn-Out Recipients that are still employed by Acquiror or any of its Affiliates at the time the Earn-Out Payment is paid pursuant to Section 2.5(c) as mutually agreed by the Seller Representative and Acquiror, which agreement shall not be unreasonably conditioned, delayed or withheld.

2.6 Withholding. Notwithstanding anything in this Agreement to the contrary, Acquiror, its Affiliates, and the Company shall be entitled to withhold and deduct from any amount otherwise payable in connection with this Agreement such amounts as any such Person is required to deduct and withhold with respect to the making of such payment under the Code or other applicable Law; provided that, other than with respect to (a) amounts treated as compensation to current or former employees of the Company for Tax purposes, including any Earn-Out Payments payable pursuant to Section 2.5, or (b) a failure to deliver the documentation set forth in Section 2.3(a)(vii) to Acquiror, Acquiror, its Affiliates, and the

Company (as applicable) shall use commercially reasonable efforts to notify the Seller Representative of any amounts expected to be deducted and withheld at least three (3) Business Days prior to the relevant payment date and the basis for such deduction and withholding. The parties hereto shall reasonably cooperate to reduce or eliminate any deductions and withholdings to the extent permissible under applicable Law. To the extent that amounts are so deducted and withheld and timely paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Letter as described and defined in Section 6.9 hereof, the Company represents and warrants to Acquiror, as of the Agreement Date and as of the Closing (unless the representation and warranty is specifically and expressly limited only to the Agreement Date or another specified date), as follows:

3.1 Organization and Good Standing. As of the Agreement Date, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Immediately following the consummation of the transactions contemplated by the Restructuring and as of the Closing Date, the Company shall be a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite organizational power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to be material to the Company; without limiting the foregoing, the Company is so qualified or licensed and in good standing in each jurisdiction listed on Schedule 3.1 of the Company Disclosure Letter. Other than “Foresight Sports, Inc.” and “Foresight Sports”, the Company has not conducted any business under any trade name, fictitious names, assumed names or “doing business as” names. The Company has previously made available to Acquiror a complete and correct copy of (i) the Company’s Articles of Incorporation and Bylaws, as amended and as in effect as of the Agreement Date, and which shall remain in full force as of the Agreement Date, and (ii) the Company’s Articles of Organization and Limited Liability Company Agreement, as amended and as in effect as of the Closing Date, which shall not have been further amended or modified and shall remain in full force as of the Closing Date (such organizational documents, collectively, the “Company Charter Documents”). The Company is not in violation of the Company Charter Documents.

3.2 Company Subsidiaries. The Company does not have any Company Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

3.3 Power, Authorization and Validity.

(a) Power and Authority. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Stock Purchase.

(b) Board and Shareholder Approval. The Stock Purchase and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Board of Directors of the Company and the Company Shareholders.

(c) Enforceability. This Agreement has been, and on the Closing Date the Company Ancillary Agreements will have been, duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies (the “Equitable Exceptions”).

3.4 Capitalization of the Company.

(a) Outstanding Company Stock. As of the Agreement Date, the authorized capital stock of the Company consists of 1,000,000 shares of Company Stock, all of which are issued and outstanding. As of the Agreement Date, all issued and outstanding shares of Company Stock are held by the Sellers, in the respective number and amounts set forth opposite their name on Schedule 3.4(a) of the Company Disclosure Letter, free and clear of all Encumbrances (other than restrictions on transfers arising under the Securities Act and applicable state securities Laws). Immediately following the consummation of the transactions contemplated by the Restructuring and as of the Closing Date, 100% of the issued and outstanding Company Stock shall be held by NewCo, free and clear of all Encumbrances (other than restrictions on transfers arising under the Securities Act and applicable state securities Laws). All issued and outstanding Company Stock have been duly authorized and validly issued, are fully paid and non-assessable, and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of applicable Law. There is no Liability for dividends or distributions to Company Shareholders accrued and unpaid by the Company. Other than the Company Stock, there are no other Equity Interests of the Company issued or outstanding, or that are required to be issued in connection with the Closing.

(b) No Other Rights. There are no equity appreciation rights, options, warrants, calls, commitments, conversion privileges or preemptive or other rights issued by the Company outstanding to purchase or otherwise acquire any or obligating any Seller, any Seller Guarantor, NewCo or the Company to issue or sell any Company Stock or any securities or debt convertible into or exchangeable for Company Stock or other Equity Interests of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, commitment, conversion privilege or preemptive or other right issued by the Company. The Company Charter Documents do not provide, and none of the Sellers, the Seller Guarantors, NewCo or the Company is a party to or otherwise bound by any Contract providing, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar rights or other restrictions applicable to any outstanding securities of the Company. None of the Sellers, the Seller Guarantors, NewCo or the Company is a party to any Contract regarding the voting of any outstanding securities of the Company, other than pursuant to the Restructuring. The Company Stock was not issued in violation of any agreement, arrangement or commitment, voting trusts, stockholder agreements, proxies or other agreements to which any Seller, any Seller Guarantor, NewCo or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) The Company does not have outstanding or authorized any stock appreciation, restricted stock unit, restricted stock, phantom stock, profit participation or similar rights or any other equity or equity-based compensation rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Company Stock.

(d) The register of the owners of Equity Interests and all transfer records related thereto, and all other records related to the current and prior owners of Equity Interests of the Company are complete and correct and have been maintained in accordance with all applicable Laws.

(e) Upon the Closing, the Estimated Closing Statement will set forth a true and correct amounts allocable to the Sellers, as a result of their indirect interest in the Company, pursuant to this Agreement. Upon the Closing, the allocation of payments set forth on the Estimated Closing Statement shall have been calculated in accordance with and are in compliance with the terms of the organizational documents of the Company Charter Documents.

3.5 No Conflict. Neither the execution, performance and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Stock Purchase or any other transaction contemplated hereby or thereby, does or will (whether with notice, lapse of time or both) (a) conflict with, or constitute a breach or default under any provision of the Company Charter Documents; (b) violate in any material respect any Order applicable to the Company or any Law applicable to the Company or any of its assets or properties; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an Occurrence that would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Company Material Contract or any material Governmental Permit affecting the properties, assets or the Company; or (d) result in the creation or imposition of any material Encumbrance, other than Permitted Encumbrances, on any properties or assets of the Company.

3.6 No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Stock Purchase, except for such filings and notifications as may be required to be made by the Company in connection with the Stock Purchase under applicable Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable Antitrust Laws.

3.7 Litigation. Except as set forth on Schedule 3.7 of the Company Disclosure Letter, since the Lookback Date there have been no Actions, and there is no Action pending, against the Company (or against any Representative of the Company in their capacity as such) before any Governmental Authority, arbitrator or mediator. To the Knowledge of the Company, no such Action been threatened in writing against the Company. There is no Order outstanding against the Company or any of its assets or properties (or against any Representative of the Company in their capacity as such). The Company does not have any Action currently pending or threatened in writing against any Governmental Authority or other Person, and the Company has no plans to initiate any Action.

3.8 Taxes. Except as set forth on Schedule 3.8 of the Company Disclosure Letter:

(a) The Company has timely filed all income and other material Tax Returns (taking into account all applicable extensions) required to be filed by it on or before the Closing Date. All such Tax Returns are true, correct and complete in all material respects. The Company has fully and timely paid and discharged all Taxes required to be paid by it (whether or not shown on any Tax Returns), other than Taxes which individually or in the aggregate are not reasonably expected to be material. The Company has, in all material respects, withheld, collected and paid over to the appropriate Governmental Authorities all Taxes required to be withheld or collected from amounts paid or owing to any employee, equityholders, creditor, holder of securities or other third party, and has complied in material respects with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions obtained in the ordinary course of business.

(b) The liability of the Company for unpaid Taxes, whether to any Governmental Authority or to another Person (such as under a Tax Sharing Agreement), (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (excluding reserves for deferred Tax assets or deferred Tax Liabilities) set forth on the face of the Company Balance Sheet and (ii) does not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns.

(c) Since the Balance Sheet Date, the Company has not incurred any Liability for Taxes other than in the ordinary course of business, made or rescinded any material Tax election, changed any annual accounting period, adopted or changed any method of accounting or policy or reversed any accruals (except as required by a change in Law or U.S. GAAP), filed any amended Tax Returns, entered into any Tax Sharing Agreement, signed or entered into any closing agreement or settlement agreement, settled or compromised any claim or assessment of Tax Liability in excess of $50,000, surrendered any right to claim a refund, offset or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes.

(d) The Company is not and has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated income Tax Return, nor does the Company have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, by Contract, as a transferee or successor, or otherwise.

(e) The Company has not been subject to any audit by any Tax Authority for Taxes, and there is no dispute or claim concerning any Tax Liability of any of the Company threatened, claimed or raised by any Tax Authority, in each case, in writing, or for which the Company has Knowledge.

(f) The Company is not a party to or bound by any Tax Sharing Agreement with any Person, and the Company does not have any current or potential contractual liability or obligation to indemnify any other Person with respect to Taxes pursuant to any such Tax Sharing Agreement or otherwise.

(g) No written claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

(h) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(i) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law); (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law); (v) installment sale made prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date or (vii) election or method of accounting that defers the recognition of income to any period ending after the Closing Date.

(k) The Company is not and has never been a party to any (i) “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations, (ii) “transaction of interest”, as defined in Section 1.6011-4(b)(6) of the Treasury Regulations, (iii) transaction that is “substantially similar” (within the meaning of Section 1.6011-4(c)(4) of the Treasury Regulations) to a “listed transaction” or “transaction of interest”, or (iv) other transaction that required or will require the filing of an IRS Form 8886.

(l) The Company does not have, and has never had, a taxable presence or permanent establishment in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid.

(m) The Company is not a party to any joint venture, partnership, other arrangement or Contract which may reasonably be expected to be treated as a partnership for U.S. federal (or applicable state and local) income Tax purposes.

(n) There are no closing agreements, ruling requests, requests pursuant to Revenue Procedures (subject to the Rev. Proc. 2004-35 Filing), subpoenas, written requests for information or similar arrangements with any Governmental Authority with respect to the determination of the Tax Liability of the Company that would have continuing effect on periods (or portions thereof) ending after the Closing Date.

(o) Each Seller who was (i) married, and (ii) resident of California (or another community property state), in each case, as of January 10, 2009, and each such Seller’s spouse as of such date, has properly signed and submitted the Rev. Proc. 2004-35 Filing and has obtained and has in his or her possession a United States Postal Service certified mail receipt showing proof of filing with respect to the Rev. Proc. 2004-35 Filing.

(p) The Company has properly (i) collected and remitted sales, use, valued added, goods and services, and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, valued added, goods and services, and similar Taxes and that were made without charging or remitting sales, use, valued added, goods and services, or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.

(q) There is no Liability or claim against the Company pursuant to unclaimed property, escheat, or similar Laws.

(r) No power of attorney has been given by or is binding upon the Company with respect to Taxes or Tax Returns for any period for which the statute of limitations (including any waivers or extensions thereof) has not yet expired.

(s) The Company has not deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act or any other similar Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with COVID-19.

(t) Prior to the commencement of the Restructuring, the Company has had (and will have) in effect at all times since January 10, 2009 a valid election under Section 1362(a) of the Code (and applicable provisions of state and local Law) to be treated as an S corporation within the meaning of Section 1361 of the Code (and applicable provisions of state and local Law), and each such election under Section 1362(a) of the Code (and applicable provisions of state and local Law) will be in effect as of the commencement of the Restructuring. NewCo was formed solely to effectuate the Restructuring and has not otherwise engaged in any activity or business operations. As of the date of the Restructuring, NewCo is an S corporation within the meaning of Section 1361 of the Code (and applicable provisions of state and local Law). None of the Company, NewCo or any Seller has taken or omitted to take any action, or knows of any fact or circumstance, which action, omission, fact or circumstance could reasonably be expected to result in the termination of the Company’s or NewCo’s election under Section 1362(a) (and applicable provisions of state and local Law) to be treated as an S Corporation within the meaning of Section 1361 of the Code (and applicable provisions of state and local Law).

(u) The Company has not, in the past five (5) years, (i) acquired assets from another corporation in a transaction in which the transferee’s Tax basis for the acquired assets was determined in whole or in part by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary (within the meaning of Section 1361(b)(3)(B)).

(v) Each Company Shareholder on each of January 9, 2009 and January 10, 2009 was an individual who is a citizen of the United States (within the meaning of Section 7701(a)(30) of the Code).

(w) Each of the Sellers is a “permitted shareholder” under Section 1361(c)(2)(A)(i) of the Code.

(x) The Company has no liability under Section 1375 of the Code (or corresponding provisions of state or local Law).

3.9 Company Financial Statements and Controls.

(a) Schedule 3.9(a) of the Company Disclosure Letter sets forth a copy of the Company Financial Statements. The Company Financial Statements: (a) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which are expected to be material, in the aggregate); (b) have been prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods (except that the unaudited financial statements do not have notes thereto); and (c) are based on the books and records of the Company, which books and records are complete and correct in all material respects and have been regularly kept and maintained in accordance with the Company’s normal and customary practices. The Company has no Liability of any kind, except for those (1) reflected on the Company Balance Sheet, (2) that were incurred after the Balance Sheet Date in the ordinary course of the Company Business consistent with its past practices (none of which are material, individually or in the aggregate, or relate to breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Governmental Permit, or any Action) and (3) for Transaction Expenses. All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with U.S. GAAP. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in the FASB ASC Topic 450) that are not adequately provided for in the Company Balance Sheet as required by FASB ASC Topic 450.

(b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP. The Company has no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls which would materially adversely affect the Company’s ability to record, process, summarize and report financial data. The Company has not received any material written complaint or allegation regarding deficient accounting practices, procedures or methods of the Company or its internal accounting controls.

(c) Schedule 3.9(c) of the Company Disclosure Letter contains a true, correct and complete list of all Debt for borrowed money of the Company.

3.10 Title to Assets; Sufficiency.

(a) Except as set forth on Schedule 3.10(a) of the Company Disclosure Letter, the Company has good and marketable title or sufficient right to use, free and clear of all Encumbrances (other than Permitted Encumbrances and other than restrictions on transfers arising under the Securities Act and applicable state securities Laws), to all of its assets and properties used in the operation of its business (including those shown on the Company Balance Sheet and all of the assets purchased or otherwise acquired by the Company since the Balance Sheet Date (except in each case for assets and properties disposed of since the Balance Sheet Date in the ordinary course of business)).

(b) The buildings, plants, structures, furniture, fixtures, machinery, building systems (and all components thereof), equipment, vehicles and other items of tangible personal property used by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(c) Except as set forth on Schedule 3.10(c) of the Company Disclosure Letter, immediately following the Stock Purchase, the Company will own or have the right to use all assets (whether tangible, intangible or mixed) reasonably necessary for the continued conduct of the Company’s business after the Closing in the same manner as conducted immediately prior to the Closing (except in each case for any assets disposed of in the ordinary course of business). All such assets are in good and usable condition, ordinary wear and tear excepted, and constitute all of those assets necessary to conduct the Company’s business as presently conducted (except in each case for any assets disposed of in the ordinary course of business).

3.11 Absence of Certain Changes. Except as set forth on Schedule 3.10(c) of the Company Disclosure Letter, since the Balance Sheet Date, (x) the Company has conducted its business in the ordinary course of business consistent with past practice (other than with respect to the sale process in connection with the Stock Purchase), and (y) there has not been with respect to the Company any:

(a) Material Adverse Effect;

(b) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(c) (i) amendment or change in the Company Charter Documents or (ii) adoption of a plan of complete or partial liquidation, dissolution, merger, or consolidation;

(d) (i) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its Equity Interests, or any split, combination or recapitalization of its Equity Interests or any redemption or purchase of any of its Equity Interests or any change in any rights, preferences or privileges of any of its outstanding capital stock or (ii) issuance, grant, contract for, sale, transfer, disposition of or encumbrance of the Equity Interests of the Company;

(e) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for any Debt for borrowed moneys or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(f) (i) increase in the compensation or benefits payable or to become payable to any of its officers, directors or independent contractors or any Company Employee with salaries that exceed $125,000, (ii) granting of any bonuses in the ordinary course of business that exceed $50,000 in the aggregate for any single officer, director or independent contractor or Company Employee or (iii) granting of any signing bonuses that exceed $50,000 or salaries that exceed $125,000;

(g) (i) granting, accelerating the timing or vesting of, or announcing any new incentive awards, equity or equity-based compensation, bonus or similar compensation to any Relevant Service Provider, (ii) establishment of or increase or promise to increase any benefits under any Company Benefit Arrangement, (iii) adoption, amendment or termination of any Company Benefit Arrangement or employment agreement for an employee whose base salary is at least $150,000, (iv) hiring or engagement of any individual on a full-time, part-time, consulting, independent contractor, or other basis, except for any employee with an annualized base salary or equivalent compensation not in excess of $125,000, (v) implementation of any substantial or significant employee layoffs or (vi) granting any additional rights to severance, termination, change in control, retention or similar compensation or benefits to any Relevant Service Provider;

(h) entry into of any Contract with any Related Party;

(i) making by it of any new loans or extension of existing loans to any officers, directors or Company Employees (other than routine expense advances to Company Employees consistent with past practice);

(j) entering into, adoption, amendment, or termination of any collective bargaining agreement, works council agreement, trade union agreement, employee representation agreement, or similar agreement or arrangement;

(k) entering into, material amendment or termination of any Insurance Policy;

(l) merger or consolidation with, or purchase of substantially all of the assets of, or other acquisition of, any business of any Person;

(m) abandonment, permitting to lapse or expire (other than expiration of registered Intellectual Property in accordance with its maximum statutory term) or other disposition of any Owned Intellectual Property;

(n) permitting to lapse or expire of any Governmental Permit;

(o) sale, license, assignment or other disposition or transfer of any of its assets or properties having a value in excess of $100,000, other than the sale or nonexclusive licenses associated with the sale of its products or services in the ordinary course of business and any other Standard IP Agreement;

(p) making or committing to make any capital expenditures in excess of $250,000;

(q) (i) change or modification in any material manner to the existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, including (ii) any deferral of the payment of any accounts payable (other than in the ordinary course of business, consistent with past practices), (iii) any discount, accommodation or other concession made (other than in the ordinary course of business, consistent with past practices) in order to accelerate or induce the collection of any receivable and (iv) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to the early payment of payables to obtain the benefit of any payment discounts);

(r) except as required by U.S. GAAP, change in accounting (including Tax accounting) methods, principles or practices or any revaluation of any of its assets;

(s) entry into any Contract that would be required to be disclosed as an off-balance sheet arrangement under U.S. GAAP;

(t) waiver of any material claims or rights of material value of the Company or entry into any compromise, settlement or release with respect to any Action affecting the Company, other than any settlement or release involving less than $500,000 that contemplates only the payment of money without admission of wrongdoing or misconduct, without ongoing limits on the ownership, conduct or operation of the Company’s business and resulting in a full and absolute release of the claims giving rise to such Action;

(u) entry into any material new line of business or discontinuation of any material line of business; or

(v) entry into any Contract in writing to do any of the things described in the preceding clauses of this Section 3.11 (other than negotiations and agreements with Acquiror and its Representatives regarding the transactions contemplated by this Agreement).

3.12 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedule 3.12 of the Company Disclosure Letter sets forth, by applicable subsection, a correct and complete a list as of the Agreement Date of each of the following Contracts to which the Company is a party, or by which the Company is bound (such Contracts, whether or not listed on Schedule 3.12 of the Company Disclosure Letter, and together with the Material IP Licenses, hereinafter referred to each a “Company Material Contract”):

(a) any Contract that has provided for payments in an aggregate amount of $250,000 or more since January 1, 2018 either (i) by the Company to any third party or (ii) by any third party to the Company (other than (A) a Company Benefit Arrangement or (B) Existing Employment Agreements);

(b) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract evidencing Debt for borrowed money of the Company or for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or that evidences any Encumbrance (other than a Permitted Encumbrance) on the Company’s assets or properties, or that evidences a leasing transaction of a type required to be capitalized in accordance with U.S. GAAP;

(c) any lease, sublease, occupancy or co-location agreement or other Contract under which it is lessee or sublessee of any items of tangible personal property owned by any third party, that involves payments by it in an aggregate amount of $100,000 or more over the life of the Contract;

(d) any joint venture, tax sharing, partnership or similar Contract that has involved a sharing of revenues, profits, cash flows, expenses, Liabilities or losses with any other party;

(e) any Contract providing for indemnification of any officer, director or employee;

(f) any Contract of guarantee, assumption or endorsement (but not indemnification) of the Liabilities or debts of any other Person;

(g) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any of its Equity Interests;

(h) any Contract for or relating to (i) the employment by it of any individual director, officer or employee of the Company whose base salary is at least $150,000 that is not terminable by the Company on 30 days’ or less notice without further cost or other liability (other than under applicable Law) or (ii) the termination of services of any director, officer or employee of the Company whose base salary is at least $150,000 (including any separation, release or similar Contract), which provides for outstanding payments (other than for accrued wages for services performed or payments required under applicable Law) by the Company, in cash or otherwise (collectively, the “Existing Employment Agreements”);

(i) any Contract providing for severance, retention or change of control benefits to an employee whose base salary is at least $150,000;

(j) any Contract entered into pursuant to which it has (i) acquired a material business or entity, or substantially all the assets of a material business or entity or (ii) disposed of any material assets or properties, in each case whether by way of merger, consolidation, purchase of Equity Interests, purchase of assets, license or otherwise, and, in each case, pursuant to which the Company has any outstanding obligation; provided, that the foregoing shall not apply to non-disclosure agreements entered into in connection therewith;

(k) any active Contract with a Governmental Authority;

(l) all Contracts that contain or provide for “most favored nations”, exclusivity, rights of first refusal, rights of first offer or similar terms or otherwise materially restrict the right of the Company or any of its Affiliates to (i) engage in any line of business or geographic region with any Person, (ii) solicit any customers, suppliers, employees or contractors of any other Person, or (iii) compete with any Person;

(m) all Contracts with Material Customers;

(n) all Contracts with Material Suppliers;

(o) each form of Contract used by the Company as a standard form in the ordinary course of business;

(p) outstanding powers-of-attorney granted by the Company for any purpose whatsoever;

(q) all Contracts related to capital projects and capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;

(r) all Contracts with advertising or promotion agencies;

(s) all Contracts regarding the distribution of prizes to contestants in games of chance or skill;

(t) all Contracts regarding sponsorship, co-sponsorship; procurement of talent, endorsement, spokespersons, or similar third-party promotional agreements;

(u) all Contracts related to cause-relating marketing, including commercial co-venture agreements that are related to cause-related marketing; and

(v) each other Contract, to the extent not contemplated by Sections 3.12(a) through 3.12(u) above, to which the Company is a party or by which it or its assets are otherwise bound which is reasonably likely to involve the payment to or by the Company of more than $250,000 in the aggregate.

3.13 No Default; No Restrictions.

(a) The Company has made available to Acquiror true and complete copies of each Company Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder). The Company has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each Company Material Contract. Each of the Company Material Contracts (x) is in full force and effect, enforceable against the Company, and, to the Knowledge of the Company, the other parties thereto, in accordance with the terms thereof and (y) is a legal and binding obligation of the Company and, to the Knowledge of the Company, the other relevant parties thereto. Neither the Company nor, to the Knowledge of the Company, any other party thereto, has provided or received any notice of any intention to terminate any Company Material Contract. There exists no default or event of default or Occurrence, with respect to the Company or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice or the lapse of time or both, may give rise to, serve as a basis for, would constitute or would reasonably be expected to become a default or event of default under any Company Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. The Company has not received any written notice regarding any alleged violation or breach of or default under any Company Material Contract.

(b) There is no Contract or Order binding upon the Company that has or would reasonably be expected to have, whether before or after consummation of the Stock Purchase, the effect of prohibiting or impairing any current business practice of the Company.

3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Company Disclosure Letter sets forth:

(i) a complete and correct list of all (A) registered patents, pending patent applications, and planned applications (including invention disclosures), (B) all registered trademarks, tradenames, and service mark registrations and applications to register any trademarks (including trademarks comprising domain names) therefor, (C) material unregistered trademarks, tradenames, and service marks, (D) copyright registrations and applications therefore, and (E) Internet domain name registrations, in each case to the extent used by the Company or in connection with its business, in each case, that are owned or purported to be owned (wholly or partially) by the Company, (all of the foregoing, the “Registered Company IP” and together with all other Intellectual Property owned or purported to be owned by the Company, the “Owned Intellectual Property”);

(ii) each license, sublicense, consent to use agreement, settlement, coexistence agreement, covenant not to sue, waiver, release, or other express grants of right to use which the Company has granted to any third party with respect to any Owned Intellectual Property (“IP Outbound Licenses”), excluding any Standard IP Agreements (collectively, the “Material IP Outbound Licenses”); and

(iii) each item of Intellectual Property that any third party owns and that the Company uses in connection with its business pursuant to a license, sublicense, agreement or permission (“IP Inbound Licenses”), excluding any Standard IP Agreements (collectively, the “Material IP Inbound Licenses”). The IP Inbound Licenses, together with the IP Outbound Licenses, are the “IP Licenses.” The Material IP Inbound Licenses, together with the Material IP Outbound Licenses, are the “Material IP Licenses.”

(b) Except as set forth on Schedule 3.14(b) of the Company Disclosure Letter:

(i) The Owned Intellectual Property and the Intellectual Property that is the subject of all the IP Inbound Licenses include all of the Intellectual Property used in or necessary for the conduct of the Company’s business as currently conducted, and there are no other items of Intellectual Property that are required to operate the Company’s business as currently conducted;

(ii) All Owned Intellectual Property is solely owned (both beneficially and with respect to registrations and applications, as the record owner) by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, and all Owned Intellectual Property is subsisting, valid and enforceable (or in the case of applications for Registered Company IP therein are applied for);

(iii) All fees have been timely paid and all required communications and responses timely filed with regard to all Owned Intellectual Property subject to registration with or application to a Governmental Authority or other registrar, and the Company and its Representatives have complied with the duty of candor and disclosure, and have not made any material misrepresentations in connection with, the prosecution and maintenance of any patents and patent applications included in the Registered Company IP;

(iv) The Company owns, or has a valid right to use free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property used or held for use by it, or necessary to conduct its business as currently conducted, including that which is necessary for the Company to design, develop, manufacture, license, market, distribute, maintain, repair, offer for sale, sell, or use the Company’s current products and services in the course of the Company Business;

(v) No grants, funding, facilities, or personnel of any Governmental Authority or university, research institution or similar entity was used to develop or create (in whole or in part) any Owned Intellectual Property;

(vi) Neither the validity, enforceability nor scope of, nor the Company’s title or other rights to, any Owned Intellectual Property, including any Intellectual Property licensed by the Company through the IP Inbound Licenses, is currently being, or has been, challenged in any Action or threatened to be challenged in any Action;

(vii) Neither the validity, enforceability nor scope of, nor the title or other rights to any Intellectual Property created by or for the Company as “works made for hire”, or that is or was assigned to, the Company is, the subject of any current or former dispute or Action or is or was otherwise threatened to be challenged in any Action;

(viii) (A) There are no Actions pending or threatened against the Company, alleging that the Company or, in connection with the Company’s business, any Representative of the Company, is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any of the Intellectual Property rights of any third party Person; (B) there are no Actions pending or threatened by the Company, or by any Person on behalf of the Company, against any Person alleging infringement, misappropriation or other violation of any Owned Intellectual Property; (C) the operation or conduct of the Company’s business (including the use of any Intellectual Property), as currently conducted, and as has been conducted, has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and there has been no Action asserted or threatened against the Company alleging the Company’s infringement, misappropriation, or violation of any Intellectual Property rights of another Person, (D) no Person has infringed or otherwise violated any Owned Intellectual Property; (E) no registered trademark or service mark owned by the Company is involved in any opposition, cancellation or equivalent Action, and no such Action has been threatened in writing; and (F) no patent or patent application owned by the Company is involved in any interference, reissue, reexamination or equivalent Action, or any other post-grant proceeding challenging the validity, enforceability or ownership of any patent or patent application owned by the Company.

(ix) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any Owned Intellectual Property or Intellectual Property licensed under IP Inbound Licenses; and there are no third party consents or other permissions, with respect to any Owned Intellectual Property or IP Inbound Licenses, required for or as a result of the completion of the transactions contemplated hereby.

(c) All issued patents included in the Owned Intellectual Property have been duly filed or registered (as applicable) with the applicable Governmental Authority, and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Authority, have not lapsed, expired or been abandoned, and are valid and enforceable. The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and all relevant foreign patent offices with respect to all patents in the Owned Intellectual Property and have made no material misrepresentations in connection with the prosecution or maintenance of any such patent. All patents owned by or purported to be owned by the Company have been prosecuted in good faith, are subsisting and in good standing and are not subject to any terminal disclaimer; there are no inventorship challenges to any such patents nor does there exist any fact that would reasonably be expected to lead to any such challenge; no interference been declared or provoked relating to any such patents nor does there exist any fact that would reasonably be expected to lead to any such interference; no opposition proceedings have been commenced related to such patents in any jurisdictions which such procedures are available nor does there exist any fact that would reasonably be expected to lead to any such opposition; all such issued patents are valid and enforceable nor does there exist any fact that would reasonably be expected to lead to a finding of invalidity or unenforceability; and all maintenance and annual fees have been fully and timely paid, and all fees paid, during prosecution and after issuance of any patent have been paid in the correct entity status amounts. There is no fact with respect to any patent applications within the Owned Intellectual Property that would reasonably be expected to (A)

preclude the issuance of an issued patent from such application (with valid claims no less broad in scope than the claims as currently pending in such patent application), (B) render any issued patent issuing from such patent application invalid or unenforceable or (C) cause the claims included in such patent application to be narrowed. The Company has not received any notice of a claim of any inventorship challenge, or any interference, invalidity or unenforceability claim, with respect to patents owned by or purported to be owned by the Company.

(d) The Company has (i) taken commercially reasonable measures, consistent with generally-adopted practices in the industry in which it operates, to protect the confidentiality of all of its material trade secrets, including proprietary software source code, and all other confidential and proprietary information of the Company including Sensitive Data maintained by of for the Company (collectively, the “Company Sensitive Information”) and (ii) executed either written confidentiality and invention assignment agreements or written agreements incorporating confidentiality and invention assignment agreements or provisions with all of its past and present employees, contractors, officers and consultants who have been employed or engaged to develop Owned Intellectual Property for the Company and pursuant to which such employees, contractors and consultants have (A) acknowledged that all such Intellectual Property rights are “works made for hire” for the Company under applicable Law or granted to the Company a present, irrevocable (except to the extent revocable pursuant to 17 U.S.C. §203) assignment to all their rights in and to all Intellectual Property they developed in the course of their engagement with the Company, and (B) agreed to hold all trade secrets and confidential and proprietary information of the Company in confidence both during and after their employment or engagement. No Representative of the Company owns any Owned Intellectual Property. Except as set forth on Schedule 3.14(c) of the Company Disclosure Letter, (x) no Person has expressly excluded any Intellectual Property from their respective confidentiality and invention assignment agreement, (y) no Person is in breach of their respective confidentiality and invention assignment agreement, and (z) there has not been any disclosure of or access to any trade secret of the Company to any Person in a manner that has resulted or is reasonably likely to result in the loss of trade secret in and to such information. The Company owns or has sufficient rights to use all content and other copyrightable subject matter used by the Company in the Company Business.

(e) The Company has not made any Company Sensitive Information available to any Person except with proper authorization and pursuant to written confidentiality agreements. The Company is not misappropriating and has not misappropriated any third party trade secrets. The Company has not received any notice from any Person that there has been an unauthorized use or disclosure of any trade secrets or other confidential or proprietary information provided in relation to the Company’s business. No Person that has received any Company Sensitive Information from the Company has refused to provide to the Company, after the Company’s request therefore, a certificate of return or destruction of any documents or materials containing such Company Sensitive Information. There has not been any breach of confidentiality obligations with respect to, or unauthorized use or disclosure of, any Company Sensitive Information.

(f) Schedule 3.14(f) of the Company Disclosure Letter sets forth a true and correct list of all Software that is owned by the Company and material to its operations or is otherwise distributed by the Company to its customers and end users (the “Company Products”). All Software licensed, owned, used, reproduced, modified, or distributed by the Company (the “Company Software”) is either owned by the Company or licensed to the company under a valid and enforceable agreement. Except as set forth on Schedule 3.14(f) of the Company Disclosure Letter, the Company Software, and any other Software used by the Company, does not reference, incorporate, or link to (dynamically or statically) any Open Source Software subject to a Copyleft Software license, in each case in a manner that subjects the Company to the restrictions described in clause (A) or (B) in the definition of Copyleft Software.

(g) The Company has complete, valid and enforceable rights to use all data, data sets and databases used in, held for use in, or necessary for the conduct of the Company Business (collectively, “Company Data and Data Sets”).

3.15 Compliance with Laws.

(a) Since the Lookback Date the Company has been, and the Company is now in, material compliance with, all applicable Law. The Company has not received any written notice from any Governmental Authority, and no claims have been filed against the Company, regarding any alleged violation of any applicable Law. Since the Lookback Date, the Company has not been subject to any adverse inspection, finding, investigation, penalty, assessment, audit, other recommendation, or other compliance or enforcement action, including the National Advertising Division or any social media platform including interactive gaming or gambling platform, or any other public or private gaming partners or venues. The Company is not subject to any unsatisfied Order.

(b) Schedule 3.15(b) of the Company Disclosure Letter sets forth a correct and complete list of all material permits, licenses, approvals, certificates and other authorizations of and from all Governmental Authorities that are necessary and/or legally required to be held by the Company to conduct the Company Business (the “Governmental Permits”). All of the Governmental Permits are valid, subsisting in accordance with their respective terms and in full force and effect. The Company has not received any written notice from any Governmental Authority regarding (i) any alleged failure to comply with any term or requirement of any Governmental Permit or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. The Company is not in default or violation of any Governmental Permit in any material respect. No Occurrence has occurred that, with or without notice or lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any Governmental Permit.

(c) The Company, and its current and former Representatives (when acting in such capacity or otherwise on behalf of the Company), has complied with all Illegal Business Practice Laws. Neither the Company nor, to the Knowledge of the Company, any current or former Representative of the Company, for or on behalf of the Company, (i) is using or has used any funds of the Company for any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for reimbursement, in whole or in part, of any such expenditure, (ii) is using or has used any funds of the Company for any direct or indirect unlawful payment to any Person, including any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) is violating or has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, U.K. Bribery Act of 2010, or any other Illegal Business Practice Law; (iv) is maintaining or has established or maintained, any unlawful or unrecorded fund of the Company’s monies or other properties; (v) has made, at any time since their respective dates of formation, any false or fictitious entries on the books and records of the Company; (vi) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or otherwise engaged in any pay-for-play practices, using any funds or otherwise on behalf of the Company; or (vii) has, directly or indirectly, provided or paid any material favor or gift that is not deductible for income Tax purposes using the Company’s funds or otherwise on behalf of the Company.

(d) The Company has not (i) received any written notice, request, allegation or citation from any source, alleging actual or potential violation of any Illegal Business Practice Laws or (ii) made a voluntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Illegal Business Practice Laws. The Company (i) has instituted policies and procedures reasonably designed to ensure compliance with the Illegal Business Practice Laws, (ii) has maintained and maintains such policies and procedures in force and (iii) has complied with such policies and procedures including the proper maintenance of books and records.

(e) The Company (i) does not have any pending voluntary self-disclosures with respect to export or reexport control or sanctions Laws, orders or regulations of any and all applicable jurisdictions, including the United States and any jurisdiction in which the Company is established or from which it exports or reexports any items or in which it provides services, including the Export Administration Regulations with the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, all as amended from time to time (collectively, “Export Control and Sanctions Laws”), or (ii) has not received written notice from any Governmental Authority that the Company is under criminal or civil investigation concerning any of the Export Control and Sanctions Laws. The Company has at all times acted without violation and in compliance with the Export Control and Sanctions Laws.

(f) The Company has not received any written notice from any Governmental Authority of non-compliance with any of the Export Control and Sanctions Laws which could subject the Company to civil or criminal fines, penalties or other measures.

3.16 Employees, ERISA and Other Compliance.

(a) Schedule 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete listing of all current employees of the Company (collectively, the “Company Employees”), all individuals currently performing services for and classified as independent contractors of the Company, and all current leased employees (as defined in Code Section 414(n)) of the Company, in each case, as of the date hereof, including each such Person’s name, job title or function and job location, hire date, full- or part-time status, exempt or non-exempt status under the Fair Labor Standards Act (the “FLSA”), as well as a true, correct and complete listing of his or her current base salary or wage rate payable by the Company, the target amount of any annual incentive compensation applicable to such Person, the amount of accrued but unused vacation time and/or paid time off, in each case, as of the date hereof, and each Company Employee’s current leave status.

(b) The Company is, and since the Lookback Date has been, in compliance, in all material respects, with all applicable Laws relating to labor, employment and fair employment practices, including, provisions relating to hiring, discharge and/or terms and conditions of employment, discrimination in employment (including hiring), worker classification under the FLSA and other applicable state and local Laws, wages and hours, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation employee leave issues, labor relations, unemployment insurance, overtime compensation, child labor, hiring, promotion and termination of employees, employee privacy, data protection, working conditions, meal and break periods, employment eligibility verification, affirmative action, employment and reemployment rights of members of uniformed services, secondment, civil rights, occupational safety and health, work visas and/or employment authorization (including the Immigration Reform and Control Act), and is not engaged in any unfair labor practice. With respect to any Relevant Service provider engaged since the Lookback Date, the Company does not have any material Liability with respect to the misclassification of Relevant Service Providers as independent contractors, or with respect to the misclassification of employees as exempt versus non-exempt. In the last two (2) years, no written allegations of sexual harassment have been made to the Company against any current or former (i) officer of the Company or (ii) employee of the Company.

(c) The Company has withheld all amounts required by applicable Law or as otherwise directed by Contract to be withheld from the wages, salaries, and other payments to the Company Employees and its independent contractors and leased employees; and is not liable for any arrears of wages, compensation, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all Company Employees all wages, salaries, commissions, bonuses, accrued overtime, vacation pay and/or holiday pay, benefits and other compensation due to or on behalf of such Company Employees, has made required social security contributions with respect to each Company Employee, and has paid in full to all independent contractors and consultants all remuneration due to or on behalf of such independent contractors and consultants (other than accrued bonuses reflected on the Company Balance Sheet). There are no Actions concerning the employment, or termination thereof, of any of the Company Employees, and no such Action is pending or, to the Knowledge of the Company, threatened.

(d) The Company is not a party to or bound by any labor agreement or collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, labor organization, or works council, and to the Knowledge of the Company, and no employees, consultants or contractors are represented by a labor union, labor organization or works council with respect to their employment or provision of services to the Company. No labor union, labor organization, works council, Company Employees or other collective group of Company Employees, consultants or contractors has made a demand for recognition or certification with respect to the Company, and there are no representation or certification proceedings or applications seeking a representation or certification proceeding pending or, to the Knowledge of the Company, threatened in writing to be brought or filed before any Governmental Authority. To the Knowledge of the Company, there is and, prior to the date hereof, has been, no union organizing activities among any Company Employee or group of Company Employees or any of its consultants or contractors. There is no pending, or to the Knowledge of the Company, threatened work stoppage, lockout, labor grievance, arbitration, labor dispute, slowdown or labor strike against or affecting the Company.

(e) In the past two (2) years, the Company has not engaged in any “mass layoff,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) or engaged in layoffs or employment terminations sufficient in numbers to trigger application of any applicable state or local Law similar to the WARN Act.

(f) Except as set forth on Schedule 3.16(f) of the Company Disclosure Letter, no officer or Company Employee at the level of manager or higher, and no independent contractor of the Company with annual remuneration from the Company of at least $150,000, has disclosed to the Company in writing any plans to terminate his or her employment or relationship with the Company.

(g) The Company has not received written notice from any Governmental Authority responsible for the enforcement of labor or employment Law regarding an intent to conduct an investigation of the Company with respect to or relating to compliance with or an alleged violation or breach of any applicable labor or employment Law and, to the Knowledge of the Company, no such investigation of the Company by such a Governmental Authority is in progress.

(h) The Company has complied in all material respects with applicable Law regarding retaining U.S. Citizenship and Immigration Services Form I-9 (Employment Eligibility Verification) and all other records, documents, or other papers that are required to be retained with Form I-9 by the Company, including E-Verify reports, that it has in its records for each Company Employee located in the United States, and the Company has made available such documentation to Acquiror.

(i) Since the Lookback Date, the Company has not received any “cease and desist” letter or similar written communication alleging that any Company Employee, leased employee or independent contractor is performing any job duties or engaging in other activities on behalf of the Company that would violate any employment, non-competition, non-solicitation, non-disclosure, or other similar agreement between such individual and any former employer or any applicable Law.

(j) The Company has effectuated any required COVID-19 safety policies and protocols in compliance in all material respects with all applicable COVID-19 Orders. The Company has not received any written complaints from any current Company Employees regarding any failure of the Company to comply with applicable COVID-19 Orders regarding worker safety.

3.17 Company Benefit Arrangements.

(a) Schedule 3.17(a) of the Company Disclosure Letter lists each Company Benefit Arrangement. The term “Company Benefit Arrangement” shall mean every plan, program and arrangement (whether written or unwritten), that is currently maintained, contributed to or required to be contributed to, by the Company or any of its ERISA Affiliates, for the benefit of any Relevant Service Provider, or any of their respective dependents or beneficiaries, or with respect to which the Company has any Liability, in each case, whether funded or unfunded and whether or not subject to ERISA, including: (i) an “employee benefit plan” as defined in Section 3(3) of ERISA, and (ii) all employment, consulting, vacation benefits, severance benefits, retention, education assistance, commission, disability benefits, death benefits, hospitalization benefits, medical benefits, dental benefits, vision care benefits, cafeteria benefits, child/dependent care benefits, sabbatical, retirement benefits, deferred compensation, profit-sharing, pension, stock option, stock appreciation rights, restricted stock, restricted stock unit, phantom or other equity or equity-based compensation, change-in-control, incentive, deferred compensation, salary continuation or bonuses.

(b) Each Company Benefit Arrangement has been established, maintained and operated in compliance in all material respects with its terms and applicable Laws. Unless otherwise indicated in Schedule 3.17(b) of the Company Disclosure Letter, each such Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code (1) has received a favorable opinion, advisory, notification and/or determination letter, as applicable, and to the Knowledge of the Company, nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which could reasonably be expected to cause the loss of the tax-qualified status of such Company Benefit Arrangement, (2) is subject to an application to the Internal Revenue Service for such letter or has a remaining period of time to apply for such letter or (3), relies on a favorable Internal Revenue Service opinion letter or advisory letter issued to the master and prototype or volume submitter plan sponsor of such employee pension benefit plan in accordance with Internal Revenue Service guidance for reliance on such opinion or advisory letters. Each Company Benefit Arrangement can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event, or as may be required by applicable Law).

(c) With respect to each material Company Benefit Arrangement, the Company has made available to Acquiror a complete and correct copy of the following, as applicable: (i) where such Company Benefit Arrangement is reduced to writing, all written plan documents, adoption agreements, and amendments and restatements thereto, (ii) where such Company Benefit Arrangement is not reduced to writing, a summary of the material terms of such Company Benefit Arrangement, (iii) where applicable, trust documents, financial statements, insurance policies (including any stop-loss insurance policies pertaining to a self-insured Company Benefit Arrangement), vendor contracts, employee booklets, summary plan descriptions, other authorizing documents, and any material employee communications relating thereto, (iv) the filed Forms 5500s and all schedules thereto for the previous three (3) years, (v) the most recent IRS determination or opinion letter and (vi) any material notices received within the last three years from any Governmental Authority relating thereto.

(d) The Company has timely filed the three (3) most recent annual reports (Form 5500) for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements.

(e) No Action has been brought, or, to the Knowledge of the Company, is threatened, against or with respect to any Company Benefit Arrangement, including any audit or inquiry by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority. Neither the Company nor, to the Knowledge of the Company, any fiduciary of a Company Benefit Arrangement, has ever been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA with respect to any Company Benefit Arrangement which was not otherwise exempt, except as would not reasonably be expected to result in material Liability to the Company.

(f) Other than as provided in Schedule 3.17(f), no Company Benefit Arrangement provides post-termination or retiree welfare benefits to any Person for any reason, except as required by COBRA or other applicable Law.

(g) Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to, or has in the last six (6) years sponsored, maintained, contributed to (or been required to contribute to), and neither the Company nor any ERISA Affiliate has any current or contingent liability or obligation under or with respect to, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as defined in ERISA or Code Section 413(c), (iii) a “funded welfare plan” within the meaning of Code Section 419 or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Company Benefit Arrangement is subject to Title IV of ERISA.

(h) The Company is in material compliance in all material respects with the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the regulations thereunder.

(i) Unless otherwise indicated in Schedule 3.17(i) of the Company Disclosure Letter, the Company is not a party to any Company Benefit Arrangement, any of the benefits of which shall be materially increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Stock Purchase or any of the other transactions contemplated by this Agreement.

(j) The Company is in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any applicable similar provisions of state or local law, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No material excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Company Benefit Arrangement.

(k) No amount will be received (whether in cash or property or the vesting of property), as a result of the execution of this Agreement or the consummation of the transactions, by any Relevant Service Provider under any Company Benefit Arrangement or otherwise that would not be deductible by the Company by reason of Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.

(l) Each Company Benefit Arrangement which is governed by the applicable Laws of the Unites States that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code with respect to any Relevant Service Provider who is subject to United States income tax has been operated and maintained in operational and documentary compliance in all material respects with Section 409A of the Code and applicable guidance thereunder.

(m) The Company has no obligation to gross-up, make whole or otherwise indemnify any current or former director or employee of the Company with respect to Taxes, interests or penalties imposed under Section 409A or 4999 of the Code.

(n) Unless otherwise indicated in Schedule 3.17(n) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Stock Purchase (either alone or in conjunction with any other event) will, directly or indirectly: (i) entitle any Relevant Service Provider to any payment, compensation or benefit from the Company, (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any Relevant Service Provider from the Company or (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Arrangement.

(o) None of the Company Benefit Arrangements, nor any trust created thereunder, now directly holds or has heretofore directly held as assets any capital stock or securities issued by the Company.

3.18 No Brokers. Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Stock Purchase or any other transaction contemplated by this Agreement (other than fees and expenses payable to Price Waterhouse Cooper, which constitute Transaction Expenses). Acquiror shall not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or the Stock Purchase.

3.19 Environmental Matters.

(a) The Company has been and is in material compliance with all Environmental Laws (as defined above), which compliance includes the possession by the Company of all Governmental Permits and other governmental authorizations required under Environmental Laws necessary to conduct its business as currently conducted under applicable Environmental Laws (“Environmental Permits”) and compliance with the terms and conditions thereof. The consummation of the Stock Purchase will not require a change in the terms or conditions of any Environmental Permits and such Environmental Permits can be transferred or assigned as contemplated herein without a change in the terms or conditions of such. The Company has not received any written or to the Knowledge of Company, threatened notice from a Governmental Authority that alleges that the Company is not in compliance with any Environmental Law. There are no pending or, to the Knowledge of the Company, threatened, Environmental Claims against the Company.

(b) Company has not generated, manufactured, sold, handled, treated, recycled, stored, transported, disposed of, arranged for the disposal of, released, or placed any Materials of Environmental Concern in a manner which could reasonably be expected to give rise to material Liability to the Company under Environmental Laws. Except as set forth on Schedule 3.19(b) of the Company Disclosure Letter, there has been no Environmental Release of Materials of Environmental Concern by the Company on, under, to or from any property or structure currently owned, leased or occupied by the Company that would result in material Liability for the Company pursuant to any Environmental Laws. and there are no Materials of Environmental Concern in, on, under, emanating from, or migrating from or onto any portion of any property or structure currently owned, leased, or occupied or, to the Knowledge of the Company, previously owned, leased, or occupied by the Company which has resulted in contamination in excess of applicable federal, state or local limits or requires remediation under any Environmental Law. No underground storage tanks are located at any of the Leased Real Property. The Company has not agreed to assume any material actual or potential Liability under any Environmental Laws of any other Person. The Company has provided Acquiror with access to true and correct copies of all reports, investigations, audits, and inspections in possession, custody or control of the Company pertaining or relating to Materials of Environmental Concern in connection with any Environmental Claims or any real property now or previously owned, leased or occupied by the Company.

(c) The Company has not received any written notice that any real property now or previously owned, operated or leased by the Company is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, the Comprehensive Environmental Response, Compensation and Liability Information System List (“CERCLIS”), any registry of contaminated land sites or on any similar state or foreign list of sites requiring investigation or cleanup, and no Encumbrance (other than Permitted Encumbrances) has been filed against either the personal or real property of the Company under any Environmental Law regulation promulgated thereunder or order issued with respect thereto. To the Company’s Knowledge, there are no current or proposed requirements under Environmental Law which would require material capital expenditures in the next twelve (12) months. The Company has not generated, used, or disposed of PFAS.

3.20 Privacy.

(a) To the extent required by applicable Law, the Company has in place publically published privacy policies regarding the collection, use and disclosure of Personal Information in its possession, custody or control, or otherwise held or processed on its behalf. The Company has complied with all Information Privacy and Security Laws and agreements to which it is a party that contain, involve or deal with Personal Information and other Sensitive Data. The Company has been, and is, in compliance with all applicable Laws and contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. The Company has not been notified of any Action or any other claim related to data security or privacy or alleging a violation of any of its privacy policies, or any Information Privacy and Security Law, nor has any such claim been threatened. The Company has taken commercially reasonable measures designed to protect and maintain the confidentiality of all Personal Information and other Sensitive Data collected by or on behalf of the Company in connection with its business and to maintain the security of its data storage practices for Personal Information, in each case, in accordance with all Information Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which the Company conducts its business. The Company has taken commercially reasonable steps to ensure that all third party service providers, outsourcers, contractors, or other persons who process, store or otherwise handle Personal Information for or on behalf of the Company have agreed to comply with applicable Information Privacy and Security Laws and taken reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure. There has been no unauthorized access, use, or disclosure of Personal Information or other Sensitive Data in the possession or control of the Company or any of its providers or other contractors, or otherwise in connection with the Company’s business. All Personal Information has been collected by or provided to the Company in compliance with applicable Information Privacy and Security Laws, including by providing any notice and/or obtaining any consent required.

(b) All of the IT Systems are owned by, or validly licensed, leased or supplied under a written contract to the Company, and (i) they comprise all of the IT Systems that are required to carry on the Company’s business as currently conducted and as it was carried out in the twelve (12) months prior to the date hereof; (ii) are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology, and data processing operations necessary for the conduct of the Company’s business; and (iii) are free of any material viruses, defects, bugs, and errors. The Company’s rights with respect to the IT Systems will not be lost or rendered liable to termination by virtue of the performance of this Agreement. The Company has maintained commercially reasonable administrative, physical and technical safeguards consistent with normal industry practice that are designed to (A) protect the confidentiality, integrity and accessibility of IT Systems and information contained therein (including Intellectual Property, Personal Information, Sensitive Data, all other Company Data and Data Sets, and all other information subject to confidentiality obligations), and specifically, (B) prevent against loss and unauthorized access, use, modification, disclosure or other use of such information that would not, in each foregoing case, be consistent with the Company’s published privacy policy and each Contract to which it is party and all Information Privacy and Security Laws. (i) The IT Systems have not caused the Company to fail to comply with any service level obligations in its Contracts with customers for the Company’s products or services or any of its rights and obligations relating to any Company Data and Data Sets, (ii) none of the data (including Owned Intellectual Property, Personal Information, Sensitive Data, or any other Company Data and Data Sets, including data owned by customers with which Company has a Contract) that the IT Systems store or process has been corrupted, and (iii) none of the data (including Owned Intellectual Property, Personal Information, Sensitive Data, and all other Company Data and Data Sets including data owned by customers with which Company has a Contract) that the IT Systems store or process has been subject to any actual or suspected data loss or theft, unauthorized access, malware intrusion, or other cybersecurity breach (including ransomware). The Company has been, and is, in compliance with all Information Privacy and Security Laws and all other relevant Laws and contractual obligations concerning the security and privacy of IT Systems and information contained therein (including Intellectual Property, Personal Information, and Sensitive Data, and all other Company Data and Data Sets including customer data, and all other information subject to confidentiality obligations) in all material respects.

(c) The Company has maintained and implemented commercially reasonable and legally required plans, policies or procedures for privacy, physical and cyber security, business continuity and incident response, including reasonable administrative, technical and physical safeguards to protect the confidentiality and security of Sensitive Data in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse and to safeguard the IT Systems used by the Company against the risk of material business disruption. The Company acts in compliance with such plans, procedures or policies. There have been no failures, breakdowns, continued substandard performance or other adverse events affecting the IT Systems used by the Company that have caused a material disruption or interruption in or to the use of such IT Systems by Company.

3.21 Affiliate Transactions. Except for the Existing Employment Agreements, Schedule 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of each Contract between or among (a) the Company, on the one hand, and (b) (i) any Seller or any Seller Guarantor or any of their respective Affiliates, or (ii) any officer, director or employee of the Company (or any Related Party of any of the foregoing), on the other hand, in each case other than (w) employment Contracts and indemnification Contracts and obligations set forth in the Company Charter Documents, (x) agreements in respect of shares of capital stock of the Company set forth in Schedule 3.4 of the Company Disclosure Letter and (y) reimbursements or extensions of credit to managers, directors, officers and employees of the Company for travel, business or relocation expenses or other employment-related purposes, in each case, in the ordinary course of business, and (y) the Company Benefit Arrangements (each, an “Affiliate Agreement”).

3.22 Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.22(b) of the Company Disclosure Letter sets forth a list of each lease, sublease, occupancy or co-location agreement or other Contract under which it is lessee or sublessee of any real property (the “Leased Real Property”) owned by any third party, and specifies the name of the lessor, lessee and address of the Leased Real Property (the Contracts pursuant to which such Leased Real Property is leased being the “Leases”). The Company has made available to Acquiror true and complete copies of each Lease (including all modifications, amendments and supplements thereto and waivers thereunder). With respect to the Leases, neither the Company, nor, to the Knowledge of the Company, any other party to any such Lease, is in breach of or default under such Lease in any material respect. Each Lease to which the Company is a party (i) is a legal and binding obligation of the Company, and, to the Knowledge of the Company, the other relevant parties thereto and (ii) is in full force and effect, enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. The Company has accepted possession of the Leased Real Property demised pursuant to each Lease and is in actual possession thereof and has not sublet, assigned, encumbered or hypothecated its leasehold interest. Except as set forth on Schedule 3.22(b) of the Company Disclosure Letter, the Company has all right, title, and interest in all leasehold estates and other rights purported to be granted to it by each Lease, in each case free and clear of any Encumbrance and any Encumbrances which are suffered or incurred by the fee owner on its interest in such Leased Real Property are expressly subordinate to the Company’s rights under the Leases pursuant to written subordination, non-disturbance and attornment agreements, complete and accurate copies of which have been made available to Acquiror. No Occurrence has occurred or exists which, with notice or lapse of time or both, may give rise to, serve as a basis for, or would constitute an event of default under any Lease or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full. The Company does not owe, nor will owe in the future, any brokerage commissions or finder’s fees with respect to the Leases. The other party to any Lease is not an Affiliate of, and otherwise does not have any economic interest in the Company. No construction, alteration, or other leasehold improvement work with respect to any Lease remains to be paid for or performed by any party to a Lease except for any such work required by the parties thereunder as part of the maintenance, repair and replacement obligations, including with respect to casualty damage, and all contributions, allowances and concessions required to be paid or given by the landlord or tenant under the Leases have been paid or given.

(c) The Leased Real Property, is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws affecting the Leased Real Property, and the Company has not received any notice of any violation or claimed violation by any of them of any such Laws with respect to the Leased Real Property which have not been resolved.

(d) The current use of the Leased Real Property does not violate in any material respect any instrument of record or agreement affecting the Leased Real Property, and there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Leased Real Property or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operations for the Company’s business as currently conducted of the property to which they relate or materially adversely affect the value thereof for the current use of the Company.

(e) There are no proposed special assessments, or proposed material changes in property Tax or land use or other applicable Laws affecting the Leased Real Property.

(f) There is no pending or, to the Knowledge of the Company, threatened Action that would interfere with the use or quiet enjoyment of any of the Leased Real Property by the Company prior to or after the Closing.

(g) The Leased Real Property is adequate to service the normal operations of the Company at each Leased Real Property as conducted in the last twelve (12) months and, all material Governmental Permits required in connection with the normal operation of the Leased Real Property as operated in the last twelve (12) months have been obtained and are in full force and effect.

3.23 Insurance.

(a) Schedule 3.23(a) of the Company Disclosure Letter lists each policy and binder of insurance of the Company (including property, casualty, liability, life, health, accident, workers’ compensation and bonding arrangements) owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by the Company (collectively, the “Insurance Policies”). All Insurance Policies are in full force and effect and shall remain in full force and effect following consummation of the transactions contemplated by this Agreement. All premiums due and payable under the Insurance Policies have been paid in full or have been fully accrued for on the Company Financial Statements.

(b) The Company has not received (i) notice that would reasonably be expected to be followed by a notice of cancellation or non-renewal of any Insurance Policy, (ii) any notice of denial of coverage or reservation of rights with respect to any pending or threatened claims against any such Insurance Policy, (iii) any notice that any issuer of such Insurance Policy has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated, or (iv) any other indication that any such Insurance Policy may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder.

3.24 Inventory. Except as otherwise adequately reserved for in the Company Balance Sheet in accordance with GAAP (i) all inventory of the Company (including all raw materials, works-in-process or finished goods related thereto) consists of items of good, usable and merchantable quality and none of such inventory is damaged in any material respect or obsolete, and (ii) the quantities of each item of such inventory are not excessive, but are reasonable in the present and projected circumstances of the operation of the business of the Company and are saleable in the ordinary course of business. All such inventory not written off in the Company Balance Sheet has been valued in accordance with GAAP consistently applied and, with respect to inventory intended for sale, was or will be saleable at prices at least equal to the value thereof on the books of the Company, subject to any reserve therefor set forth in the Company Balance Sheet. Since the Balance Sheet Date, the inventory of the Company has been replenished in a normal and customary manner consistent with past practice. Any inventory as of the Closing Date that was acquired subsequent to the Balance Sheet Date was or will be acquired in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase and available to the Company.

3.25 Customer Warranties; Product Liabilities.

(a) Schedule 3.25(a) of the Company Disclosure Letter sets forth a description of the types of customer warranties and guarantees provided by the Company to any of its customers. All products manufactured, sold or delivered by the Company with respect to which the Company’s standard warranty or warranties have not yet expired conform with such warranties in all material respects and the Company does not have any Liability for replacement thereof other than in the ordinary course of business. Except as described in Schedule 3.25(a) of the Company Disclosure Letter, no material claims have been made under the customer warranties or guarantees of the Company and, to the Knowledge of the Company, no reasonable basis exists for such a claim. The Company has not modified or expanded its warranty obligation to any customer beyond that set forth in its standard warranties.

(b) Except as disclosed in Schedule 3.25(b) of the Company Disclosure Letter, there are not and there have not been any material disputes or controversies involving any customer, distributor, supplier or any other Person regarding the quality, merchantability or safety of or defect in, or involving a claim of breach of warranty which has not been fully resolved with respect to, or involving a claim for product liability damages directly or indirectly caused by, any product purchased, manufactured or sold by the Company. None of the products sold by the Company since the Lookback Date has been the subject of any replacement, retrofit, modification or recall campaign by the Company or (voluntary or otherwise), and to the Knowledge of the Company, there is no reasonable basis for any replacement, retrofit, modification or recall campaign relating to such products.

3.26 Customers and Suppliers. Schedule 3.26 of the Company Disclosure Letter lists: (a) the ten (10) largest customers of the Company, measured by the aggregate revenues attributable to each during the twelve (12) month period preceding the date hereof (the “Material Customers”), and (b) the ten (10) largest suppliers and vendors of the Company, measured by the aggregate expenditures attributable to each during the twelve (12) month period preceding the date hereof (the “Material Suppliers”). Except as set forth on Schedule 3.26, no Material Customer or Material Supplier (x) has terminated or materially reduced the amount of business transacted with the Company from that which has been conducted with the Company since January 1, 2020 or (y) provided notice to the Company of its intention to do any of the foregoing in clause (x).

3.27 Accounts Receivable; Accounts Payable.

(a) The accounts receivable of the Company reflected on the Company Balance Sheet and the accounts receivable that have arisen after the Balance Sheet Date (i) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (ii) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iii) subject to a reserve for bad debts shown on the Interim Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) days after billing or, in the case of international sales, within 120 days after billing. The reserve for bad debts shown on the Interim Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(b) The Company is not delinquent in its payment of any accounts payable or accrued liability, and no such accounts payable or accrued liabilities have been deferred (regardless of whether the Company and such third party have agreed to such deferral).

3.28 CARES Act.

(a) Except as set forth on Schedule 3.28(a) of the Company Disclosure Letter, the Company has not directly or indirectly sought, pursued, applied for, claimed, obtained, received, accepted or otherwise availed itself of any loan, grant, funding, tax benefit or other benefit, relief or assistance under (i) the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), (ii) any government program established or expanded thereunder, related thereto or funded thereby or (iii) any other legislation enacted, any rule or regulation promulgated, or any other program established or expanded, by any Governmental Authority in connection with, or in response to, COVID-19 or designed to provide economic or other benefit, relief or assistance to Persons in connection therewith or in relation thereto (including (A) the U.S. Small Business Administration’s Economic Injury Disaster Loan program, (B) the U.S. Small Business Administration’s Paycheck Protection Program, and (C) any program or facility established or expanded by the Federal Reserve in response to COVID-19, including the Main Street Lending Program, the Main Street New Loan Facility, the Main Street Priority Loan Facility, the Main Street Expanded Loan Facility, the Primary Market Corporate Credit Facility and the Secondary Market Corporate Credit Facility).

(b) The Company has complied in all material respects with all applicable COVID-19 Orders; provided, however, that if the Company is relying on any exemption to a COVID-19 Order that would otherwise apply, such exemption is set forth on Schedule 3.28(b) of the Company Disclosure Letter.

3.29 Bank Accounts; Power of Attorney. Schedule 3.29 of the Company Disclosure Letter sets forth a (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship (collectively, the “Bank Accounts”), (b) a true and complete list and description of each such Bank Account, indicating in each case the account number and the names of the respective Representatives of the Company having signatory power with respect thereto and (c) a true and complete list of the names of all Persons holding general or special powers of attorney from the Company and a summary of the terms thereof.

3.30 Solvency. No insolvency proceeding of any character, including, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets or properties is pending or, to the Knowledge of the Company, threatened. The Company has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. No obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company, the Sellers or any of their respective Affiliates.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER GUARANTORS, THE SELLERS AND NEWCO

NewCo and each Seller Guarantor, on behalf of itself and the respective Seller set forth opposite such Seller Guarantor’s name on Exhibit 1 attached hereto, of which such Seller Guarantor is a beneficiary (severally and not jointly as to each Seller and Seller Guarantor with respect to any representations and warranties which relate to the Sellers and the Seller Guarantors and jointly as to any representations and warranties which relate to NewCo and the Company), represents and warrants to Acquiror, as of the Agreement Date and as of the Closing (unless the representation and warranty is specifically and expressly limited only to the Agreement Date or another specified date), as follows:

4.1 Power, Authorization and Validity.

(a) Power and Authority.

(i) Such Seller Guarantor is a natural person and a resident of the state set forth opposite their name on Schedule 4.1(a)(i) of the Company Disclosure Letter. Such Seller Guarantor has all requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements and to consummate the Stock Purchase.

(ii) Such Seller, of which such Seller Guarantor is a beneficiary, is duly formed, validly existing and in good standing (if applicable) under the laws of the state of such Seller’s jurisdiction of organization. Such Seller has all requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements and to consummate the Stock Purchase.

(iii) NewCo is duly formed, validly existing and in good standing under the Laws of the State of California. NewCo has all requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the NewCo Ancillary Agreements and to consummate the Stock Purchase.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by such Seller Guarantor, such Seller of which such Seller Guarantor is a beneficiary or NewCo to enable such Seller Guarantor, such Seller or NewCo to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, the Seller Ancillary Agreements applicable to such Seller Guarantor and such Seller and the NewCo Ancillary Agreements, as applicable, or to consummate the Stock Purchase, except for (i) such filings and notifications as may be required to be made by the Company in connection with the Stock Purchase under applicable Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by such Seller Guarantor, such Seller or NewCo would not be material to such Seller Guarantor’s, such Seller’s or NewCo’s ability to consummate the Stock Purchase or to perform his or its obligations under this Agreement, the Seller Ancillary Agreement(s) applicable to such Seller Guarantor and such Seller and the NewCo Ancillary Agreements, as applicable.

(c) Enforceability. This Agreement has been duly executed and delivered by such Seller Guarantor, such Seller of which such Seller Guarantor is a beneficiary and NewCo. On the Closing Date, the Seller Ancillary Agreements and the NewCo Ancillary Agreements will have been duly executed and delivered by such Seller Guarantor, such Seller and NewCo, as applicable. This Agreement, the Seller Ancillary Agreement(s) applicable to such Seller Guarantor and such Seller and the NewCo Ancillary Agreements are, or when executed by such Seller Guarantor, such Seller or NewCo, as applicable, shall be, valid and binding obligations of such Seller Guarantor, such Seller and NewCo, enforceable against such Seller Guarantor, such Seller and NewCo in accordance with their respective terms, subject to the effect of the Equitable Exceptions.

4.2 Title. As of the Agreement Date and until the Restructuring commences, such Seller is the legal and beneficial owner of the issued and outstanding shares of Company Stock set forth opposite their name on Schedule 3.4(a) of the Company Disclosure Letter and owns such Company Stock free and clear of all Encumbrances (other than restrictions on transfers arising under the Securities Act and applicable state securities Laws). From and after the completion of the Restructuring and immediately prior to the Closing, NewCo shall be the legal and beneficial owner of 100% the issued and outstanding Company Stock and owns such Company Stock free and clear of all Encumbrances (other than restrictions on transfers arising under the Securities Act and applicable state securities Laws). Other than this Agreement, there are no Contracts to which such Seller or NewCo is a party or by which it is bound with respect to the voting, sale, transfer, or other disposition of the Company Stock. Immediately upon consummation of the Stock Purchase, Acquiror shall own all of the Company Stock, free and clear of all Encumbrances (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws).

4.3 No Conflict. Neither the execution, performance and delivery by such Seller Guarantor, such Seller of which such Seller Guarantor is a beneficiary or NewCo of this Agreement, any of the Seller Ancillary Agreements applicable to such Seller Guarantor and such Seller or any of the NewCo Ancillary Agreements, nor the consummation of the Stock Purchase or any other transaction contemplated hereby or thereby, (a) does or will conflict with or result in a termination, breach, impairment or violation of, or constitute a default under (whether with notice, lapse of time or both): (i) any Law applicable to such Seller Guarantor, such Seller, NewCo or any of his or its assets or properties; or (ii) any Contract to which such Seller Guarantor, such Seller or NewCo is a party or by which such Seller Guarantor, such Seller or NewCo or any of his or its material assets or properties are bound, except in each case where such conflict, termination, breach, impairment, violation or default would not be material to such Seller Guarantors’, such Seller’s or NewCo’s ability to consummate the Stock Purchase or to perform their obligations under this Agreement, the Seller Ancillary Agreement(s) applicable to such Seller Guarantor and such Seller or the NewCo Ancillary Agreements, as applicable, or (b) does or will result in the creation or imposition of any Encumbrance (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws) on any properties or assets of such Seller Guarantor, such Seller, including, as of the Agreement Date, the Company Stock owned by such Seller, or NewCo, including, as of the Closing Date, the Company Stock owned by NewCo.

4.4 Litigation. There is no Action pending or, to the Knowledge of such Seller Guarantor or such Seller of which such Seller Guarantor is a beneficiary, threatened, against such Seller Guarantor, such Seller or NewCo before any Governmental Authority which seeks to prevent the transactions contemplated hereby or that otherwise would reasonably be expected to have a Material Adverse Effect with respect to such Seller Guarantor, such Seller or NewCo.

4.5 Brokers. Except for Price Waterhouse Cooper, no broker, finder or similar intermediary has acted for or on behalf of such Seller Guarantor, such Seller of which such Seller Guarantor is a beneficiary or NewCo in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with such Seller Guarantor or such Seller or any action taken by them.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Company, the Seller Guarantors and the Sellers, as of the Agreement Date and as of the Closing (unless the representation and warranty is specifically and expressly limited only to the Agreement Date or another specified date), as follows:

5.1 Organization and Good Standing. Acquiror is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the organizational power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Acquiror is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Acquiror’s ability to consummate the Stock Purchase or to perform its obligations under this Agreement and the Acquiror Ancillary Agreements. Acquiror is not in violation of its Charter Documents (or equivalent organizational or governing documents), each as currently in effect.

5.2 Power, Authorization and Validity.

(a) Power and Authority. Acquiror has all requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Acquiror Ancillary Agreements and to consummate the Stock Purchase. The execution, delivery and performance by Acquiror of this Agreement, each of the Acquiror Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Acquiror to enable Acquiror to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Acquiror Ancillary Agreements or to consummate the Stock Purchase, except for such filings and notifications as may be required to be made by Acquiror in connection with the Stock Purchase under applicable Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act.

(c) Enforceability. This Agreement has been duly executed and delivered by Acquiror. On the Closing Date, the Acquiror Ancillary Agreements will have been duly executed and delivered by Acquiror. This Agreement and each of the Acquiror Ancillary Agreements are, or when executed by Acquiror shall be, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their respective terms, subject to the effect of the Equitable Exceptions.

5.3 No Conflict. Neither the execution, performance and delivery of this Agreement or any of the Acquiror Ancillary Agreements by Acquiror, nor the consummation of the Stock Purchase or any other transaction contemplated hereby or thereby, (a) does or will conflict with or result in a termination, breach, impairment or violation of, or constitute a default under (whether with notice, lapse of time or both): (i) any provision of the Charter Documents of Acquiror, each as currently in effect; (ii) any Law applicable to Acquiror or any of its assets or properties; or (iii) any Contract to which Acquiror is a party or by which Acquiror or any of its material assets or properties are bound, except in each case where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror’s ability to consummate the Stock Purchase or to perform its obligations under this Agreement and the Acquiror Ancillary Agreements.

5.4 Litigation. There is no Action pending or, to the Knowledge of Acquiror, threatened, against Acquiror before any Governmental Authority which seeks to prevent the transactions contemplated hereby or that otherwise would reasonably be expected to have a material adverse effect on Acquiror’s ability to consummate the transactions contemplated hereby.

5.5 Financing. Acquiror has, and will have available to it upon the Closing, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to NewCo under Article 2.

5.6 Representations. Acquiror acknowledges that NewCo, the Company, the Seller Guarantors and the Sellers have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3 and Article 4, the Company Disclosure Letter, the Seller Ancillary Agreements, the NewCo Ancillary Agreements and the Company Ancillary Agreements, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article 3 and Article 4, the Company Disclosure Letter, the Seller Ancillary Agreements, the NewCo Ancillary Agreements and the Company Ancillary Agreements.

ARTICLE 6

COMPANY AND SELLERS COVENANTS

6.1 Exclusive Dealing.

(a) From and after the Agreement Date until the Closing or the earlier termination of this Agreement in accordance with Article 11 (the “Pre-Closing Period”), the Seller Guarantors, the Sellers, NewCo and the Company shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, knowingly facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal to the vote of any Company Shareholder. The Seller Guarantors and the Sellers shall, and shall cause NewCo, the Company, their respective Affiliates and each of their respective Representatives to, promptly following the date hereof and during the Pre-Closing Period, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. If any Representative or Affiliate of any Seller Guarantor, any Seller or the Company, whether in his or her capacity as such or in any other capacity, takes any action that the Seller Guarantors or the Sellers are obligated pursuant to this Section 6.1 to cause such Representative or Affiliate not to take, then the Seller Guarantors and the Sellers shall be deemed for all purposes of this Agreement to have breached this Section 6.1.

(b) During the Pre-Closing Period, each of the Seller Guarantors, the Sellers, NewCo and the Company shall promptly notify Acquiror in writing after their receipt of, or any of their Affiliates or Representatives receipt of, (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Acquiror that would reasonably be expected to lead to an Acquisition Proposal. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request (except to the extent any of such information is deemed confidential under a confidentiality or non-disclosure agreement that is already in place as of the Agreement Date, in which case such notice will disclose the existence of such inquiry, offer, proposal, indication of interest or request and any of such information contained therein that is non-confidential). During the Pre-Closing Period, the Company shall keep Acquiror fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquiror a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing (except to the extent any of such information is deemed confidential under a confidentiality or non-disclosure agreement that is already in place as of the Agreement Date, in which case such notice will disclose the existence of such inquiry, offer, proposal, indication of interest or request and any of such information contained therein that is non-confidential).

6.2 Advice of Changes.

(a) During the Pre-Closing Period, the Company shall promptly advise Acquiror in writing of (1) any Occurrence or non-occurrence subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3 untrue or inaccurate such that the condition set forth in Section 10.1(a) would not be satisfied, (2) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 10.2(a) would not be satisfied, (3) any Material Adverse Effect with respect to the

Company or (4) any Occurrence that would reasonably be expected to cause any of the other conditions set forth in Article 10 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.2(a) shall not be deemed to amend or supplement the Company Disclosure Letter; provided, further, that that the Company’s unintentional failure to give notice under this Section 6.2(a) shall not be deemed to be a breach of covenant under this Section 6.2(a) but instead shall constitute only a breach of the underlying representation or warranty or covenant or condition, as the case may be.

(b) During the Pre-Closing Period, the Company shall promptly advise Acquiror in writing of (1) any Occurrence or non-occurrence subsequent to the Agreement Date that would render any representation or warranty of the Seller Guarantors, the Sellers or NewCo contained in Article 4 untrue or inaccurate such that the condition set forth in Section 10.1(b) would not be satisfied, or (2) any breach of any covenant or obligation of the Seller Guarantors, the Sellers or NewCo pursuant to this Agreement, any Seller Ancillary Agreement or NewCo Ancillary Agreement such that the condition set forth in Section 10.2(b) would not be satisfied; provided, however, that that the unintentional failure to give notice under this Section 6.2(b) shall not be deemed to be a breach of covenant under this Section 6.2(b) but instead shall constitute only a breach of the underlying representation or warranty or covenant or condition, as the case may be.

6.3 Maintenance of Business. During the Pre-Closing Period, except (i) with Acquiror’s prior written consent (which will not be unreasonably withheld, conditioned or delayed), (ii) as specifically set forth in Schedule 6.3 of the Company Disclosure Letter, (iii) as required by applicable Laws or (iv) as specifically contemplated by the terms of this Agreement, the Company shall:

(a) (i) carry on the Company Business in the ordinary course, consistent with past practice, (ii) exercise commercially reasonable efforts to preserve the Company’s relationships with the Company Employees, and (iii) maintain the Company’s present business, organization, assets and operations and goodwill with its customers, advertisers, suppliers, vendors and others with whom the Company has contractual relations in substantially the same manner as it has prior to the Agreement Date, other than with respect to any changes in such relationships required by the terms of this Agreement (e.g., contract terminations);

(b) pay all of debts and Taxes when due, subject to good faith disputes over such debts or Taxes; and

(c) shall use its commercially reasonable efforts to ensure that each Contract to which the Company is a party (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation in connection with, or terminate as a result of the consummation of, the Stock Purchase.

6.4 Conduct of Business. During the Pre-Closing Period, except (i) with Acquiror’s prior written consent (which will not be unreasonably withheld, conditioned or delayed), (ii) as specifically set forth in Schedule 6.4 of the Company Disclosure Letter, (iii) as required by applicable Laws or (iv) as specifically contemplated by the terms of this Agreement, the Company shall not undertake any of the following actions:

(a) (i) amend or otherwise change the Company Charter Documents or (ii) adopt a plan of complete or partial liquidation, dissolution, merger, or consolidation

(b) declare, set aside or pay any dividend or other distribution (but excluding tax distributions) in respect of any of its outstanding Equity Interests, or redeem or purchase any of its outstanding Equity Interests or change any rights, preferences or privileges of any of its outstanding Equity Interests;

(c) issue, sell, create or authorize any of its outstanding Equity Interests;

(d) subdivide, split, combine or reverse split any of its outstanding Equity Interests or enter into any recapitalization affecting the number of outstanding Equity Interests;

(e) (i) grant any bonus, increase in salary, or severance benefits to any Relevant Service Provider ((A) except as required by applicable Law or pursuant to the written terms of any Existing Employment Agreements or Company Benefit Arrangement, in each case, as in effect on the date hereof and (B) which for the avoidance of doubt does not include payment by the Company of any Accrued Bonuses), (ii) enter into or adopt any plan or arrangement that would constitute a Company Benefit Arrangement or collective bargaining agreement, or amend or terminate any Existing Employment Agreements, collective bargaining agreement or Company Benefit Arrangements (except in each case as required under applicable Law), (iii) grant, increase the rate or terms of, or take any action to accelerate the vesting of, or payment of, any compensation, fees, benefits or other payments to any Relevant Service Provider (which for the avoidance of doubt does not include payment by the Company of any Accrued Bonuses) or (iv) hire or terminate (other than for cause) any Company Employee or individual that would become a Company Employee earning annual compensation in excess of $150,000;

(f) enter into any Contract with any Related Party;

(g) incur, forgive, guarantee or modify any Debt or guarantee any such Debt of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(h) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(i) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with past practice, (ii) make any investments in, or capital contributions to, any Person or (iii) forgive or discharge in whole or in part any outstanding loans or advances;

(j) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of the Company’s products and services in the ordinary course of business);

(k) (i) enter into any Company Material Contract (other than for sales or licenses of the Company’s products and services in the ordinary course of business) or (ii) amend, violate or terminate in any material respect any Company Material Contract (other than any renewal of such Company Material Contract in the ordinary course of business or any termination due to the expiration of such Company Material Contract in accordance with the terms thereof);

(l) make any capital expenditures, capital additions or capital improvements in an amount in excess of $100,000 individually;

(m) materially change the manner in which it extends warranties, discounts or credits to customers;

(n) (i) initiate any Action (other than for the routine collection of bills) or (ii) settle or agree to settle any Action (except where the amount in controversy does not exceed $100,000 (or with respect to collections matters only, $250,000) and does not involve injunctive or other equitable relief);

(o) unless required by U.S. GAAP, change any of its accounting methods or revalue any of its assets;

(p) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any Person (other than Acquiror), acquire all or substantially all of the assets of any Person, or enter into any negotiations, discussions or agreement for such purpose;

(q) engage, retain or enter into any Contract with any investment banker or broker related to or in connection with the transactions contemplated by this Agreement;

(r) enter into, amend, terminate or violate any Insurance Policy, except in the ordinary course of business;

(s) permit any material Governmental Permit to lapse or expire;

(t) change or modify in any manner the existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, including (i) acceleration of collections of receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (ii) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to the early payment of payables to obtain the benefit of any payment discounts);

(u) sell, transfer, assign, lease, license, sublicense, abandon, permit to lapse or expire (other than in the ordinary course of business or the expiration of registered Intellectual Property in accordance with its maximum statutory term) or otherwise dispose of any Owned Intellectual Property; or

(v) agree in writing to take or enter into to any Contract to do any of the things described in the preceding clauses of this Section 6.4 (subject to exceptions set forth in this Section 6.4).

For purposes of this Section 6.4, “Company Material Contract” includes any Contract arising subsequent to the Agreement Date that would have been required to be listed on the Company Disclosure Letter pursuant to Section 3.12 had such Contract been in effect on the Agreement Date. Notwithstanding anything to the contrary, each of the Company, each Seller Guarantor and each Seller will not undertake any action, inaction, communication or conduct of any kind that could reasonably be deemed in their sole discretion to be a violation of the gun-jumping laws pursuant to applicable Antitrust Laws.

6.5 Necessary Consents. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Stock Purchase and the other transactions contemplated by this Agreement, to enable the Company to continue to carry on the Company Business immediately after the Closing and to keep in effect and avoid the breach, violation of or termination of any Company Material Contract. During the Pre-Closing Period, the Company will (i) consult with Acquiror beforehand regarding the process for seeking such consents and providing such notices, (ii) provide Acquiror with a reasonable opportunity to review and comment in advance on the forms of such consent requests and notices and (iii) incorporate any reasonable comments thereto made by Acquiror.

6.6 Litigation. During the Pre-Closing Period, the Company shall notify Acquiror in writing promptly after learning of any Action initiated by or against the Company, or known by the Company to be threatened in writing against the Company or any of its directors, officers or employees in their capacity as such.

6.7 Access to Information. During the Pre-Closing Period, the Company shall provide Acquiror and its Representatives with (a) reasonable access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Company’s Tax Returns, Contracts, financial condition and real, personal and intangible property and (b) such other information that Acquiror may reasonably request with respect to the Company and the operation of its business, subject to the terms of the non-disclosure agreement, between the Company and Vista Outdoor Inc. dated April 22, 2021 (the “NDA”). At the Closing, the NDA shall automatically terminate other than with respect to those items expressly intended to survive in accordance with the terms of the NDA.

6.8 Satisfaction of Conditions Precedent. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 10 regarding the Company, the Seller Guarantors, the Sellers shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 10 regarding the Seller Guarantors, the Sellers, and the Company and the Seller Guarantors and the Sellers shall use commercially reasonable efforts to cause the Stock Purchase and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

6.9 Company Disclosure Letter. Any information or disclosure contained in the Schedules delivered by the Company to Acquiror concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) delivered under any specific representation or warranty hereof shall be deemed to be disclosed in, incorporated by reference into, provide the information contemplated by, or otherwise qualify, the provisions of this Agreement set forth in the corresponding section or subsection of this Agreement and shall also be deemed to be disclosed in, incorporated by reference into, provide the information contemplated by, or otherwise qualify each other representation or warranty contained in Article 3 or Article 4 hereof solely to the extent the applicability of such information or disclosure to such other representation or warranty in this Agreement is reasonably apparent on the face of such disclosure notwithstanding the absence of a cross reference contained therein. The information set forth in the Company Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any agreement. No reference to or disclosure of any matter in the Company Disclosure Letter shall be construed as an admission or indication that such matter is material or outside of the ordinary course of business. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or Law shall be construed as an admission or indication to any third party that such breach or violation exists or has actually occurred.

6.10 R&W Insurance Policy. During the Pre-Closing Period, the Company, the Seller Guarantors and the Sellers shall reasonably cooperate with Acquiror in connection with the arrangement of the R&W Insurance Policy, including, promptly, but in no event later than ten (10) Business Days, following the Closing, delivering to Acquiror three (3) digital USB copies of all contents of the Electronic Data Room, as of the day immediately preceding the Closing Date (which shall include, for the avoidance of doubt, all contents that were located in, or uploaded to, the Electronic Data Room at any time prior to the Closing).

6.11 Release.

(a) Effective upon the Closing, each Seller Guarantor, each Seller and NewCo, on behalf of itself and its administrators, executors, trustees, beneficiaries, successors and assigns (collectively, the “Releasing Parties”), hereby releases, forever discharges and covenants not to sue each of the Company, Acquiror, its Affiliates (including, after the Closing, the Company), and each of their respective individual, joint or mutual, Representatives, direct and indirect equityholders, other controlling Persons, successors and assigns (collectively, “Releasees”) from and with respect to any and all claims, dues and demands, Actions, causes of action, orders, obligations, Contracts and agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which the Releasing Parties now have, have ever had or may hereafter have against the respective Releasees on account of or arising out of any matter, cause or Occurrence occurring contemporaneously with or prior to the Closing including those pertaining to the Releasing Parties’ relationships, direct and indirect, with the Company (including with respect to equity ownership rights in the Company or rights arising by virtue of their status as directors, officers, partners, members, equityholders, employees or similar capacities of the Company); provided, however, that this release shall not apply to any rights or claims of the Releasing Parties on account of or arising out of (i) the rights of Releasing Parties under this Agreement, the Company Ancillary Agreements, the Seller Ancillary Agreements, the NewCo Ancillary Agreements or any agreement delivered pursuant to the Agreement, or with respect to the transactions contemplated thereby, or any Acquiror benefit plans, (ii) under any obligations under the Company Charter Documents, indemnification contracts in favor of the Releasing Parties, and any directors’ and officers’ liability insurance policies, in each case, with respect to the indemnification or exculpation of, or advancement of expenses to, a Releasing Party, (iii) under the Company’s currently-existing employee benefit plans, health insurance plans and retirement plans (but not including any benefit plans or plan provisions relating to retention or change in control payments or grants of equity or equity-based awards), (iv) from any claims for accrued and unpaid salary, benefits and reimbursements of expenses actually incurred for services actually provided by the Releasing Party and payable in the ordinary course of business; or (v) under any claim that may not be waived as a matter of law.

(b) Each Releasing Party is aware that it may hereafter discover facts in addition to or different from those it now knows or believes to be true with respect to the subject matter of the release provided for in this Section 6.11; provided, however, it is the intention of each Releasing Party that such release shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in this Section 6.11. In furtherance of this intention, each Releasing Party expressly waives and relinquishes any and all claims, rights or benefits that it may have under Section 1542 of the California Civil Code (“Section 1542”), and any similar provision in any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(c) Each Releasing Party acknowledges and agrees that Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Releasing Party agrees that the waiver of Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended by this Section 6.11, and it therefore intends to waive all protection provided by Section 1542 and any other similar provision in any other jurisdiction. EACH RELEASING PARTY FURTHER ACKNOWLEDGES AND AGREES THAT IT IS AWARE THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE

WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT INTENDS TO FULLY, FINALLY AND FOREVER RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED BETWEEN SUCH PARTY, ON THE ONE HAND, AND THE RELEASEES, ON THE OTHER HAND. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.

6.12 Confidentiality. For a period of three (3) years commencing on the Closing Date, the Seller Guarantors and the Sellers shall, and shall cause their respective Affiliates, including NewCo, and each of their respective Representatives to, treat and hold as confidential, and shall not use or disclose (a) any confidential or non-public documents and information concerning Acquiror, or any of its Affiliates, furnished to it by Acquiror or its Representatives in connection with this Agreement or the Stock Purchase, and (b) any confidential or non-public information regarding the Company, including trade secrets, know-how, confidential and proprietary information, (such information in clause (b), the “Confidential Information”); provided, that such restrictions shall not apply to Confidential Information or any documents and information furnished pursuant to the preceding clause (b) which (i) is or becomes publicly available through no wrongful act or omission on the part of a Seller Guarantor, a Seller or their respective Representatives, or (ii) is or becomes available to such a Person from a third party who, to such Person’s knowledge, is not under any obligation of confidentiality with respect to such Confidential Information, documents or information; provided, further, that nothing in this Section 6.12 or the NDA will be deemed to restrict or limit the following disclosures: (A) disclosures of any information reasonably relevant for enforcing the rights of the Seller Guarantors, the Sellers or the Seller Representative or defending against assertions by Acquiror as disclosed to any Governmental Authority or other involved party (e.g., opposing counsel, expert witnesses, investigators) in connection with any dispute resolution proceedings involving a dispute between Acquiror or the Company, on the one hand, and the Seller Guarantors, the Sellers or the Seller Representative, on the other hand, (B) disclosures by the Seller Guarantors or the Sellers (or their respective Representatives) to its paid legal, accounting, tax and financial advisers to the extent reasonably necessary for any such adviser to perform its paid legal, accounting, tax and financial services, respectively, for such Seller Guarantor or such Seller (or such Representatives), as applicable, or as required as part of such Seller Guarantor’s, such Seller’s or any of their respective Representatives’ financial statements or Tax Returns, (C) disclosures requested or required (by oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigative demand or similar process or as required under applicable Law) (subject to the requirements of the following sentences of this Section 6.12), or (D) disclosures to employees, advisors, agents or consultants of the Seller Guarantors, the Sellers or the Seller Representative, provided that, in each case of clause (A) through (D), such disclosure is to Persons who have a need to know such information and such Persons are subject to confidentiality obligations substantially similar as those provided in the NDA and herein with respect thereto. In the event that any Seller Guarantor, any Seller, NewCo or any of their respective Affiliates or Representatives are requested or required (by oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigative demand or similar process or as required under applicable Law) to disclose any Confidential Information or any documents and information furnished pursuant to the clause (b) in the preceding sentence, such Seller Guarantor, such Seller or NewCo shall, and shall cause its respective Affiliates and Representatives to, promptly notify Acquiror of the request or requirement so that Acquiror may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 6.12. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller Guarantor, any Seller or NewCo or any of their respective Affiliates or Representatives are, on the advice of counsel, legally required to disclose any such information, such Seller Guarantor, such Seller, NewCo or their respective Affiliates or Representatives may disclose such information to the requesting authority; provided, however, that such Seller Guarantor, such Seller or NewCo shall, and shall cause its respective Affiliates or Representatives to, use commercially reasonable efforts to obtain, at the reasonable request of Acquiror and at Acquiror’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Acquiror shall designate in good faith.

6.13 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), each of the Seller Guarantors, the Sellers and NewCo shall not, and shall not permit any of their respective Affiliates to, directly or indirectly (i) engage in or assist others in engaging in the Company Business anywhere in the world; (ii) have an interest in any Person that engages directly or indirectly in the Company Business in any capacity, including having such interest as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the Agreement Date) of the Company or any customers or suppliers of the Company. Notwithstanding the foregoing, (i) each Seller Guarantor may own, directly or indirectly, solely as a passive investment, Equity Interests of any Person traded on any national securities exchange if such Seller Guarantor is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of Equity Interests of such Person and (ii) each Seller Guarantor may continue to own, directly or indirectly, the Equity Interests set forth next to such Seller Guarantor’s name on Schedule 6.13(a) that such Person owned as of the Agreement Date; provided, in each case, that no Confidential Information is utilized in doing so.

(b) During the Restricted Period, each of the Seller Guarantors, the Sellers and NewCo shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any Company Employee, independent contractor, or consultant of the Company (in each case who holds such role within twelve (12) months of the Closing Date) or encourage any such Person to leave such capacity or hire any such Person who has voluntarily (without inducement or encouragement by the Seller Guarantors or the Sellers) left such capacity within six (6) months of such Person doing so; provided, however, that the Seller Guarantors may solicit and hire any (i) Person who responds to any general solicitation which is not directed specifically to any such Person (or such Persons in general), (ii) any Company Employee, independent contractor, or consultant of the Company terminated by Acquiror or the Company following the Closing Date or (iii) any Company Employee, independent contractor, or consultant of the Company who has terminated his or her employment or services to the Company more than six (6) months prior to such hiring or solicitation.

(c) During the Restricted Period, each of the Seller Guarantors, the Sellers and NewCo shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) solicit, entice, divert, or take away, or attempt to solicit, entice, divert or take away, any current or potential clients, customers, vendors or suppliers for purposes of diverting their business or services from the Company, or (ii) take any action that is designed or intended to have the effect of discouraging any existing or potential clients, suppliers, vendors or customers of the Company from maintaining the same business relationship with the Company after the Closing Date as it maintained with the Company prior to the Closing Date.

(d) During the Restricted Period, each of the Seller Guarantors, the Sellers and NewCo shall refrain from, and shall cause their respective Affiliates and Representatives to refrain from, in any manner, directly or indirectly, making any disparaging statement (whether written or oral), that disparages or damages or would be reasonably expected to disparage or damage the reputation, goodwill, or standing in the community of Acquiror, the Company, or any of their respective Affiliates and Representatives. Notwithstanding the foregoing, nothing herein prohibits a Seller Guarantor from making truthful statements in connection with any suit or claim before a Governmental Authority or other arbiter.

(e) Each Seller Guarantor, each Seller and NewCo acknowledges that a breach or threatened breach of this Section 6.13 would give rise to irreparable harm to Acquiror, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller Guarantor, such Seller or NewCo of any such obligations, Acquiror shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In the event of a violation or breach by any Seller, any Affiliate of such Seller, including NewCo, or any Related Party of such Seller of any agreement set forth in this Section 6.13, the term of the Restricted Period with respect to such Seller shall be extended by a period equal to the duration of such violation or breach.

(f) The Seller Guarantors, the Sellers and NewCo hereby acknowledge that the geographic boundaries, scope of prohibited activities and the duration of the provisions of this Section 6.13 are reasonable and are no broader than are necessary to protect the legitimate business interests of Acquiror, including the ability of Acquiror to realize the benefit of its bargain under this Agreement and to enjoy the goodwill of the Company, and that such restrictions constitute a material inducement to Acquiror to enter into this Agreement and consummate the Stock Purchase. In the event that any covenant contained in this Section 6.13 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.13 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.14 Bank Accounts. Simultaneously with the Closing, the Seller Guarantors, the Sellers or NewCo shall, or shall cause the Company to, remove each of the Persons set forth on Schedule 3.29 of the Company Disclosure Letter holding general or special powers of attorney, or any signing or other authority, and shall replace each such Person with a designee(s) as provided by Acquiror.

6.15 Affiliate Agreements. Except for those Affiliate Agreements set forth on Schedule 6.15 of the Company Disclosure Letter, the parties hereto agree that effective as of the Closing, each Affiliate Agreement shall be automatically terminated without any further Liability or obligation whatsoever on the part of Acquiror or any of its Affiliates (including, after the Closing, the Company) including any Liability arising from such termination or settlement.

6.16 Tail Policy. Prior to the Closing Date, the Company shall purchase, with the Company bearing 50% of such costs and expenses (and the Acquiror bearing the other 50%), a non-cancelable run-off “tail” insurance policy (the “Tail Policy”) of not less than the existing coverage amount, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company on or prior to the Closing Date. The Tail Policy shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by the Company.

6.17 Debt Financing. Acquiror may determine, in its sole discretion, to obtain debt financing (the “Debt Financing”) to fund any portion of the Total Stock Purchase Consideration. Prior to the Closing, the Seller Guarantors and the Sellers shall, and shall cause the Company, NewCo and their respective Representatives to, provide to Acquiror, such cooperation as is reasonably requested by Acquiror in order to satisfy any requirements that the administrative agent may request under that certain Asset-Based Revolving Credit Agreement, dated as of March 31, 2021, among Vista Outdoor Inc., Capital One, National Association (as the administration agent), the borrowers thereto, the lenders thereto and the other parties thereto.

6.18 Restructuring. Promptly, but in no event commencing later than five (5) Business Days following the Agreement Date, the Seller Guarantors, the Sellers and NewCo shall take all necessary action to cause the Restructuring to be effected in the manner set forth on Exhibit 2, pursuant to documentation reasonably satisfactory to Acquiror, including, for the avoidance of doubt, filing the necessary documentation for the Conversion with the Secretary of State of the State of California. The parties shall cooperate with one another in a commercially reasonable manner in connection with implementing the Restructuring. NewCo shall deliver drafts of each of the documents required for the Restructuring to Acquiror for review and comment at least two (2) Business Days before such documents are effectuated and NewCo shall consider in good faith Acquiror’s reasonable comments on all such documents that are received at least one (1) Business Day before such documents are effectuated.

ARTICLE 7

ACQUIROR COVENANTS

7.1 Advice of Changes. During the Pre-Closing Period, Acquiror shall promptly advise the Seller Representative in writing of (a) any Occurrence or non-occurrence subsequent to the Agreement Date that would render any representation or warranty of Acquiror contained in Article 5 untrue or inaccurate such that the condition set forth in Section 9.1 would not be satisfied, (b) any breach of any covenant or obligation of Acquiror pursuant to this Agreement or any Acquiror Ancillary Agreement such that the condition set forth in Section 9.2 would not be satisfied or (c) any Occurrence that would reasonably be expected to cause any of the other conditions set forth in Article 9 not to be satisfied; provided, however, that Acquiror’s unintentional failure to give notice under this Section 7.1 shall not be deemed to be a breach of covenant under this Section 7.1 but instead shall constitute only a breach of the underlying representation or warranty or covenant or condition, as the case may be.

Acquiror also covenants and agrees with the Company, the Seller Guarantors and the Sellers as follows:

7.2 Satisfaction of Conditions Precedent. Acquiror shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 9, and Acquiror shall use its commercially reasonable efforts to cause the Stock Purchase and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement; provided, that, the foregoing shall in no event be interpreted to require Acquiror to waive any conditions precedent to the consummation of the transactions contemplated hereby.

7.3 Employee Benefit Matters.

(a) A Person who is an active Company Employee immediately prior to the Closing and who remains an active Company Employee immediately following the Closing shall be a “Continuing Employee.” From and after the Closing Date until the twelve (12)-month anniversary thereof (or such later period as may be required by applicable law), Acquiror shall, and shall cause the Company to, provide each Continuing Employee with (i) an annual base salary, cash-based bonus opportunity, and cash sales commission opportunity that are no less favorable in the aggregate than such compensation items that each Continuing Employee was eligible to receive from the Company as of immediately prior to the Closing (other than any retention, sale bonus, change in control or other similar special or non-recurring compensation) and (ii) employee benefits (other than any severance benefits, retiree or post-termination health or welfare benefits, defined benefit pension benefits, incentive equity, equity-based, retention, sale bonus, change in control or other similar special or non-recurring compensation) that are substantially comparable in the aggregate than the employee benefits that such Continuing Employee was entitled or eligible to receive immediately prior to the Closing. With respect to any Accrued Bonus that remains unpaid as of the Closing, Acquiror shall, or shall cause the Company to, make payment of such Accrued Bonus within thirty (30) days following the Closing.

(b) Effective as of, and following, the Closing, Acquiror shall, and shall cause the Company to, cause each Continuing Employee’s length of service with the Company prior to the Closing Date (including any length of service with the Seller Guarantors) to be taken into account for all purposes (including eligibility, vesting and benefit accrual) under each employee benefit plan, program, policy and arrangement of Acquiror (each, an “Acquiror Plan”), except that such prior service credit will not be required (i) to the extent that such credit results in a duplication of benefits, (ii) with respect to the vesting of awards under Acquiror’s equity compensation plans, if any or (iii) for benefit accrual purposes under any defined benefit pension plan.

(c) Effective as of, and following, the Closing, to the extent permitted or required by applicable Law, Acquiror shall, and shall cause the Company to, use commercially reasonable efforts to cause any Acquiror Plan in which any Continuing Employee participates that is a health or welfare benefit plan (collectively, “Acquiror Welfare Plans”) to (i) waive all limitations as to preexisting conditions, requirements for insurability, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees (and their eligible dependents), (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Company Benefit Arrangement in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Acquiror Welfare Plan during the same plan year in which such payments, charges and expenses were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing.

(d) If requested by Acquiror in a writing delivered to the Company following the date hereof and at least ten (10) Business Days prior to the Closing Date, the Company shall take all necessary action (including the adoption of resolutions and plan amendments and the delivery of any required notices) to vest all account balances and terminate, effective as of no later than the day before the Closing Date, any Company 401(k) Plan. In the event Acquiror makes a written request as set forth in the prior sentence, the Company shall provide Acquiror with a copy of any resolutions, plan amendments, notices or other documents prepared to effectuate the termination of the Company 401(k) Plan in advance and give Acquiror a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, the Company shall provide Acquiror with the final documentation evidencing that any Company 401(k) Plans have been terminated.

(e) Notwithstanding anything in this Section 7.3 to the contrary, nothing contained herein, whether express or implied, shall be treated as an establishment, amendment or other modification of any Company Benefit Arrangement or any Acquiror Welfare Plan, or shall limit the right of Acquiror or any of its Affiliates to amend, terminate or otherwise modify any Company Benefit Arrangement or other employee benefit plan following the Closing Date. The Seller Guarantors and Acquiror acknowledge and agree that all provisions contained in this Section 7.3 are included for their sole benefit, and that nothing in this Section 7.3, whether express or implied, shall create any third party beneficiary or other rights: (i) in any other Person, including any Continuing Employee, any participant in any Company Benefit Arrangement or any Acquiror Welfare Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Acquiror or any of its Affiliates or to any particular term or condition of employment.

7.4 Indemnification of Company Directors and Officers.

(a) If the Stock Purchase is consummated, then until the sixth (6th) anniversary of the Closing, the Company shall, and Acquiror shall cause the Company or its successors to, fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (the “Company Indemnified Parties”) pursuant to any indemnification, exculpation or expense advancement provisions under the Company Charter Documents and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties (existing as of the Agreement Date that are set forth in Schedule 3.12(e) of the Company Disclosure Letter) (the “Company Indemnification Provisions”), with respect to claims arising out of matters, acts or omissions occurring at or prior to the Closing (regardless of whether any proceeding relating to any Company Indemnified Party’s rights to indemnification, exculpation or expense advancement with respect to any such matters, acts or omissions is commenced before or after the Closing). Any claims for indemnification made under this Section 7.4(a) on or prior to the sixth (6th) anniversary of the Closing shall survive such anniversary until the final resolution thereof. In no event shall Acquiror take any action that would cause the Tail Policy to cease to be effective and shall take all commercially reasonable actions (other than paying additional premiums) to maintain in effect the Tail Policy for the benefit of the Company Indemnified Parties.

(b) Effective as of the Closing, Acquiror, on behalf of itself and the Company and each of their respective successors and assigns, releases and forever discharges each Company Indemnified Party from any and all losses, claims, damages, liabilities, judgments, costs, expenses (including reasonable attorneys’ fees), fines and settlements in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring on or prior to the Closing Date whether asserted or commenced prior to, on or after the Closing Date, other than actions or omissions constituting Fraud, intentional misconduct or criminal activity to the extent committed by an individual (unless the individual reasonably believed that the individual had no reasonable cause to believe such act or omission was unlawful).

(c) The provisions of this Section 7.4 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties (or their heirs, personal representatives, successors or assigns) against Acquiror and its successors and assigns. The Company shall, and Acquiror shall cause the Company or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such person that is successful to enforce the obligations of Acquiror, the Company or its successors under this Section 7.4. The obligations of Acquiror, the Company and its successors under this Section 7.4 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns, as applicable).

7.5 R&W Insurance Policy. Acquiror shall take, and shall cause its respective Affiliates to take, all commercially reasonable actions necessary to cause the R&W Insurance Policy to be issued promptly following the Agreement Date. The Company, the Seller Guarantors and the Sellers shall reasonably cooperate with Acquiror in connection with obtaining the R&W Insurance Policy. The insurer(s) of the R&W Insurance Policy and any other Person shall not receive rights of subrogation or other rights of recovery except as expressly set forth in the R&W Insurance Policy. None of Acquiror, the Company or their respective Affiliates or any other Person shall amend, waive or otherwise modify the R&W Insurance Policy in any manner that would be materially adverse to, or that would allow the insurer(s) under the R&W Insurance Policy or any other Person to subrogate or otherwise make or bring any claim or legal proceeding under the R&W Insurance Policy against, any Seller Guarantor, any Seller or their respective Affiliates (or, as to each of the foregoing, any past, present or future director, manager, officer, employee or advisor of any of the foregoing) based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement other than in the case of Fraud.

7.6 Retention Bonus Payments.

(a) On the first regularly scheduled payroll day following December 31, 2022, Acquiror shall pay, or shall cause to be paid, to the individuals set forth on Schedule 7.6, through the payroll system of the Company, in the amounts set forth on the Estimated Closing Statement; provided, however, that if any such individuals are no longer employed by the Company, Acquiror, or any of their Affiliates as of such payment date, the amounts allocated to any such individuals on Schedule 7.6 shall be reallocated to the other individuals on Schedule 7.6 that are still employed by the Company, Acquiror or any of its Affiliates on such payment date (with such reallocation to be mutually agreed by the Seller Representative and Acquiror, which agreement shall not be unreasonably conditioned, delayed or withheld).

(b) On the first regularly scheduled payroll day following December 31, 2023, Acquiror shall pay, or shall cause to be paid, to the individuals set forth on Schedule 7.6, through the payroll system of the Company, in the amounts set forth on the Estimated Closing Statement; provided, however, that if any such individuals are no longer employed by the Company, Acquiror, or any of their Affiliates as of such payment date, the amounts allocated to any such individuals on Schedule 7.6 shall be reallocated to the other individuals on Schedule 7.6 that are still employed by the Company, Acquiror or any of its Affiliates on such payment date (with such reallocation to be mutually agreed by the Seller Representative and Acquiror, which agreement shall not be unreasonably conditioned, delayed or withheld).

(c) Payroll taxes on the payments made pursuant to this Section 7.6 shall be borne by the Acquiror.

ARTICLE 8

OTHER AGREEMENTS

8.1 Tax Matters.

(a) During the period from the date hereof to the Closing Date, without the consent of Acquiror (which will not be unreasonably withheld, conditioned or delayed):

(i) except as otherwise required by the Restructuring, neither the Company nor NewCo shall (A) make, revoke or amend any Tax election; (B) change any annual accounting period; adopt or change any method of accounting or reverse of any accruals (except as required by a change in Law or GAAP); (C) file any amended Tax Returns; (D) sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax Liability; (E) surrender any right to claim a refund, offset or other reduction in liability; or (F) consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes;

(ii) except as otherwise required by the Restructuring, neither the Company nor NewCo shall take (or fail to take) or allow to be taken any action that could reasonably be expected to result in the failure of the Company or NewCo to qualify as an S Corporation pursuant to Section 1361 of the Code (or applicable provisions of state or local Law); and

(iii) each of the Company and NewCo shall: (A) timely file (subject to valid extensions) all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with past practice of the Company, (B) timely pay all Taxes due and payable; (C) promptly notify Acquiror of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to the Company in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax Liabilities and material Tax refund claims, and (D) inform Acquiror of any development in connection with the Rev. Proc. 2004-35 Filing.

(b) Straddle Period Taxes. Whenever it is necessary to determine the liability for Taxes for any Straddle Period:

(i) In the case of any real property Taxes, personal property Taxes or any similar ad valorem Taxes or other periodic Tax without regard to income, receipts, sales, purchases or wages attributable to the Company, any such Taxes shall be prorated between Acquiror and the Sellers on a per diem basis with the Sellers responsible for such Taxes attributable to the period ending on the Closing Date and Acquiror responsible for such Taxes attributable to the period commencing after the Closing Date.

(ii) Taxes of the Company not described in Section 8.1(b)(i) (such as (A) Taxes based on income or receipts, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes), other than Transfer Taxes described in Section 8.1(f) and (C) withholding and employment Taxes) shall be allocated between Acquiror and the Sellers based on a closing of the books at the end of the Closing Date.

(c) Preparation and Filing of Tax Returns. Following the Closing, the Sellers shall prepare or cause to be prepared and timely file or cause to be timely filed IRS Form 1120S (and other similar applicable state and local income Tax Returns) for NewCo for any Pre-Closing Tax Period and Straddle Period (all such Tax Returns, “S Corporation Tax Returns”) required to be filed after the Closing Date. All such S Corporation Tax Returns shall be prepared (i) in accordance with applicable Law and in a manner consistent with the prior practice of the Company, unless otherwise required by applicable Law and (ii) consistent with Section 8.1(g). NewCo shall deliver drafts of each such S Corporation Tax Return to Acquiror for review and comment at least thirty (30) days before the Due Date of such S Corporation Tax Return. NewCo shall consider in good faith Acquiror’s reasonable comments on such S Corporation Tax Return.

(d) S Corporation Tax Proceedings.

(i) NewCo shall promptly notify Acquiror in writing upon the receipt of notice from any Tax Authority of any pending or threatened audit or administrative or judicial proceeding relating to any S Corporation Tax Return (an “S Corporation Tax Proceeding”). Subject to Section 8.1(d)(ii), NewCo shall have the right to control any S Corporation Tax Proceeding and the Sellers shall bear all costs and expenses in connection with any such S Corporation Tax Proceeding. With respect to any such S Corporation Tax Proceeding, NewCo shall be entitled to contest, settle or compromise the S Corporation Tax Proceeding in any permissible manner.

(ii) Notwithstanding anything to the contrary herein, to the extent any S Corporation Tax Proceeding relates to the classification for U.S. federal Income Tax purposes of NewCo as an S corporation within the meaning of Section 1361 of the Code or could result in, or otherwise affect, any Taxes of or imposed on the Company on or prior to the Closing Date (including under Sections 1374 or 1375 of the Code), NewCo shall (A) not settle or compromise (or take other actions described herein with respect to) any such S Corporation Tax Proceeding without the prior written consent of Acquiror (such consent not to be unreasonably withheld, delayed or conditioned), (B) keep Acquiror reasonably informed of all material developments and events relating to such S Corporation Tax Proceeding (including promptly forwarding copies to Acquiror of any related correspondence, and shall provide Acquiror with an opportunity to review and comment on any material correspondence before NewCo sends such correspondence to any Tax Authority), (C) consult with Acquiror in connection with the defense or prosecution of any such S Corporation Tax Proceeding and (D) provide such cooperation and information as Acquiror shall reasonably request, and Acquiror shall have the right to participate in (but not control) the defense such S Corporation Tax Proceeding (including participating in any discussions with the applicable Tax Authorities regarding such S Corporation Tax Proceedings).

(iii) Notwithstanding anything to the contrary in this Agreement, this Section 8.1(d) shall exclusively govern S Corporation Tax Proceedings.

(e) Tax Cooperation. To the extent relevant to the Company, each party shall (i) provide the other with such assistance and information as may reasonably be required in connection with the preparation of any Tax Return and any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes, including the IRS response to the Rev. Proc. 2004-35 Filing or any inquiries or communications from the IRS in connection therewith, and (ii) retain for the longer of the applicable statute of limitations or at least six years following the Closing Date and provide the other with all records or other information that may be relevant to the items set forth in clause (i) of this Section 8.1(e). NewCo or a Seller, as applicable, shall promptly forward any response received from the IRS in connection with the Rev. Proc. 2004-35 Filing to Acquiror.

(f) Transfer Taxes. All transfer, sales, use, gains, documentary, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to Transfer Taxes shall be paid 50% by the Sellers and 50% by Acquiror. All Transfer Taxes shall be paid, when due, and all necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be prepared and filed by the party required by Law to file such Tax Returns. The parties hereto shall cooperate in connection with the filing of any such Tax Returns for Transfer Taxes including joining in the execution of such Tax Returns.

(g) Tax Treatment.

(i) For U.S. federal (and applicable state and local) Income Tax purposes, each of the parties intends that: (A) the Contribution and the QSub Election will be treated as an integrated transaction qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and NewCo will be treated as the continuation of the Company and succeeding to the Company’s election pursuant to Section 1362 of the Code to be treated as an “S corporation” within the meaning of section 1361 of the Code; (B) the Conversion will be treated as a non-event; (C) following the Restructuring, the Company will be treated as an entity which is disregarded as separate from its owner; and (D) the purchase and sale of the Company Stock by NewCo to Acquiror will be treated as a sale by NewCo of all of the assets of the Company (subject to the liabilities of the Company) to Acquiror in exchange for the Total Stock Purchase Consideration.

(ii) Each of the parties shall (and shall cause its Affiliates to), unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), prepare and file all Tax Returns in a manner consistent with this Section 8.1(g) and take no position in any Tax Return, audit, proceeds or otherwise relating to Taxes that is inconsistent with this Section 8.1(g). In the event that any Tax Authority disputes the Tax treatment set forth in this Section 8.1(g), the party receiving notice of such dispute shall promptly notify and consult with the other party concerning the resolution of such dispute.

(h) Purchase Price Allocation.

(i) Within ninety (90) days following the final resolution of the adjustments provided pursuant to Section 2.3(b), Acquiror shall provide to NewCo a schedule which will provide for the reasonable allocation of the sum of the Total Stock Purchase Consideration and other relevant items treated as purchase price for income Tax purposes among the assets of the Company, which allocation shall be in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder or comparable provisions of state or local Law (such schedule as finally determined pursuant to this Section 8.1(h)(i), the “Tax Allocation Statement”). Acquiror shall provide NewCo with an opportunity to review and comment on the Tax Allocation Statement in draft form. Acquiror shall incorporate all reasonable comments of NewCo the Tax Allocation Statement. In the event that any adjustment to the purchase price is paid between Acquiror and the Sellers pursuant to the terms of this Agreement, Acquiror shall provide NewCo a revised Tax Allocation Statement, which revised Tax Allocation Statement shall be prepared in a manner consistent with this Section 8.1(h)(i).

(ii) Each of Acquiror, NewCo and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (A) prepare and file all Tax Returns, including all IRS Forms 8594, in a manner consistent with the Tax Allocation Statement as finally determined pursuant to Section 8.1(h)(i) and (B) take no position in any Tax Return, Action, S Corporation Tax Proceeding or otherwise that is inconsistent with the Tax Allocation Statement as finally determined pursuant to Section 8.1(h)(i). In the event that any of the allocations set forth in the Tax Allocation Statement are disputed by any Tax Authority, Acquiror or NewCo, as the case may be, after receiving notice of such dispute shall promptly notify and consult with the other Person concerning the resolution of such dispute.

8.2 Regulatory and Other Authorizations; Notices and Consents.

(a) Each party shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary in connection with the Stock Purchase; (ii) cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals; and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each party hereto shall, and shall cause its respective Affiliates to, make promptly its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Acquiror shall, with the reasonable assistance of the Company, the Seller Guarantors and the Sellers, make as promptly as practicable any filings and notifications, if any, under any other applicable Antitrust Law and each party shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be reasonably requested pursuant to applicable Antitrust Law. Each of Acquiror, on the one hand, and the Seller Guarantors, the Sellers, NewCo and the Company, on the other hand, acknowledges and agrees that it shall pay and shall be solely responsible for the payment of 50% of all filing fees associated with such filings (in the case of the Seller Guarantors, the Sellers, NewCo and the Company, such amounts shall be Transaction Expenses).

(b) Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates or any of their respective Representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority.

None of the parties to this Agreement shall agree to participate in any in-person or telephonic meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Each party hereto shall, and shall cause its Affiliates and its and their respective Representatives to, coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as the other party hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under applicable Antitrust Law, including under the HSR Act. The parties to this Agreement shall, and shall cause their respective Affiliates and their respective Representatives to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Without limiting the generality of the foregoing, each party may, as it deems advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 8.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the written consent of the party providing such materials, which consent shall not be unreasonably conditioned or delayed. Subject to applicable Law, the parties shall reasonably consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any party.

(c) None of the parties hereto shall, or shall permit its respective Affiliates to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to obtain the expiration or termination of the waiting period under applicable Antitrust Law. Nothing in this Section 8.2 or otherwise in this Agreement, (i) shall require Acquiror to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Acquiror or its Affiliates of the Company, the ownership or operation by Acquiror, its Affiliates or the Company of any portion of their respective businesses or assets, or compel Acquiror, its Affiliates or the Company to dispose of, divest, hold separate or license any portion of their respective businesses, assets or intellectual property rights, respectively, in each case as a result of the transactions contemplated by this Agreement, and (ii) the Company, Seller Guarantors, the Sellers and NewCo shall not have any obligation to agree to or effect the disposition of, divest, hold separate or license any portion of their respective businesses, assets or intellectual property rights that are not contingent upon the closing of the transactions described herein.

8.3 Further Assurances. If, at any time before or after the Closing or the earlier termination this Agreement, as applicable, Acquiror reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Stock Purchase or to carry out the purposes and intent of this Agreement or any Company Ancillary Agreement, Seller Ancillary Agreement, NewCo Ancillary Agreement or Acquiror Ancillary Agreement at or after the Closing, then the Company, the Seller Guarantors, the Sellers, NewCo, Acquiror and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Stock Purchase and to carry out the purposes and intent of this Agreement, the Company Ancillary Agreements, the Seller Ancillary Agreements, the NewCo Ancillary Agreements and the Acquiror Ancillary Agreements. Following the Closing, each party shall, and shall cause their respective controlled Affiliates to, cooperate fully with the other parties

(including with respect to any securities filings) and execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF THE COMPANY, NEWCO AND THE SELLERS

The Company’s, NewCo’s, the Seller Guarantor’s and the Sellers’ obligations to consummate the Stock Purchase and take the other actions required to be taken by the Company, NewCo, the Seller Guarantors and the Sellers at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the Company, NewCo, the Seller Guarantors and the Sellers in a writing signed on behalf of the Company, NewCo, the Seller Guarantors and the Sellers):

9.1 Accuracy of Representations and Warranties. The representations and warranties of Acquiror set forth in Article 5 shall be true and correct in all respects, in each case on and as of the Agreement Date and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date or dates), in each case except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

9.2 Covenants. Acquiror shall have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing).

9.3 Compliance with Law; No Legal Restraints. There shall not be issued, enacted or adopted by any Governmental Authority of competent jurisdiction any statute, regulation, enactment, Order or Action (whether temporary, preliminary or permanent) that prohibits or renders illegal the Stock Purchase or any other material transaction contemplated by this Agreement.

9.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having competent jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Stock Purchase. All approvals required under the HSR Act, any other applicable Antitrust Laws, or from any other Governmental Authority shall have been obtained, and any applicable waiting periods under the HSR Act or applicable Antitrust Laws shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

9.5 Closing Deliverables. Acquiror shall have delivered or caused to be delivered the items required by Section 2.3(b).

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF ACQUIROR

Acquiror’s obligations to consummate the Stock Purchase and take the other actions required to be taken by it at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived by Acquiror in a writing signed by Acquiror and that any such waiver shall not affect any rights to indemnification or any remedy hereunder):

10.1 Accuracy of Representations and Warranties.

(a) (i) The representations and warranties of the Company set forth in Article 3 (other than the Fundamental Representations of the Company) shall be true and correct in all respects, in each case on and as of the Agreement Date and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date or dates), in each case except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect with respect to the Company and (ii) the Fundamental Representations of the Company shall be true and correct in all but de minimis respects, in each case on and as of the Agreement Date and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such Fundamental Representations of the Company that by their terms speak only as of a specific date or dates, in which case such Fundamental Representations of the Company shall be true and correct in all but de minimis respects, on and as of such specified date or dates).

(b) (i) The representations and warranties of the Seller Guarantors, the Sellers and NewCo set forth in Article 4 (other than the Fundamental Representations of the Sellers) shall be true and correct in all respects, in each case on and as of the Agreement Date and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date or dates), in each case except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect with respect to the Seller Guarantor, the Sellers or NewCo and (ii) the Fundamental Representations of the Sellers shall be true and correct in all but de minimis respects, in each case on and as of the Agreement Date and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such Fundamental Representations of the Sellers that by their terms speak only as of a specific date or dates, in which case such Fundamental Representations of the Sellers shall be true and correct in all but de minimis respects, on and as of such specified date or dates).

10.2 Covenants.

(a) The Company shall have performed and complied in all material respects with all of its covenants required under this Agreement at or before the Closing (to the extent that such covenants require performance by the Company before the Closing).

(b) The Seller Guarantors, the Sellers, and NewCo shall have performed and complied in all material respects with all of its covenants required under this Agreement at or before the Closing (to the extent that such covenants require performance by the Seller Guarantors, the Sellers or NewCo at or before the Closing).

10.3 No Material Adverse Effect. There has not been any Occurrence which has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company since the Agreement Date which remains continuing.

10.4 Compliance with Law; No Legal Restraints. There shall not be issued, enacted or adopted by any Governmental Authority of competent jurisdiction any statute, regulation, enactment, Order or Action (whether temporary, preliminary or permanent) that prohibits or renders illegal the Stock Purchase or any other material transaction contemplated by this Agreement.

10.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having competent jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Stock Purchase. All approvals required under the HSR Act, any other applicable Antitrust Laws, or from any other Governmental Authority shall have been obtained, and any applicable waiting periods under the HSR Act or applicable Antitrust Laws shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

10.6 Closing Deliverables. NewCo and/or the Company shall have delivered or caused to be delivered to Acquiror the items required by Section 2.3(a).

10.7 Employment Agreements. All Employment Agreements shall be in full force and effect as of the Closing.

10.8 Restructuring. Acquiror shall have received evidence, reasonably satisfactory to Acquiror, that the Restructuring has been effected and that the Conversion has been completed, in each case, in the manner set forth on Exhibit 2, pursuant to documentation reasonably satisfactory to Acquiror.

10.9 R&W Insurance Policy. The R&W Insurance Policy shall be bound and in full force and effect on or prior to the Closing Date.

ARTICLE 11

TERMINATION OF AGREEMENT

11.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Acquiror, NewCo and the Company.

11.2 Unilateral Termination.

(a) Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Stock Purchase or any other material transaction contemplated by this Agreement.

(b) Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if the Stock Purchase shall not have been consummated by midnight Pacific Time on November 30, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.2(b) shall not be available to (i) Acquiror, if Acquiror is then in breach of any of its representations or warranties or covenants hereunder and such breach results in the failure of any condition set forth in Article 9 to be fulfilled or satisfied on or before the Termination Date and (ii) the Company, if the Seller Guarantors, the Sellers, NewCo or the Company is then in breach of any of its representations or warranties or covenants hereunder and such breach results in the failure of any condition set forth in Article 10 to be fulfilled or satisfied on or before the Termination Date.

(c) Acquiror may terminate this Agreement at any time prior to the Closing if (i) the Company, NewCo, the Seller Guarantors or the Sellers have committed a breach of (A) any of their representations and warranties under Article 3 or Article 4, as applicable, or (B) any of their respective covenants hereunder, and, in either case, has not cured such breach by the date which is the earlier of (1) two (2) Business Days prior to the Termination Date and (2) fifteen (15) Business Days after Acquiror has given the Company written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 11.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) such breach would result in the failure of any of the conditions set forth in Article 10 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 11.2(c) shall not be available to Acquiror if Acquiror is at that time in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would result in the failure of any condition set forth in Article 9 to be fulfilled or satisfied on or before the Termination Date.

(d) The Company may terminate this Agreement at any time prior to the Closing if (i) Acquiror has committed a breach of (A) any of its representations and warranties under Article 5 or (B) any of its covenants hereunder, and, in either case, has not cured such breach by the date which is the earlier of (1) two (2) Business Days prior to the Termination Date and (2) fifteen (15) Business Days after the Company has given Acquiror written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 11.2(d) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) such breach would result in the failure of any of the conditions set forth in Article 9 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 11.2(d) shall not be available to the Company if the Company, NewCo, any Seller Guarantor or any Seller is at that time in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would result in the failure of any condition set forth in Article 10 to be fulfilled or satisfied on or before the Termination Date.

11.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.2, this Agreement shall forthwith become void and there shall be no Liability on the part of Acquiror, the Seller Guarantors, the Sellers, NewCo or the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of this Section 11.3 (Effect of Termination) and Article 13 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with any willful breach of any of such party’s representations, warranties or covenants contained herein.

ARTICLE 12

NON-SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION AND REMEDIES

12.1 Survival. The representations and warranties, covenants and agreements (other than those covenants and agreements that by their terms are to be performed in whole or in part on or after the Closing) contained in this Agreement shall not survive beyond the Closing or the earlier termination of this Agreement pursuant to Article 11. The covenants and agreements set forth in this Agreement to be performed after the Closing shall survive the Closing in accordance with their terms, and in the absence of any specified time period, for the applicable statute of limitations. If an Acquiror Indemnified Person (as defined below) asserts a valid claim for indemnification, in good faith, prior to the expiration of the applicable survival period for any breach thereof, such claims shall survive until finally resolved. It is the express intent of the parties that, if the applicable survival period for a covenant or covenant as contemplated by this Section 12.1 is different than the statute of limitations period that would otherwise have been applicable to such covenant or agreement, then by virtue of this Agreement, the applicable statute of limitations period with respect to such covenant or agreement shall be revised to the survival period contemplated by this Section 12.1. The parties acknowledge and agree that the time period set forth in this Section 12.1 for the assertion of claims under this Agreement is the result of arm’s-length negotiations among the parties and that they intend for such time period to be enforced as agreed among the parties. Notwithstanding the foregoing, nothing in this Section 12.1 or otherwise in this Agreement shall inhibit the ability of Acquiror to recover under the R&W Insurance Policy or Fraud to the extent committed by the applicable party hereto. The R&W Insurance Policy shall be governed by its terms and shall not be limited by the survival or nonsurvival of terms herein.

12.2 Agreement to Indemnify. The Seller Guarantors and the Sellers, jointly and severally, shall indemnify and hold harmless Acquiror, its Affiliates (including, after the Closing, the Company) and their respective Representatives, successors and assigns (each hereinafter referred to individually as an “Acquiror Indemnified Person” and collectively as “Acquiror Indemnified Persons”) from and against any and all Damages arising out of, based upon or resulting from any of the following (the “Indemnifiable Matters”): (a) breaches of or defaults in connection with any of the covenants or agreements made by the Company, NewCo, the Seller Guarantors or the Sellers in this Agreement, (b) any inaccuracy in the Payment Schedule or (c) Excluded Liabilities; provided, however, that no such indemnification shall be required if such Indemnifiable Matter is covered by the R&W Insurance Policy, which shall be the sole source of recourse with respect thereto. Notwithstanding the foregoing, no Seller Guarantor or such Seller of which such Seller Guarantor is a beneficiary shall be liable to Acquiror for any Damages caused by the individual breach or default of any other Seller Guarantor’s or Seller’s covenants or agreements.

12.3 Limitations.

(a) The Acquiror Indemnified Persons shall take all actions required by applicable law, and shall otherwise exercise commercially reasonable efforts to mitigate the amount of any Damages after becoming aware of any event that could reasonably be expected to give rise to Damages, including, to the extent that such Damages are covered by the R&W Insurance Policy, commercially reasonable efforts to recover under the R&W Insurance Policy. The amount of any Damages shall be calculated net of actual recoveries under existing insurance policies, which Acquiror shall be under no obligation to collect except with respect to the R&W Insurance Policy (in each case calculated net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums); provided, that, in the event that Acquiror Indemnified Persons recover from the Seller Guarantors or the Sellers for any particular Damages and thereafter recover for the same Damages pursuant to the R&W Insurance Policy, any existing insurance policies, and/or contractual indemnification or contribution provisions, then the amount recovered pursuant to the R&W Insurance Policy, such existing insurance policies and/or contractual indemnification or contribution provisions (up to the amount first recovered from the Seller Guarantors or the Sellers) shall be paid to the Seller Guarantors or the Sellers, as applicable, by Acquiror.

(b) No Acquiror Indemnified Person shall be entitled to double recovery for any indemnifiable Damages even though such Damages may have resulted from the breach of more than one of the representations, warranties and covenants, or any other indemnity, in this Agreement. If and solely to the extent that an amount of Damages in connection with an Indemnifiable Matter was actually included in the calculation of the Total Stock Purchase Consideration (or any defined term referred to therein), the same amount of such Damages may not be recovered under this Article 12. Except in the case of Fraud to the extent committed by such Person, in no event shall the cumulative indemnification obligations of any Seller Guarantor and such Seller that such Seller Guarantor is the beneficiary of exceed such Seller’s Pro Rata Percentage of the Total Stock Purchase Consideration.

(c) Except in the case of Fraud to the extent committed by the applicable party hereto, following the Closing, (i) the R&W Insurance Policy shall constitute the sole and exclusive recourse for recovery of Damages by the Acquiror Indemnified Persons for any breaches of the representations and warranties, (ii) this Article 12 shall constitute the sole and exclusive remedy for recovery of Damages by any Acquiror Indemnified Persons for Indemnifiable Matters, (iii) all applicable statutes of limitations or other claims periods with respect to claims for Indemnifiable Matters shall be shortened to the applicable claims periods and survival periods expressly set forth herein and (iv) the Acquiror Indemnified Persons irrevocably waive any and all rights they may have to make claims against the Sellers under statutory and common law as a result of any Damages and any and all other damages or losses incurred by the Acquiror Indemnified Persons with respect to the Indemnifiable Matters whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Article 12.

12.4 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification of Acquiror or any other Acquiror Indemnified Person for Damages under this Article 12. Acquiror may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Acquiror Indemnified Person, and Acquiror shall give prompt written notice of a Claim executed by an officer of Acquiror (a “Notice of Claim”) to the Seller Representative after Acquiror becomes aware of the existence of any actual or potential claim by an Acquiror Indemnified Person for indemnification from the Seller Guarantor or the Sellers under this Article 12, arising out of or resulting from any Indemnifiable Matter.

(b) Each Notice of Claim by Acquiror given pursuant to Section 12.4 shall contain the following information:

(i) that Acquiror or another Acquiror Indemnified Person has incurred, paid, sustained or accrued, or reasonably anticipates that it will incur, pay, sustain or accrue, Damages in an aggregate stated amount arising from such Claim;

(ii) a description, in reasonable detail (to the extent reasonably available to Acquiror), of the facts, circumstances or events giving rise to such Damages based on Acquiror’s good faith belief thereof, including the basis for such anticipated Liability and the nature of the breach to which such Damages are related; and

(iii) a description and status of Acquiror’s claims for recovery of such Damages pursuant to its insurance policies.

(c) No delay on the part of Acquiror in giving the Seller Representative a Notice of Claim shall relieve the Seller Guarantors or the Sellers from any of its obligations under this Article 12 unless (and then only to the extent that) the Seller Guarantors and the Sellers are materially prejudiced thereby in terms of the amount of Damages the Sellers are obligated to indemnify the Acquiror Indemnified Persons for.

12.5 Resolution of Notice of Claim. Each Notice of Claim given by Acquiror, which does not involve a third party, shall be resolved as follows:

(a) Uncontested Claims. If, within forty-five (45) days after a Notice of Claim is delivered to the Seller Representative, the Seller Representative does not contest such Notice of Claim in writing to Acquiror as provided in Section 12.5(b) or fail to respond in writing during such forty-five (45) day period (in which case the Seller Guarantors and the Sellers shall be deemed to have accepted Liability for such claim), the Seller Guarantors and the Sellers shall be conclusively deemed to have consented to the recovery by the Acquiror Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 12.

(b) Contested Claims. If the Seller Representative gives Acquiror written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the forty-five (45) day period specified in Section 12.5(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Acquiror and the Seller Representative or (ii) in the absence of such a written settlement agreement within forty-five (45) days following receipt by Acquiror of the written notice from the Seller Representative, unless otherwise agreed to in writing by the Seller Representative and Acquiror, by binding litigation between Acquiror and the Seller Representative in accordance with the terms and provisions of Section 12.5(c).

(c) Litigation of Contested Claims. Either Acquiror or the Seller Guarantors and the Sellers may bring suit in the courts of the State of Delaware and the Federal courts of the United States of America located within the State of Delaware to resolve the Contested Claim. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement, absent manifest error. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

(d) Access to Information. The Seller Representative and NewCo shall have reasonable access (on behalf of the Seller Guarantors and the Sellers) to information about the Company and its successors and assigns (if any) and the reasonable assistance of the Company’s former officers and employees for purposes of administering Claims and exercising its and the Seller Guarantor’s and the Sellers’ rights hereunder but only to the extent reasonably required; provided, that, the Seller Representative, NewCo, the Seller Guarantors and the Sellers shall treat confidentially and not use or disclose any nonpublic information from or about the Company or its successors and assigns (if any) to anyone (except to the Seller Guarantors’ and the Sellers’ Affiliates, employees, attorneys, accountants, financial advisors or authorized Representatives on a need to know basis, in each case who agree to treat such information confidentially); provided, however, that neither Acquiror nor the Company shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would jeopardize the protection of attorney-client privilege. The Seller Guarantors and the Sellers shall be liable for any breach of the terms of this Section 12.5(d) by any of its Affiliates, including NewCo.

12.6 Third Party Claims. Each Notice of Claim given by Acquiror, which involves a third party (a “Third Party Claim”), shall be resolved as follows:

(a) If, within thirty (30) days after a Notice of Claim is delivered to the Seller Representative, (x) the Seller Representative produces a notice of election and (y) such notice of election includes a written acknowledgment from the Seller Representative on behalf of the Seller Guarantors and the Sellers (the “Indemnifying Persons”) that the Indemnifying Persons would be required to indemnify the Acquiror Indemnified Persons for all Damages in connection with such Third Party Claim Notice, the Indemnifying Persons shall have the right, but not the obligation to (i) take control of the defense and investigation of such Third Party Claim, (ii) employ and engage attorneys of their own choice (subject to the approval of Acquiror, such approval not to be unreasonably withheld, conditioned or delayed) to handle and defend the same, at the Indemnifying Persons’ sole cost and expense, and (iii) compromise or settle such Third Party Claim, which compromise or settlement shall be made only with the written consent of Acquiror; provided, that such consent will not be required if such settlement includes an unconditional release of the Acquiror Indemnified Persons and provides solely for payment of monetary damages for which the Acquiror Indemnified Persons will be indemnified in full. Notwithstanding the foregoing, the Indemnifying Persons shall not have the right to assume the defense of a Third Party Claim if (1) the Indemnifying Persons fail to actively and diligently conduct the defense of the Third Party Claim (after notice and reasonable opportunity to cure), (2) the Acquiror Indemnified Persons have received advice from counsel that an actual or potential conflict exists between the Acquiror Indemnified Persons and the Indemnifying Persons in connection with the defense of such Third Party Claim, (3) such Third Party Claim seeks a finding or admission of a violation of any criminal Law by an Acquiror Indemnified Person, (4) such Third Party Claim seeks an injunction or other equitable remedies in respect of an Acquiror Indemnified Person or its business, (5) such Third Party Claim relates to a Material Customer or Material Supplier, or (6) such Third Party Claim is reasonably likely to result in Damages that, taken with any other then existing claims under this Article 12, would not be not be fully indemnified hereunder.

(b) In the event that the Indemnifying Persons defend the Acquiror Indemnified Persons against a Third Party Claim, the Acquiror Indemnified Persons shall cooperate in all reasonable respects, at the Indemnifying Persons’ request, with the Indemnifying Persons and their attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom, including, if appropriate and related to such Third Party Claim, in making any counterclaim against the third party claimant, or any cross complaint against any Person, in each case, at the expense of the Indemnifying Persons. The Acquiror Indemnified Persons may, at their own sole cost and expense, monitor and further participate in (but not control) the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom.

(c) Notwithstanding anything to the contrary herein, if the Indemnifying Persons do not assume such defense and investigation or does not acknowledge in writing within thirty (30) days after receipt of the Third Party Claim Notice its obligation to indemnify the Acquiror Indemnified Persons against any Damages arising from such Third Party Claim, then the Acquiror Indemnified Persons shall have the right to retain separate counsel of their choosing, defend such Third Party Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Persons if it is ultimately determined that the Acquiror Indemnified Persons are entitled to indemnification hereunder); it being understood that the Acquiror Indemnified Persons’ right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. Notwithstanding anything herein to the contrary, whether or not the Indemnifying Persons shall have assumed the defense of such Third Party Claim, the Acquiror Indemnified Persons shall not settle, compromise or pay such Third Party Claim for which they seeks indemnification hereunder without the prior written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The Acquiror Indemnified Persons and the Indemnifying Persons shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(e) Notwithstanding anything to the contrary in this Agreement, Section 8.1(d) shall exclusively govern S Corporation Tax Proceedings.

12.7 Treatment of Indemnification Payments. The Seller Guarantors, the Sellers and Acquiror agree to treat (and cause their Affiliates to treat) any payment received pursuant to this Article 12 as adjustments to the Total Stock Purchase Consideration for U.S. federal income Tax purposes, to the maximum extent permitted by applicable Law.

ARTICLE 13

MISCELLANEOUS

13.1 Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the State of Delaware (or appellate court thereof located within such county) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 12.5(c)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.9 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the State of Delaware.

13.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

13.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

13.4 Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile, email, or other electronic means, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories. This Agreement may be executed and delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or by a combination of such means, which will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original for all purposes.

13.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

13.6 Amendments and Waivers. Any term or provision of this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto (for the avoidance of doubt, the Seller Representative shall have the authority to sign on behalf of the Seller Guarantors and the Sellers). The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Closing, the Seller Guarantors, the Sellers, the Company and Acquiror, by action taken by their respective Board of Directors (or equivalent governing bodies), as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

13.7 Expenses. Except as expressly provided herein, whether or not the Stock Purchase is consummated, all costs and expenses incurred in connection with the preparation, negotiation and execution and performance of this Agreement and the transactions contemplated hereby (including legal and advisory fees and expenses) shall be paid by the party incurring such expense; provided, that, if the Stock Purchase is consummated all Transaction Expenses of the Company shall be borne by the Seller Guarantors and the Sellers.

13.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

13.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. In addition, each party shall send a copy of such notice at the email addresses set forth below. Such notices and other communications shall be effective (a) on the date of receipt, if hand delivered, (b) upon confirmation of successful transmission, if sent by facsimile, (c) three (3) days after mailing if sent by first-class mail, postage pre-paid, (d) one (1) day after dispatch if sent by express courier, (e) as of the date received for electronic mail sent before 5:00 P.M. Pacific Time, and (f) on the day following receipt for electronic mail sent after 5:00 P.M. Pacific Time to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 13.9, provided that notices to the Seller Representative shall be delivered solely by electronic mail or facsimile:

If to Acquiror:

Vista Outdoor Operations LLC

c/o Vista Outdoor Inc.

1 Vista Way

Anoka, MN 55303

Attention: Dylan S. Ramsey

Email: Dylan.Ramsey@VistaOutdoor.com

Facsimile: +1 801-447-3039

with a copy (which shall not constitute notice) to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attention: Christopher M. Sheaffer

Facsimile: (212) 521-5450

Email: CSheaffer@ReedSmith.com

If to Seller Representative, NewCo, the Company (prior to the Closing), the Seller Guarantors or to the Sellers:

Fortis Advisors LLC

Attention: Notice Department (Project Fusion)

Facsimile No.: (858) 408-1843

Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

3570 Carmel Mountain Road, Suite 200

San Diego, CA 92130

Attention: Jeff Higgins

Email: jhiggins@gunder.com

13.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include”, “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Unless the express context otherwise requires, with respect to any statement in this Agreement to the effect that any information, document or other material has been “delivered,” “made available,” or similar phrases, to Acquiror or its Representatives, that such information, document or material was: (A) available for review by Acquiror or its Representatives in the Electronic Data Room in connection with this Agreement as of 5:00 p.m. Pacific Time on the date one (1) Business Day prior to the Agreement Date; or (B) delivered to Acquiror or its Representatives in the manner described in Section 13.9 of this Agreement or by electronic delivery (including e-mail) by 5:00 p.m. Pacific Time on the date one (1) Business Day prior to the Agreement Date. Unless the express context otherwise requires, the words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the express context otherwise requires, terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Unless the express context otherwise requires, the terms “Dollars” and “$” mean United States Dollars. Unless the express context otherwise requires, references herein to any gender shall include each other gender. Unless the express context otherwise requires, references herein to any Contract (including this Agreement) means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof; provided, that any requirement to disclose and/or make available to Acquiror any Contract shall not be considered satisfied unless each amendment, supplement or modification to such Contract has been so disclosed and/or made available to Acquiror. Unless the express context otherwise requires, with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. Unless the express context otherwise requires, the words “party” or “parties” or “parties hereto” shall refer to the parties to this Agreement. Unless the express context otherwise requires, references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time. Unless the express context otherwise requires, references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder. Unless the express context otherwise requires, the word “or” is not exclusive. Unless the express context otherwise requires, references to the Company shall be deemed to refer to the Company’s status as a California corporation prior to the Conversion and as a California limited liability company following the Conversion.

13.11 No Additional Representations. Acquiror acknowledges that none of the Seller Guarantors, the Sellers, the Company or any other Person shall have any liability to Acquiror or any other Person with respect to any projections, forecasts, future estimates, future plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company; provided, however, that the parties to this Agreement agree and acknowledge that the preceding acknowledgment (i) is intended to allocate risk between the parties to this Agreement and is not intended to be a statement of truth with respect to any facts or circumstances in existence prior to, at or following the date hereof, except as provided in the representations and warranties set forth in Article 3 and Article 4, the Company Disclosure Letter, the Seller Ancillary Agreements, the NewCo Ancillary Agreements and the Company Ancillary Agreements, (ii) is made solely for the benefit of the Seller Guarantors and Sellers with respect to indemnification claims that may be asserted under Article 12 in respect of which the Seller Guarantors and the Sellers would be required to provide indemnity pursuant thereto and (iii) shall not be deemed to limit the liability of any Person for, or disclaim any reliance by the Seller Guarantors and the Sellers with respect to, any Fraud committed by such Person, regardless of whether or not such Person was acting on its own behalf or on behalf of the Seller Guarantors, the Sellers or the Company in connection therewith.

13.12 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 13.12.

13.13 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, consultant, contractor, Affiliate, stockholder or partner of any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Section 7.4 is intended to benefit the Company Indemnified Parties, Article 12 is intended to benefit the Acquiror Indemnified Persons and Section 6.11 is intended to benefit the Releasees.

13.14 Public Announcement. No party to this Agreement shall, and each party shall cause its Affiliates and their respective Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Stock Purchase without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein will prohibit the Seller Guarantors, the Sellers or Acquiror from disclosing any information that is reasonably required to be disclosed in confidence to their respective Affiliates and its and its Affiliate’s respective Representatives; provided, further, that the Seller Guarantors, the Sellers and Acquiror shall be responsible for any breach of confidentiality by any such Persons.

Notwithstanding the foregoing, Acquiror may issue such press releases, and make such other public statements regarding the Stock Purchase, as it reasonably determines are required under applicable Law or regulatory rules (including any listing agreement with any securities exchange or stock market).

13.15 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, including the Company Disclosure Letter, the Company Ancillary Agreements, the Acquiror Ancillary Agreements and the Seller Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

13.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY HERETO ACKNOWLEDGES AND CERTIFIES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.16.

13.17 Waiver of Conflicts; Attorney-Client Privilege. Communications between the Seller Guarantors, the Sellers, the Company and their legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, with respect to this Agreement, the Company Ancillary Agreements, the Seller Ancillary Agreements or the transactions contemplated hereby or thereby will become the property of the Seller Guarantors and the Sellers following the Closing and will not be disclosed to Acquiror or the Company (following the Closing) in any action relating to a claim for indemnification under Article 12 between Acquiror or the Company (following the Closing), on one hand, and the Sellers, on the other hand, without the consent of the Seller Guarantors and the Sellers; provided that, in the event of any dispute between Acquiror, the Company (following the Closing) or any of their respective Subsidiaries, on the one hand, and a third party (other than a party to this Agreement), on the other hand, after the Closing, the Seller Guarantors, the Sellers, the Company and their respective Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by legal counsel, the Company, the Seller Guarantors and the Sellers to such third party.

Notwithstanding that the Seller Guarantors, the Sellers and the Company have been represented by legal counsel in the preparation, negotiation and execution of this Agreement and the Seller Ancillary Agreements, the Company agrees that after the Closing such counsel may represent the Seller Guarantors and the Sellers in matters related to this Agreement, the Company Ancillary Agreements or the Seller Ancillary Agreements, including in respect of any indemnification claims pursuant to this Agreement. The Company hereby acknowledges that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

13.18 Seller Representative.

(a) Each Seller Guarantor and each Seller irrevocably appoints Seller Representative to act as such Seller Guarantor’s and such Seller’s exclusive agent and true and lawful attorney-in-fact with full power of substitution to do on behalf of such Seller Guarantor and such Seller any and all things, including executing any and all documents, which may be necessary, convenient or appropriate to facilitate the consummation of the Stock Purchase, including: (i) receiving and disbursing payments to be made hereunder; (ii) receiving notices and communications pursuant to this Agreement and the Seller Ancillary Agreements; (iii) administering this Agreement and the Seller Ancillary Agreements, including the initiation and resolution of any disputes or claims; (iv) making determinations to settle any dispute with respect to the purchase price adjustments contemplated by Section 2.3(b); (v) resolving, settling or compromising claims for indemnification asserted against the Seller Guarantors and the Sellers pursuant to Article 12; (vi) agreeing to amendments of this Agreement, waivers of conditions and obligations under this Agreement and the Seller Ancillary Agreements; (vii) asserting claims for or defending claims of indemnification under Article 8 and resolving, settling or compromising any such claim; (viii) taking any other actions of the Seller Guarantor and the Sellers under this Agreement and the Seller Ancillary Agreements; and (ix) performing all acts, as contemplated by or deemed advisable by the Seller Representative in connection with this Agreement, the Escrow Agreement, the Seller Representative Engagement Agreement and the Seller Ancillary Agreements. Notwithstanding the foregoing, the Seller Representative shall have no obligation to act on behalf of the Sellers, except as expressly provided herein, in the Escrow Agreement, in the Seller Ancillary Agreements and in the Seller Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Seller Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Letter. A decision, act, consent or instruction of Seller Representative shall constitute a decision for all of the Seller Guarantors and the Sellers under this Agreement, the Seller Ancillary Agreements, the Escrow Agreement, the Seller Representative Engagement Agreement and the transactions contemplated hereby and thereby, and shall be final, binding and conclusive upon the Seller Guarantors and Sellers and their successors as if expressly ratified and confirmed in writing, and Acquiror, its Affiliates and Representatives may rely upon any such decision, act, consent or instruction of Seller Representative as being the decision, act, consent or instruction of each of the Seller Guarantors and the Sellers (without investigation) and none of Acquiror or any of its Affiliates or Representatives shall have any liability to any Seller Guarantor or any Seller as a result of such reliance. Any payment by Acquiror to Seller Representative (in such capacity) under this Agreement or any Seller Ancillary Agreement will be considered a payment by Acquiror to the Seller Guarantors and the Sellers. The powers, immunities and rights to indemnification granted to the Seller Representative Group are coupled with an interest and will be irrevocable by any Seller Guarantor or any Seller in any manner or for any reason and survive the death, incompetence, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto, and shall survive the delivery of an assignment by any Seller of the whole or any fraction of his, her or its interest in the Adjustment Escrow Amount.

(b) If at any time there is more than one Person appointed to serve as the Seller Representative, any act of the Seller Representative will require the act of a majority of the Seller Representatives which will be binding upon the Seller Guarantors, the Sellers and the Seller Representatives, and upon such act by a majority of the Seller Representatives, Acquiror will, in reliance thereon, be entitled to all benefits and protections of this Section 13.18(b) as though such act were the unanimous act of all Seller Representatives. Any Seller Representative may resign as a Seller Representative at any time by written notice delivered to the Seller Guarantors, the Sellers and to Acquiror. If at any time there is no Person acting as the Seller Representative for any reason, the Seller Guarantors and the Sellers will promptly designate a new Person by a majority decision made by the Seller(s) holding a majority of the shares of the Company Stock held by the Sellers immediately prior to the Agreement Date to act as the Seller Representative and notify Acquiror in writing of such determination. Following the time that Acquiror is notified that the Seller Representative has resigned and until such time as a new Person is designated to act as the Seller Representative as provided herein and Acquiror is so notified in writing, the Sellers collectively will act as the Seller Representative, with decisions made by the Seller(s) holding a majority of the shares of the Company Stock held by the Sellers immediately prior to the Agreement Date. The immunities and rights to indemnification shall survive the resignation or removal of the Seller Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(c) The Seller Representative acknowledges that it has read and understands this Section 13.18, and hereby accepts such appointment. Certain Sellers have entered into an engagement agreement (the “Seller Representative Engagement Agreement”) with the Seller Representative to provide direction to the Seller Representative in connection with its services under this Agreement, the Escrow Agreement, the Seller Ancillary Agreements and the Seller Representative Engagement Agreement (such Sellers, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Seller Representative and its members, managers, directors, officers, contractors, agents and employees and any member of the Advisory Group (collectively, the “Seller Representative Group”) will incur no liability of any kind with respect to any action or omission by the Seller Representative in connection with the Seller Representative’s services pursuant to this Agreement, the Escrow Agreement, the Seller Representative Engagement Agreement and the Seller Ancillary Agreements, except in the event of liability directly resulting from the Seller Representative’s Fraud, gross negligence or willful misconduct. The Seller Guarantor and Sellers will indemnify, defend and hold harmless the Seller Representative Group from and against any and all Damages, losses, claims, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Seller Representative Expenses”) arising out of or in connection with the Seller Representative’s execution and performance of this Agreement, the Escrow Agreement, the Seller Representative Engagement Agreement and the Seller Ancillary Agreements, in each case, as such Seller Representative Expenses are suffered or incurred. Such Seller Representative Expenses may be recovered first, from any distribution of the Adjustment Escrow Amount or Earn-Out Payment otherwise distributable to the Sellers at the time of distribution, and second, directly from the Sellers. The Sellers acknowledge that the Seller Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Seller Representative shall not be required to take any action unless the Seller Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Seller Representative against the costs, expenses and liabilities which may be incurred by the Seller Representative in performing such actions.

(d) The Seller Representative shall be entitled to: (i) rely upon the Payment Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller or other party.

13.19 Limited Guarantee. As a condition and material inducement to the willingness of Acquiror to enter into this Agreement and the other Acquiror Ancillary Agreements, (a) the Seller Guarantors hereby (jointly and severally) absolutely, unconditionally and irrevocably guarantee to Acquiror the payment and performance of all of the payment or other obligations of NewCo to Acquiror in this Agreement and (b) each Seller Guarantor (on a several and not joint basis) absolutely, unconditionally and irrevocably guarantee to Acquiror the payment and performance of all of the payment or other obligations of such Seller of which such Seller Guarantor is a beneficiary to Acquiror in this Agreement (collectively the “Obligations”), in each case, when and to the extent that any such obligations shall become due and payable or required to be performed; provided, however, that the obligations of the Seller Guarantors under this Section 13.19 shall be subject to the limitations set forth herein and shall succeed to all rights of NewCo hereunder. The Seller Guarantors agree that the guaranty set forth in this Section 13.19 is a present and continuing guaranty of payment and not of collectability, and that Acquiror shall not be required to prosecute collection, enforcement or other remedies against NewCo or any other Person, or to enforce or resort to any other rights or remedies hereunder, before calling on NewCo for payment or performance. The Seller Guarantors agree that if, for any reason, NewCo or such Seller of which the applicable Seller Guarantor is a beneficiary shall fail or be unable to pay or perform, punctually and fully, any of the Obligations, the Seller Guarantor shall, with respect to NewCo, and such Seller Guarantor, with respect to the applicable Seller, pay or perform such Obligations to Acquiror in full immediately upon demand. The Seller Guarantors agree that the obligations of the Seller Guarantors pursuant to this Section 13.19 shall be primary obligations, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that the Seller Guarantors may have against Acquiror or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by any circumstance or condition (whether or not the Seller Guarantors shall have any knowledge thereof).

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACQUIROR:

VISTA OUTDOOR OPERATIONS LLC

By:	/s/ Sudhanshu Priyadarshi
Name: Sudhanshu Priyadarshi
Title: Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

WAWGD, INC., (DBA FORESIGHT SPORTS, INC.)

By:	/s/ Scott Werbelow
Name: Scott Werbelow
Title: President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER GUARANTORS:

/s/ Scott Werbelow
Name: Scott Werbelow

/s/ Scott Wilson
Name: Scott Wilson

/s/ Jon Watters
Name: Jon Watters

/s/ John W. Hoffee
Name: John W. Hoffee

/s/ Chris Kiraly
Name: Chris Kiraly

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLERS:

THE JOHN W. HOFFEE II DECLARATION OF TRUST DATED 04/05/1993

By:	/s/ John Hoffee
Name: John Hoffee
Title: Trustee

JON WATTERS AND SANDRA WATTERS, TRUSTEES OF THE WATTERS FAMILY LIVING TRUST DATED DECEMBER 10, 2014, AND ANY AMENDMENTS THERETO

By:	/s/ Jon Watters
Name: Jon Watters
Title: Trustee

SCOTT WERBELOW AND STACEY WERBELOW, TRUSTEES OF THE WERBELOW FAMILY LIVING TRUST DATED NOVEMBER 18, 2014, AND ANY AMENDMENTS THERETO

By:	/s/ Scott Werbelow
Name: Scott Werbelow
Title: Trustee

SCOTT A. WILSON AND SHANNON L. WILSON, TRUSTEES OF THE WILSON LIVING TRUST DATED JUNE 15, 1998, AND ANY AMENDMENTS THERETO

By:	/s/ Scott Wilson
Name: Scott Wilson
Title: Trustee

CHIRSTOPHER M. KIRALY AND SOKOUN S. KIRALY, AS TRUSTEES, OR THE SUCCESSORS IN INTEREST, OF THE KIRALY FAMILY LIVING TRUST, DATED JULY 29, 2015, AS AMENDED, TRUSTMAKER HUSBAND’S SEPARATE PROPERTY

By:	/s/ Chris Kiraly
Name: Chris Kiraly
Title: Trustee

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEWCO:

WAWGD NEWCO, Inc.

By:	/s/ Jon Watters
Name: Jon Watters
Title: President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[Signature Page to Stock Purchase Agreement]

EXHIBIT 1

Sellers; Seller Guarantors

Seller	Seller Guarantor
The John W. Hoffee II Declaration of Trust Dated 04/05/1993	John Hoffee

Jon Watters and Sandra Watters, Trustees of the Watters Family Living Trust dated December 10, 2014, and any amendments thereto	Jon Watters

Scott Werbelow and Stacey Werbelow, Trustees of the Werbelow Family Living Trust dated November 18, 2014, and any amendments thereto	Scott Werbelow

Scott A. Wilson and Shannon L. Wilson, Trustees of the Wilson Living Trust dated June 15, 1998, and any amendments thereto	Scott Wilson

Christopher M. Kiraly and Sokoun S. Kiraly, as Trustees, or the successors in interest, of the Kiraly Family Living Trust, dated July 29, 2015, as amended, Trustmaker husband’s separate property	Christopher M. Kiraly

EXHIBIT 2

Restructuring Steps

The Restructuring shall be effected by the following transactions and election, in the following order:

1.	Promptly, but in no event later than five (5) Business Days following the Agreement Date, the Sellers shall contribute all of the Company Stock to NewCo (the “Contribution”).

2.

Effective as of the date of the Contribution, the Sellers shall cause NewCo to file an IRS Form 8869 (Qualified Subchapter S Subsidiary Election) electing to treat the Company as a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code) of NewCo (the “QSub Election”).

3.

No less than one day following the QSub Election, NewCo shall cause the Company to convert from a California corporation to a California limited liability company pursuant to Articles of Organization – Conversion filed with the Secretary of State of the State of California (the “Conversion”).

EXHIBIT 3

Agreed Principles and Illustrative Working Capital Calculation

EXHIBIT 4

Form of Escrow Agreement

EXHIBIT 5

Form of Restrictive Covenant Agreement